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                                                                   EXHIBIT T3E-1

                      IN THE UNITED STATES BANKRUPTCY COURT
                       FOR THE SOUTHERN DISTRICT OF TEXAS
                                HOUSTON DIVISION

IN RE:                                   Section     Chapter 11
                                         Section
TEXAS PETROCHEMICALS LP,                 Section     Case No. 03-40258-H3-11
TEXAS PETROCHEMICAL HOLDINGS, INC.,      Section     Case No. 03-40259-H3-11
TPC HOLDING CORP.,                       Section     Case No. 03-40260-H3-11
PETROCHEMICALS PARTNERSHIP               Section     Case No. 03-40261-H3-11
         HOLDINGS, INC.,                 Section
TEXAS BUTYLENE CHEMICAL                  Section     Case No. 03-40262-H3-11
         CORPORATION,                    Section
                                         Section
         Debtors.                        Section     Jointly Administered Under
                                         Section     Case No.
                                                     03-40258-H3-11

     SECOND AMENDED JOINT DISCLOSURE STATEMENT UNDER 11 U.S.C. Section 1125
                    IN SUPPORT OF THE DEBTORS' SECOND AMENDED
       PLAN OF REORGANIZATION, AS SUPPLEMENTED, DATED JANUARY 29, 2004 AND
                              PLANS OF LIQUIDATION

THIS JOINT DISCLOSURE STATEMENT HAS BEEN PREPARED BY THE DEBTORS IN THE ABOVE STYLED CASES (COLLECTIVELY, THE "DEBTORS," OR THE "COMPANY") AND DESCRIBES THE TERMS AND PROVISIONS OF THE DEBTORS' SECOND AMENDED PLAN OF REORGANIZATION, AS SUPPLEMENTED, DATED JANUARY 29, 2004 AND PLANS OF LIQUIDATION (THE "PLANS"). ANY TERM USED IN THIS JOINT DISCLOSURE STATEMENT THAT IS NOT DEFINED HEREIN HAS THE MEANING ASCRIBED TO THAT TERM IN THE PLANS.

Dated: January 29, 2004

                                      Henry J. Kaim
                                      Texas State Bar No. 11075400
                                      Mark W. Wege
                                      Texas State Bar No. 21074225
                                      BRACEWELL & PATTERSON, L.L.P.
                                      711 Louisiana Street, Suite 2900
                                      Houston, Texas 77002
                                      Tel. No. (713) 223-2900
                                      COUNSEL TO THE DEBTORS AND THE DEBTORS-
                                      IN-POSSESSION

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I.       SUMMARY OF THE PLANS......................................................................................     1

         A.       Summary of TPLP Plan of Reorganization...........................................................     1

         B.       Summary of PPHI Plan of Liquidation..............................................................     6

         C.       Summary of TBCC Plan of Liquidation..............................................................     7

         D.       Summary of TPCHC Plan of Liquidation.............................................................     8

         E.       Summary of TPHI Plan of Liquidation..............................................................     9

II.      INTRODUCTION..............................................................................................    10

         A.       Filing of the Debtors' Chapter 11 Reorganization Cases...........................................    10

         B.       Purpose of Joint Disclosure Statement............................................................    10

         C.       Hearing on Confirmation of the Plan..............................................................    11

         D.       Sources of Information...........................................................................    12

III.     EXPLANATION OF CHAPTER 11.................................................................................    13

         A.       Overview of Chapter 11...........................................................................    13

         B.       Plan of Reorganization...........................................................................    13

IV.      VOTING PROCEDURES AND REQUIREMENTS FOR CONFIRMATION.......................................................    15

         A.       "Voting Claims" -- Parties Entitled to Vote......................................................    15

         B.       Return of Ballots................................................................................    16

                  1.       Voting Record Date......................................................................    16

                  2.       Special Procedures for Ballots of Holders of Senior
                           Subordinated Notes and Discount Notes...................................................    16

                  3.       Cash Election by Holders of Eligible Allowed Unsecured Claims against TPLP..............    17

                  4.       Election for Convenience Claim Treatment by Holders of Eligible Allowed
                           Unsecured Claims against TPLP...........................................................    17

                  5.       Election for Investor Rights Agreement Opt-In by Holders of Remaining Allowed
                           Unsecured Claims against TPLP...........................................................    17

                  6.       Deadline for Submission of Ballots......................................................    18

         C.       Confirmation of Plan.............................................................................    18

                  1.       Solicitation of Acceptances.............................................................    18

                  2.       Requirements for Confirmation of the Plan...............................................    19

                  3.       Acceptances Necessary to Confirm the Plan...............................................    21

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V.       BACKGROUND OF THE DEBTORS.................................................................................    22

         A.       Overview of the Debtors' Business Operations.....................................................    22

         B.       The Debtors' Current Organizational Structure....................................................    22

         C.       The Debtors' Current Business Operations.........................................................    23

                  1.       Current Products........................................................................    23

                  2.       Other Operations........................................................................    25

                  3.       Customer Concentration..................................................................    25

                  4.       The Debtors' Properties.................................................................    25

                  5.       Competition.............................................................................    25

                  6.       Patents and Licenses....................................................................    26

                  7.       MTBE Environmental and Market Issues....................................................    26

                  8.       Environmental Regulation................................................................    26

                  9.       Employees...............................................................................    27

         D.       Energy Legislation...............................................................................    27

         E.       Current Capital Structure of the Debtors.........................................................    28

                  1.       Prepetition Equity......................................................................    28

                  2.       Material Prepetition Debt Obligations...................................................    28

         F.       Description of Debtors Pre-Petition Assets and Liabilities.......................................    29

         G.       Third Party Claims...............................................................................    29

VI.      CHAPTER 11 CASE...........................................................................................    31

         A.       Events Leading to Chapter 11 Bankruptcy Filing...................................................    31

         B.       Post-Bankruptcy Operations.......................................................................    31

         C.       First Day Filings................................................................................    31

         D.       Significant Orders Entered During the Case.......................................................    31

                  1.       First Day Motions and Resulting Orders..................................................    31

                  2.       The Official Unsecured Creditors Committee..............................................    32

                  3.       Postpetition Financing..................................................................    33

         E.       Retention of Professionals.......................................................................    35

         F.       Assumed and Rejected Contracts and Leases........................................................    35

         G.       Adversary Proceedings............................................................................    36
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         H.       Critical Vendor Order............................................................................    37

         I.       Debtors' Management..............................................................................    38

         J.       Automatic Stay Litigation........................................................................    38

         K.       Sales of Property................................................................................    38

         L.       Preferences......................................................................................    38

         M.       Fraudulent Transfers.............................................................................    39

         N.       Property and Other Tax Assessments...............................................................    39

         O.       Post-Petition Operations.........................................................................    40

VII.     DESCRIPTION OF THE PLANS..................................................................................    40

         A.       Introduction.....................................................................................    40

                  1.       TPLP Plan of Reorganization.............................................................    40

                  2.       PPHI Plan of Liquidation................................................................    42

                  3.       TBCC Plan of Liquidation................................................................    43

                  4.       TPCHC Plan of Liquidation...............................................................    43

                  5.       TPHI Plan of Liquidation................................................................    44

         B.       Designation of Claims and Interests..............................................................    44

                  1.       TPLP Plan of Reorganization.............................................................    44

                  2.       PPHI Plan of Liquidation................................................................    45

                  3.       TBCC Plan of Liquidation................................................................    45

                  4.       TPCHC Plan of Liquidation...............................................................    46

                  5.       TPHI Plan of Liquidation................................................................    46

VIII.    TREATMENT OF ADMINISTRATIVE EXPENSE CLAIMS  AND PRIORITY TAX CLAIMS.......................................    47

         A.       Treatment of Allowed Administrative Expense Claims...............................................    47

         B.       Treatment of Allowed Priority Tax Claims.........................................................    47

IX.      CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND INTERESTS...........................................    48

         A.       TPLP Plan of Reorganization......................................................................    48

                  1.       Class 1 - Allowed Priority Claims Against TPLP..........................................    48

                  2.       Class 2 - Allowed Secured Claims of the Revolving Lenders Against TPLP..................    48
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                  3.       Class 3 - Allowed Secured Claims of the Term Lenders Against TPLP.......................    49

                  4.       Class 4 - Allowed Other Secured Claims Against TPLP.....................................    50

                  5.       Class 5 - Allowed Unsecured Claims Against TPLP.........................................    51

                  6.       Class 6 - Allowed Convenience Claims Against TPLP.......................................    55

                  7.       Class 7 - Partnership Interests of TPLP.................................................    56

         B.       PPHI Plan of Liquidation.........................................................................    56

                  1.       Class 1 - Allowed Priority Claims Against PPHI..........................................    56

                  2.       Class 2 - Allowed Guaranty Claims Against PPHI..........................................    56

                  3.       Class 3 - Allowed Secured Claims Against PPHI...........................................    56

                  4.       Class 4 - Allowed Unsecured Claims Against PPHI.........................................    57

                  5.       Class 5 - Interests in the Debtor.......................................................    57

         C.       TBCC Plan of Liquidation.........................................................................    57

                  1.       Class 1 - Allowed Priority Claims Against TBCC..........................................    57

                  2.       Class 2 - Allowed Secured Claims Against TBCC...........................................    57

                  3.       Class 3 - Allowed Unsecured Claims Against TBCC.........................................    58

                  4.       Class 4 - Interests in the Debtor.......................................................    58

         D.       TPCHC Plan of Liquidation........................................................................    58

                  1.       Class 1 - Allowed Priority Claims Against TPCHC.........................................    58

                  2.       Class 2 - Allowed Guaranty Claims Against TPCHC.........................................    58

                  3.       Class 3 - Allowed Secured Claims Against TPCHC..........................................    58

                  4.       Class 4 - Allowed Unsecured Claims Against TPCHC........................................    59

                  5.       Class 5 - Interests in the Debtor.......................................................    59

         E.       TPHI Plan of Liquidation.........................................................................    59

                  1.       Class 1 - Allowed Priority Claims Against TPHI..........................................    59

                  2.       Class 2 - Allowed Guaranty Claims Against TPHI..........................................    59

                  3.       Class 3 - Allowed Secured Claims Against TPHI...........................................    60

                  4.       Class 4 - Allowed Unsecured Claims Against TPHI.........................................    60

                  5.       Class 5 - Interests in the Debtor.......................................................    60

X.       ACCEPTANCE OR REJECTION OF THE PLAN.......................................................................    61
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         A.       Voting Classes...................................................................................    61

                  1.       TPLP Plan of Reorganization.............................................................    61

                  2.       PPHI Plan of Liquidation................................................................    61

                  3.       TBCC Plan of Liquidation................................................................    61

                  4.       TPCHC Plan of Liquidation...............................................................    61

                  5.       TPHI Plan of Liquidation................................................................    61

XI.      MANNER OF DISTRIBUTION AND PROVISION FOR TREATMENT OF CLAIMS AND SETOFFS UNDER THE TPLP
         PLAN OF REORGANIZATION ...................................................................................    62

         A.       Distribution Procedures..........................................................................    62

         B.       Distribution of All Proceeds of Sale of Assets by the Debtor on the Effective Date...............    62

         C.       Distribution of Class 5 Distribution Shares to Holders of Remaining Allowed Unsecured
                  Claims and Distribution of Cash Election Payment Amounts to Validly Electing
                  Holders..........................................................................................    62

         D.       Final Distribution of Trust Assets and Termination of the Liquidating Trust......................    65

         E.       Disputed Claims..................................................................................    65

         F.       Disputed Payments or Distributions...............................................................    65

         G.       Minimum Distribution.............................................................................    65

         H.       Setoff...........................................................................................    65

XII.     TREATMENT OF EXECUTORY CONTRACTS UNDER THE PLAN...........................................................    66

         A.       Assumption and Assignment of Contracts...........................................................    66

         B.       Proposed Cure Amounts for Assumed Contracts......................................................    66

         C.       Proposed Adequate Assurance of Future Performance By New Partnership.............................    67

         D.       Claims for Rejection Damages.....................................................................    67

         E.       Objection to Proofs of Claims Based on Rejection Damages.........................................    67

XIII.    MEANS FOR EXECUTION AND IMPLEMENTATION OF THE PLANS.......................................................    68

         A.       TPLP Plan of Reorganization......................................................................    68

                  1.       Sale of Assets of TPLP and Proceeds of Sale of Assets...................................    68

                  2.       Exit Financing..........................................................................    68

                  3.       Summary of Terms of Preferred Stock of New GP...........................................    78

                  4.       Investor Rights Agreement...............................................................    83

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                  5.       Professional Services Agreement.........................................................    89

                  6.       Formation of New GP.....................................................................    90

                  7.       Formation of New LP.....................................................................    91

                  8.       New Partnership.........................................................................    92

                  9.       Securities Law Matters..................................................................    92

                  10.      New Revolving Credit Facility and New Term Loan Approval................................    92

                  11.      Estimation Statement....................................................................    93

                  12.      Bid Procedures; Substitution of Bidder..................................................    93

                  13.      Adjustment Procedures...................................................................    96

         B.       Liquidating Debtors' Plans of Liquidation........................................................    98

                  1.       Appointment of a Plan Trustee...........................................................    98

                  2.       Identity and Employment of Plan Trustee.................................................    98

                  3.       No Limitation of Rights Regarding Secured Claims........................................    98

                  4.       Parties-in-Interest.....................................................................    98

                  5.       Plan Distributions......................................................................    99

                  6.       Interim Distributions...................................................................    99

                  7.       Interest on Claims......................................................................    99

                  8.       Further Authorizations..................................................................    99

                  9.       Payment of United States Trustee's Fees.................................................    99

                  10.      Termination of the Estate...............................................................    99

                  11.      Directors and Officers..................................................................   100

XIV.     ORGANIZATION, IMPLEMENTATION, POWERS AND DUTIES OF THE LIQUIDATING TRUST AND LIQUIDATING TRUSTEE..........   100

         A.       Transfer of Assets to the Liquidating Trust......................................................   100

         B.       Powers and Duties of the Liquidating Trustee.....................................................   100

                  1.       Maintenance, Safekeeping and Liquidation of Assets......................................   100

                  2.       Distribution of Trust Assets............................................................   101

                  3.       Pursuit of Litigation and Collection of Net Proceeds of Litigation Claims...............   101

                  4.       Release.................................................................................   101

                  5.       Bonding.................................................................................   101

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         C.       Compensation of Trustee and Compensation and Retention of Professionals.........................    101

         D.       Reporting Duties................................................................................    102

         E.       Trust Implementation............................................................................    102

         F.       Termination of Trust............................................................................    102

         G.       Payment of Post-Confirmation Quarterly Fees.....................................................    102

         H.       Modification of Certain Provisions..............................................................    103

XV.      CONDITIONS TO EFFECTIVENESS OF THE PLANS.................................................................    103

         A.       TPLP Plan of Reorganization.....................................................................    103

                  1.       Conditions to Effectiveness............................................................    103

                  2.       Waiver of Conditions...................................................................    104

                  3.       No Requirement of Final Order..........................................................    104

         B.       Liquidating Debtors' Plan of Liquidation........................................................    104

                  1.       Conditions to Effectiveness............................................................    104

XVI.     EFFECTS OF PLAN CONFIRMATION.............................................................................    105

         A.       Satisfaction, Release and Discharge of Claims...................................................    105

         B.       Injunction......................................................................................    105

         C.       No Liability for Solicitation or Participation..................................................    106

         D.       Release and Limitation of Liability of Exculpated Persons.......................................    106

         E.       Indemnification.................................................................................    107

         F.       Terms of Injunctions and Stays..................................................................    108

         G.       Release of Liens................................................................................    108

         H.       Cancellation of Senior Subordinated Notes and Termination of Indentures.........................    108

XVII.    FEASIBILITY OF THE PLAN..................................................................................    109

         A.       Feasibility of the TPLP Plan of Reorganization..................................................    109

                  1.       Business Strategy......................................................................    109

         B.       Alternatives to Confirmation of the TPLP Plan of Reorganization.................................    110

                  1.       Dismissal..............................................................................    110

                  2.       Chapter 7 Liquidation..................................................................    110

                  3.       Confirmation of an Alternative Plan....................................................    112

         C.       Feasibility of the Liquidating Plans............................................................    113
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XVIII.   FINANCIAL PROJECTIONS OF THE NEW PARTNERSHIP.............................................................    114

         A.       Financial Projections...........................................................................    114

XIX.     VALUATION OF REORGANIZATION VALUE AND EQUITY.............................................................    115

XX.      METHODOLOGY..............................................................................................    117

         A.       Common Stock Comparison.........................................................................    117

         B.       Discounted Cash Flow ("DCF") Analysis...........................................................    117

         C.       Comparable Transactions Analysis................................................................    118

XXI.     RISK FACTORS.............................................................................................    119

         A.       Risks Related to Confirmation...................................................................    119

                  1.       The Conditions Precedent to Consummation of the TPLP Plan of Reorganization
                           May Not Be Satisfied or Waived.........................................................    119

                  2.       The New Partnership May Not Obtain the Exit Financing..................................    119

                  3.       Holders of Eligible Allowed Unsecured Claims Validly Electing the Cash
                           Election Could Receive Less than the Amounts Estimated in this Joint
                           Disclosure Statement...................................................................    119

                  4.       Holders of Class A Common Stock of New GP Will Be Subject to Significant Dilution......    120

                  5.       Holders of Remaining Allowed Unsecured Claims Failing to Elect to have Shares of Class
                           A Common Stock of New GP Governed by the Investor Rights Agreement will not Receive any of the Benefits, or be Subject to any of the Restrictions, Provided Under the
                           Investor Rights Agreement..............................................................    120

                  6.       Shares of Class A Common Stock of New GP Governed by the Investor Rights
                           Agreement Are Subject to Significant Restrictions on Transfer..........................    121

                  7.       The New Equity Investors Will Control New GP...........................................    121

                  8.       The Financial Projections of the New Partnership Are Subject to Significant
                           Assumptions and Uncertainties..........................................................    122

         B.       Risks Related to the New Partnership............................................................    122

                  1.       The New Partnership May Not Be Able to Obtain Additional Capital to Fund Its
                           Operations When Needed ................................................................    122

                  2.       The New Partnership's Operating Results Could Be Harmed During Economic or Industry
                           Downturns .............................................................................    123
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                  3.       The Loss of a Large Customer or Feedstock Supplier, or Failure to Retain
                           Contracts from An Existing Customer or Feedstock Supplier, Could Significantly
                           Reduce the New Partnership's Cash Flow, Market Share and Profits.......................    123

                  4.       The New Partnership Will Face Intense Competition That Could Adversely Affect Its
                           Business...............................................................................    123

                  5.       The New Partnership's Business May Be Adversely Affected by the Loss of Senior
                           Management.............................................................................    124

                  6.       The New Partnership Will Be Subject to Extensive Environmental Regulation..............    124

                  7.       Estimates of Capital Costs Needed to Comply with Environmental Regulations
                           Could Differ Significantly from the Actual Cost of Compliance..........................    124

                  8.       Price Volatility of Raw Material Feedstocks............................................    125

                  9.       The New Partnership Will Be Dependent on a Single Facility.............................    125

XXII.    CERTAIN FEDERAL INCOME TAX CONSEQUENCES..................................................................    126

         A.       Certain Material Federal Income Tax Consequences of the Plan....................................    126

                  1.       Consequences to the Debtors............................................................    126

                  2.       Limitations on NOL Carryforwards and Other Tax Attributes..............................    129

                  3.       Alternative Minimum Tax................................................................    131

         B.       Consequences to the Holders of Certain Claims...................................................    131

                  1.       Consequences to Holders of Convenience Claims and Other Allowed Secured Claims.........    131

                  2.       Consequences to Holders of Allowed Unsecured Claims....................................    132

                  3.       Distributions in Discharge of Accrued But Unpaid Interest..............................    134

                  4.       Tax Treatment of the Liquidating Trust and Holders of Beneficial Interests.............    134

         C.       Information Reporting and Withholding...........................................................    136

XXIII.   CONCLUSION...............................................................................................    137
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                                INDEX TO APPENDIX

EXHIBIT A-1:    TPLP Second Amended Plan of Reorganization, As Supplemented

EXHIBIT A-2:    TPHI Plan of Liquidation

EXHIBIT A-3:    TPCHC Plan of Liquidation

EXHIBIT A-4:    PPHI Plan of Liquidation

EXHIBIT A-5:    TBCC Plan of Liquidation

EXHIBIT B:      Order Approving Second Amended Joint Disclosure Statement

EXHIBIT C:      Audited Consolidated Financial Statements of TPLP for the Fiscal
                Year ended June 30, 2003

EXHIBIT D:      Financial Projections of the New Partnership's Operations

EXHIBIT E:      Liquidation Analysis for TPLP

EXHIBIT F:      TPLP Sources and Uses of Cash at Effective Date

EXHIBIT G:      List of Potential Avoidance Actions

EXHIBIT H:      List of Proposed Rejected Contracts (TPLP)

EXHIBIT I:      Contract Cure Amounts for TPLP

EXHIBIT J:      Order Approving Bidding Procedures

EXHIBIT K:      Reserved

EXHIBIT L:      Second Amended and Restated Investment and Asset Purchase
                Agreement

EXHIBIT M:      Form of Amended and Restated Certificate of Incorporation of
                New GP

EXHIBIT N:      Form of Investor Rights Agreement

EXHIBIT O:      Form of Professional Services Agreement

EXHIBIT P:      TPLP's Schedule "G" of Executory Contracts

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                                       I.
                            SUMMARY OF THE PLANS(1)

         The Plans propose the reorganization of the operating company, TPLP, and the liquidation of the other Debtors, TPHI, TPCHC, PPHI and TBCC (collectively referred to herein as the "Liquidating Debtors"). Each Plan separately provides treatment for the creditors and interest holders of its respective Debtor; no substantive consolidation of the Debtors is proposed.

A.       SUMMARY OF TPLP PLAN OF REORGANIZATION

         As more fully described herein, pursuant to the TPLP Plan of
Reorganization:

         - TPC General Corp., a newly formed Delaware corporation ("New GP"), is the sole general partner of, and directly and indirectly owns all of the limited partnership interests in, New TP, LP, a newly formed Texas limited partnership (the "New Partnership").

         - The New Equity Investors will purchase 20,000 newly issued shares of Preferred Stock of New GP for $1,000.00 per share, or $20,000,000 in the aggregate. These 20,000 shares will initially be convertible into approximately 2.91 million shares of Class B Common Stock of New GP. As a result of this investment, the New Equity Investors are expected to own approximately 29.2% of New GP's fully-diluted common equity (without giving any effect to the Stock Option Plan and assuming that the Conversion Percentage is 20.7% and that the New Equity Investors do not purchase any of the additional shares described in the following paragraph) representing approximately 81% of the voting power of New GP on an as converted basis.

         - The New Equity Investors will purchase up to an additional 20,000 newly issued shares of Preferred Stock of New GP for $1,000.00 per share, or $20,000,000 in the aggregate. These shares will also be convertible into Class B Common Stock of New GP. The number of additional shares of Preferred Stock of New GP to be so purchased will depend upon the aggregate amount of all Eligible Allowed Unsecured Claims validly electing the Cash Election. If this additional investment is made in its entirety, the New Equity Investors are expected to own approximately 60.5% of New GP's fully-diluted common equity (without giving any effect to the Stock Option Plan and assuming the Conversion Percentage is 20.7%) representing approximately 94% of the voting power of the New GP on an

--------------------
(1) Any term used in this Joint Disclosure Statement that is not defined herein has the meaning ascribed to that term in the Plans. Reference in this Joint Disclosure Statement to the "Plan" may refer to all of the Plans or any one of them. For purposes of ease, unless necessary, this Joint Disclosure Statement will generally not refer to each plan separately and a Claimant should assume that reference to the "Plan" means the Plan of the particular Debtor for which the Claimant is a Creditor or holder of an Interest in a particular Debtor.

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                  as converted basis. New GP will contribute the purchase price of these new additional shares to the New Partnership, which will use such proceeds to fund a portion of the Cash Purchase Price of TPLP's assets as described below.

         - The Debtors expect that the New Partnership will obtain a New Term Loan and a New Revolving Credit Facility. The Debtors expect that the New Term Loan will provide for a single draw term loan of at least $50,000,000, which will be borrowed on the Effective Date, and the New Revolving Credit Facility will provide for at least $50,000,000 in revolving credit loans, a portion of which will be borrowed on the Effective Date. Provided that the New Partnership obtains a New Term Loan and a New Credit Facility, the New Partnership will use the proceeds from the borrowings made on the Effective Date to fund a portion of the Cash Purchase Price of TPLP's assets as described below.

         - All of TPLP's assets (with certain limited exceptions) will be sold by TPLP to the New Partnership free and clear of all liens, claims and encumbrances, and TPLP will assign all of the Assumed Contracts to the New Partnership. The consideration paid by the New Partnership for the Acquired Assets will be (i) the Class 5 Distribution Shares, which are generally the shares of Class A Common Stock of New GP that are to be delivered to the Liquidating Trustee for distribution to the holders of Remaining Allowed Unsecured Claims as described below, (ii) the assumption of the Assumed Liabilities and (iii) the Cash Purchase Price, which is generally the amount of cash necessary for TPLP to pay its obligations under the TPLP Plan of Reorganization.

         - All Allowed Administrative Expense Claims, Allowed Priority Claims, Allowed Secured Claims and Allowed Convenience Claims will be paid in full. All of TPLP's Partnership Interests will be extinguished on the Effective Date and TPLP's limited partnership existence will be cancelled as soon as practicable thereafter.

         - Holders of Eligible Allowed Unsecured Claims will receive shares of Class A Common Stock of New GP unless they validly elect the Cash Election. Holders of Eligible Allowed Unsecured Claims validly electing the Cash Election will receive the Cash Election Amount in cash for each $1.00 of the Individual Unsecured Claims Buy Back Amount of such holder's Eligible Allowed Unsecured Claim. The Cash Election Amount is expected to be approximately $0.1843 based on estimates made as of the date of this Joint Disclosure Statement, but could be less as described herein and in the TPLP Plan of Reorganization. The Individual Unsecured Claims Buy Back Amount is expected to equal 100% of the dollar amount of such holder's Eligible Allowed Unsecured Claim, unless the aggregate dollar amount of all Eligible Allowed Unsecured Claims validly electing the Cash Election is greater than approximately $108.5 million (as adjusted by any changes to the Cash Election Amount), in which case the Individual Unsecured Claims Buy Back Amount will be less than 100% of the dollar amount of such holder's claim as described herein and in the TPLP Plan of Reorganization. Any portion of an Eligible Allowed Unsecured Claim that is not part of the Individual Unsecured Claims Buy Back Amount will be a Remaining Allowed Unsecured Claim.

         - Holders of Remaining Allowed Unsecured Claims will receive a Pro Rata Share of the Class 5 Distribution Shares and a Pro Rata Share of any net cash proceeds from the Bank of America Litigation. The Class 5 Distribution Shares are expected to constitute from approximately 39.5% to 70.8% of the issued and outstanding capital stock of New GP representing from approximately 6% to 19% of the voting power of the New GP (assuming conversion of all of the outstanding Preferred Stock of New GP), depending upon the aggregate amount of all Eligible Allowed Unsecured Claims validly electing the Cash Election (without giving any effect to the Stock Option Plan and assuming the Conversion Percentage is 20.7%). The Conversion Percentage could be less, as described herein and in the TPLP Plan of Reorganization, which would mean that holders of Remaining Allowed Unsecured Claims would receive less of the issued and outstanding capital stock of New GP.

         - Holders of a Remaining Allowed Unsecured Claim against TPLP (or in the case of a Claimant electing the Cash Election, a contingent holder of a Remaining Allowed Unsecured Claim) will be given an opportunity to elect whether the Class 5 Distribution Shares (i.e., the shares of Class A Common Stock of New GP issued to holders of Remaining Allowed Unsecured Claims pursuant to the TPLP Plan of Reorganization) issued to such holder, if any, will be governed by, and whether the holder will be a party to, the Investor Rights Agreement, which among other provisions, contains a right for holders of Class A Common Stock of New GP to appoint a member of New GP's Board. If the holders of less than 50% of the Class 5 Distribution Shares elect to be governed by the Investor Rights Agreement, then certain rights afforded to holders of Class A Common Stock of New GP through the Investor Rights Agreement, including the right to appoint a member of New GP's Board will be withheld from such Class A Common Stock of New GP holder.

         - A Liquidating Trust will be established to make payments and distributions to all holders of Allowed Claims under the TPLP Plan of Reorganization and to resolve all disputes with respect to all Claims against the Debtor.

         - The Initial Distribution to certain holders of Eligible Allowed Unsecured Claims and Remaining Allowed Unsecured Claims will be on the Effective Date, or as soon thereafter as practicable as determined by the Liquidating Trustee, and will constitute no more than 75% of the then estimated Aggregate Cash Election Payment Amount or 75% of the then estimated number of Class 5 Distribution Shares.

         - The TPLP Plan of Reorganization and this Joint Disclosure Statement contemplate a reorganization based on various alternative structures that may be developed through an auction to be held at the offices of Bracewell & Patterson, L.L.P., in Houston, Texas, on February 25, 2004, or such other date as may be approved by the Bankruptcy Court. The TPLP Plan of Reorganization and this Joint Disclosure Statement outline the terms of an agreement between TPLP, OCM Principal Opportunities Fund II, L.P., the initial New Equity Investor, and others, providing for one such structure, which will be the "stalking horse" or initial bid. As described further in the TPLP Plan of Reorganization, alternative bids may be submitted providing for structures that are different from the one outlined in the TPLP Plan of Reorganization. TPLP and the Committee will select the highest and best bid from all bids submitted. TPLP expects the form of recovery for holders of Allowed Unsecured Claims (Class 5) to include equity in a reorganized entity or a partnership similar to the New Partnership. All other classes of Claims would receive the same or similar treatment as provided in the TPLP Plan of Reorganization. TPLP, however, expects that the percentage of equity in a reorganized entity or a partnership similar to the New Partnership to be provided to Unsecured Creditors will change with each alternative bid. Accordingly, TPLP believes that, regardless of the ultimate bid selected by TPLP and the Committee at the auction as the winning bid, the TPLP Plan of Reorganization will not need to be re-distributed to voting Creditors and that all votes cast for the TPLP Plan of Reorganization will be deemed by the Bankruptcy Court as cast for an amended TPLP Plan of Reorganization containing the terms of the winning bid. For a detailed description of the bid procedures, see "Means for Execution and Implementation of the Plans - TPLP Plan of Reorganization - Bid Procedures; Substitution of Bidder" below.

     ESTIMATED RETURN TO CREDITORS AND INTEREST HOLDERS UNDER THE TPLP PLAN

1.       Allowed Administrative Expense Claims               Paid in full
          (approximately $1.3 million)

-----------------------------------------------------------------------------------------------------------------------
2.       Allowed Priority Tax Claims                         Paid in full
          ($0.00)

-----------------------------------------------------------------------------------------------------------------------
3.       Allowed Priority Claims and Allowed Secured Claims  Paid in full
         (approximately $99.3 million)

-----------------------------------------------------------------------------------------------------------------------
4.       Allowed Convenience Claim                           Distribution of cash of 100% of Allowed Convenience Claim
          (approximately $1.6 million, which is the face
          amount of expected Allowed Convenience Claims)

------------------------------------------------------------------------------------------------------------------------
5.       Unsecured Claims                                    Holders of Eligible Allowed Unsecured Claims will
         (approximately $234.4 million)                      receive shares of Class A Common Stock of New GP unless
                                                             they validly elect the Cash Election.

                                                             Holders of Eligible Allowed Unsecured Claims

                                                             validly electing the Cash Election shall receive the Cash
                                                             Election Amount in cash for each $1.00 of the Individual
                                                             Unsecured Claims Buy Back Amount of such holder's Eligible
                                                             Allowed Unsecured Claim. The Cash Election Amount is expected to be approximately $0.1843 based on estimates made as of the date of this Joint Disclosure Statement, but could be less as
                                                             described herein and in the TPLP Plan of Reorganization. The
                                                             Individual Unsecured Claims Buy Back Amount is expected to equal
                                                             100% of the dollar amount of such holder's Eligible Allowed
                                                             Unsecured Claim, unless the aggregate dollar amount of all
                                                             Eligible Allowed Unsecured Claims validly electing the Cash
                                                             Election is greater than approximately $108.5 million (as
                                                             adjusted by any changes to the Cash Election Amount), in which case the Individual Unsecured Claims Buy Back Amount will be less than 100% of the dollar amount of such holder's claim as described herein and in the TPLP Plan of Reorganization. Any portion of an Eligible Allowed Unsecured Claim that is not part of the Individual Unsecured Claims Buy Back Amount will be a
                                                             Remaining Allowed Unsecured Claim.

                                                             Holders of Remaining Allowed Unsecured Claims will receive a Pro
                                                             Rata Share of the Class 5 Distribution Shares and a Pro Rata
                                                             Share of any net cash proceeds from the Bank of America
                                                             Litigation.

                                                             Estimated recovery of Claims subject to the Cash Election:
                                                             18.43%

                                                             Estimated recovery of Remaining Allowed Unsecured Claims: Pro
                                                             Rata Share of the Class 5 Distribution Shares, which are
                                                             expected to constitute from 39.5% to 70.8% of the issued and outstanding capital stock of New GP representing from
                                                             approximately 6% to 19% of the voting power of the New GP
                                                             (assuming conversion of all of the outstanding Preferred Stock of New GP), depending upon the aggregate amount of all Eligible
                                                             Allowed Unsecured Claims validly electing the Cash Election
                                                             (without giving any effect to the Stock

                                                             Option Plan and assuming the Conversion Percentage is 20.7%), and a Pro Rata Share of any net cash proceeds from the Bank of
                                                             America Litigation. The Conversion Percentage could be less, as described herein and in the TPLP Plan of Reorganization, which would mean that holders of Remaining Allowed Unsecured Claims would receive less of the issued and outstanding capital stock of New GP.
----------------------------------------------------------------------------------------------------------------------------
6. Partnership Interests in TPLP                             Extinguished
----------------------------------------------------------------------------------------------------------------------------

B.       SUMMARY OF PPHI PLAN OF LIQUIDATION

         As is more fully described below, on the Effective Date, a Plan Trustee will be appointed by the Bankruptcy Court to collect and liquidate the Plan Assets and distribute the Cash received to Claimants in their order of priority as set forth under the Bankruptcy Code. It is anticipated that the Plan Assets at PPHI are de minimis and, therefore, recovery to creditors of PPHI of any substantial value is not likely.

    ESTIMATED RETURN TO CREDITORS AND INTEREST HOLDERS UNDER THE PPHI PLAN

1. Post-Petition Liabilities                                 Paid in full

----------------------------------------------------------------------------------------------------------------------
2. Allowed Secured Claims                                    Secured Claims shall be paid in full or shall have their
                                                             collateral surrendered to them
----------------------------------------------------------------------------------------------------------------------
3. Secured Priority Claims                                   Paid in full

----------------------------------------------------------------------------------------------------------------------
4. Guaranty Claims                                           Guaranty Claims are satisfied pursuant to such Creditor's
                                                             treatment under the TPLP Plan of Reorganization
----------------------------------------------------------------------------------------------------------------------
5. Allowed Unsecured Claims                                  Expected recovery is zero

----------------------------------------------------------------------------------------------------------------------
6. Interests in PPHI                                         Extinguished

----------------------------------------------------------------------------------------------------------------------

C.       SUMMARY OF TBCC PLAN OF LIQUIDATION

         As is more fully described below, on the Effective Date, a Plan Trustee will be appointed by the Bankruptcy Court to collect and liquidate the Plan Assets and distribute the Cash received to Claimants in their order of priority as set forth under the Bankruptcy Code. It is anticipated that the Plan Assets at TBCC are de minimis and, therefore, recovery to creditors of TBCC of any substantial value is not likely.

         ESTIMATED RETURN TO CREDITORS AND INTEREST HOLDERS UNDER THE TBCC PLAN

1. Allowed Administrative Expense Claims                  Paid in full

-------------------------------------------------------------------------------------------------------------------
2. Allowed Secured Claims                                 Secured Claimants shall be paid in full or shall have their collateral surrendered to them

-------------------------------------------------------------------------------------------------------------------
3. Allowed Priority Claims                                Paid in full

-------------------------------------------------------------------------------------------------------------------
4. Allowed Unsecured Claims                               Expected  recovery is that such  Allowed  Claims will be
                                                          paid in full
-------------------------------------------------------------------------------------------------------------------
5. Interests in TBCC                                      Extinguished

-------------------------------------------------------------------------------------------------------------------

D.       SUMMARY OF TPCHC PLAN OF LIQUIDATION

         As is more fully described below, on the Effective Date, a Plan Trustee will be appointed by the Bankruptcy Court to collect and liquidate the Plan Assets and distribute the Cash received to Claimants in their order of priority as set forth under the Bankruptcy Code. It is anticipated that the Plan Assets at TPCHC are de minimis and, therefore, recovery to creditors of TPCHC of any substantial value is not likely.

    ESTIMATED RETURN TO CREDITORS AND INTEREST HOLDERS UNDER THE TPCHC PLAN

1. Allowed Administrative Expense Claims                   Paid in full

--------------------------------------------------------------------------------------------------------------------
2. Allowed Secured Claims                                  Secured Claim shall be paid in full or shall have their
                                                           collateral surrendered to them

--------------------------------------------------------------------------------------------------------------------
3. Allowed Priority Claims                                 Paid in full

--------------------------------------------------------------------------------------------------------------------
4. Guaranty Claims                                         Guaranty Claims are satisfied pursuant to such Creditor's
                                                           treatment under the TPLP Plan of Reorganization

--------------------------------------------------------------------------------------------------------------------
5. Allowed Unsecured Claims                                Expected recovery is zero

--------------------------------------------------------------------------------------------------------------------
6. Interests in TPCHC                                      Extinguished

--------------------------------------------------------------------------------------------------------------------

E.       SUMMARY OF TPHI PLAN OF LIQUIDATION

         As is more fully described below, on the Effective Date, a Plan Trustee will be appointed by the Bankruptcy Court to collect and liquidate the Plan Assets and distribute the Cash received to Claimants in their order of priority as set forth under the Bankruptcy Code. It is anticipated that the Plan Assets at TPHI are de minimis and, therefore, recovery to creditors of TPHI of any substantial value is not likely.

     ESTIMATED RETURN TO CREDITORS AND INTEREST HOLDERS UNDER THE TPHI PLAN


1. Allowed  Administrative  Expense Claims  Post-Petition  Paid in full
   Liabilities

--------------------------------------------------------------------------------------------------------------------
2. Allowed Secured Claims                                  Secured Claims shall be paid in full or shall have their
                                                           collateral surrendered to them

--------------------------------------------------------------------------------------------------------------------
3. Allowed Priority Claims                                 Paid in full

--------------------------------------------------------------------------------------------------------------------
4. Guaranty Claims                                         Guaranty Claims are satisfied pursuant to such Creditor's
                                                           treatment under the TPLP Plan of Reorganization

--------------------------------------------------------------------------------------------------------------------
5. Allowed Unsecured Claims                                Expected recovery is zero

--------------------------------------------------------------------------------------------------------------------
6. Interests in TPHI                                       Extinguished

--------------------------------------------------------------------------------------------------------------------

               THE DEBTORS URGE YOU TO VOTE IN FAVOR OF THE PLAN.

                                      II.
                                  INTRODUCTION

A.       FILING OF THE DEBTORS' CHAPTER 11 REORGANIZATION CASES

         The Debtors filed their petitions for relief under Chapter 11 of the Bankruptcy Code on July 20, 2003, in the United States Bankruptcy Court for the Southern District of Texas. Pursuant to an Order entered by the Bankruptcy Court on the Petition Date, the Debtors' bankruptcy cases have been jointly administered under Case No. 03-40258-H3-11. Since the Petition Date, the Debtors have continued to operate their businesses and manage their properties and assets as debtors-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

B.       PURPOSE OF JOINT DISCLOSURE STATEMENT

         This Joint Disclosure Statement is submitted in accordance with section 1125 of the Bankruptcy Code for the purpose of soliciting acceptances of the Plans from holders of certain Classes of Claims. The only Creditors whose acceptances of the Plan are sought are those whose Claims are "impaired" by the Plan, as that term is defined in section 1124 of the Bankruptcy Code and who are receiving Distributions under the Plan. Holders of Claims that are not "impaired" are deemed to have accepted the Plan.

         The Debtors have prepared this Joint Disclosure Statement pursuant to the provisions of section 1125 of the Bankruptcy Code, which requires that a copy of the Plan, or a summary thereof, be submitted to all holders of Claims against, and Interests in, the Debtors, along with a written disclosure statement containing adequate information about the Debtors of a kind, and in sufficient detail, as far as is reasonably practicable, that would enable a hypothetical, reasonable investor typical of Creditors and holders of Interests to make an informed judgment in exercising their right to vote on the Plan.

         THIS JOINT DISCLOSURE STATEMENT WAS APPROVED BY THE BANKRUPTCY COURT ON JANUARY 29, 2004. Such approval is required by the Bankruptcy Code and does not constitute a judgment by the Bankruptcy Court as to the desirability of the Plan, or as to the value or suitability of any consideration offered thereunder. Such approval does indicate, however, that the Bankruptcy Court has determined that this Joint Disclosure Statement satisfies the requirements of section 1125 of the Bankruptcy Code and contains adequate information to permit the holders of Allowed Claims, whose acceptance of the Plan is solicited, to make an informed judgment regarding acceptance or rejection of the Plan.

         THE APPROVAL BY THE BANKRUPTCY COURT OF THIS JOINT DISCLOSURE STATEMENT DOES NOT CONSTITUTE AN ENDORSEMENT BY THE BANKRUPTCY COURT OF THE PLAN OR A GUARANTEE OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN. THE MATERIAL CONTAINED HEREIN IS INTENDED SOLELY FOR THE USE OF CREDITORS AND HOLDERS OF INTERESTS OF THE DEBTORS IN EVALUATING THE PLAN AND VOTING TO ACCEPT OR REJECT THE PLAN AND, ACCORDINGLY, MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN THE DETERMINATION OF HOW TO VOTE ON THE PLAN. THE DEBTORS' REORGANIZATION OR LIQUIDATION, AS THE CASE MAY BE, PURSUANT TO THE PLAN IS SUBJECT TO

         NUMEROUS CONDITIONS AND VARIABLES AND THERE CAN BE NO ABSOLUTE ASSURANCE THAT THE PLAN, AS CONTEMPLATED, WILL BE EFFECTUATED.

         THE DEBTORS BELIEVE THAT THE PLAN AND THE TREATMENT OF CLAIMS THEREUNDER IS IN THE BEST INTERESTS OF CREDITORS, AND URGE THAT YOU VOTE TO ACCEPT THE PLAN.

         THIS JOINT DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THIS JOINT DISCLOSURE STATEMENT AND THE EXHIBITS TO IT CONTAIN FORWARD-LOOKING STATEMENTS RELATING TO BUSINESS EXPECTATIONS AND LIQUIDATION ANALYSIS. BUSINESS PLANS MAY CHANGE AS CIRCUMSTANCES WARRANT. ACTUAL RESULTS MAY DIFFER MATERIALLY AS A RESULT OF MANY FACTORS, SOME OF WHICH THE DEBTORS HAVE NO CONTROL OVER. SUCH FACTORS INCLUDE, BUT ARE NOT LIMITED TO: (i) RISKS THAT THE NEW PARTNERSHIP MAY NOT BE ABLE TO OBTAIN ADDITIONAL CAPITAL TO FUND ITS OPERATIONS WHEN NEEDED, (ii) RISKS THAT THE NEW PARTNERSHIP'S OPERATING RESULTS COULD BE HARMED DURING ECONOMIC OR INDUSTRY DOWNTURNS, (iii) RISKS THAT THE LOSS OF A LARGE CUSTOMER OR FEEDSTOCK SUPPLIER, OR FAILURE TO RETAIN CONTRACTS FROM AN EXISTING CUSTOMER OR FEEDSTOCK SUPPLIER, COULD SIGNIFICANTLY REDUCE THE NEW PARTNERSHIP'S CASH FLOW, MARKET SHARE AND PROFITS, (iv) RISKS THAT INTENSE COMPETITION COULD ADVERSELY AFFECT THE NEW PARTNERSHIP'S BUSINESS, (v) RISKS THAT THE NEW PARTNERSHIP'S BUSINESS MAY BE ADVERSELY AFFECTED BY THE LOSS OF SENIOR MANAGEMENT,
         (vi) RISKS RELATING TO EXTENSIVE ENVIRONMENTAL REGULATION, (vii) RISKS RELATING TO PRICE VOLATILITY OF RAW MATERIAL FEEDSTOCKS AND (viii) RISKS RELATING TO THE NEW PARTNERSHIP'S DEPENDENCE ON A SINGLE FACILITY. SHOULD ONE OR MORE OF THESE RISKS OR UNCERTAINTIES MATERIALIZE, OR SHOULD UNDERLYING ASSUMPTIONS PROVE INCORRECT, ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE ANTICIPATED, ESTIMATED OR PROJECTED.

C.       HEARING ON CONFIRMATION OF THE PLAN

         The Bankruptcy Court has set March 4, 2004, at 10:30 a.m., Central time, as the time and date for the hearing to determine whether the Plan has been accepted by the requisite number of Creditors and whether the other requirements for confirmation of the Plan have been satisfied. Once commenced, the Confirmation Hearing may be adjourned or continued by announcement in open court with no further notice. Holders of Claims against or Interests in the Debtors may vote on the Plan by completing and delivering the enclosed ballot to: Bankruptcy Services LLC, Attn: Texas Petrochemicals Ballot Processing, FDR Station, P.O. Box 5014, New York, NY 10150-5014 (for mail delivery) or:
Bankruptcy Services LLC, Attn: Texas Petrochemicals Ballot Processing, 757 Third Avenue, Third Floor, New York, NY 10017 (for hand or overnight delivery), or on or before 12:00 p.m. (noon) Central time on March 1, 2004.

D.       SOURCES OF INFORMATION

         THE INFORMATION CONTAINED HEREIN HAS NOT BEEN SUBJECTED TO AN AUDIT AND IS BASED, IN PART, UPON INFORMATION PREPARED BY PARTIES OTHER THAN THE DEBTORS. THEREFORE, ALTHOUGH THE DEBTORS HAVE MADE EVERY REASONABLE EFFORT TO BE ACCURATE IN ALL MATERIAL MATTERS, THE DEBTORS ARE UNABLE TO WARRANT OR REPRESENT THAT ALL THE INFORMATION CONTAINED HEREIN IS COMPLETELY ACCURATE.

         Except as otherwise expressly indicated, the portions of this Joint Disclosure Statement describing the Debtors, their businesses, properties and management, and the Plan have been prepared from information furnished by the Debtors. The valuations of the Debtors' assets were taken from the Debtors' books and records.

         Certain of the materials contained in this Joint Disclosure Statement are summarized from other readily accessible documents or are digests of other documents. Such other documents include, without limitation, the Investment Agreement and the forms of Investor Rights Agreement and Amended and Restated Certificate of Incorporation. While the Debtors have made every effort to retain the meaning of such other documents or portions that have been summarized, the Debtors urge that any reliance on the contents of such other documents should depend on a thorough review of the documents themselves. In the event of a discrepancy between this Joint Disclosure Statement and the actual terms of a document, the actual terms of such document shall apply.

         The Joint Disclosure Statement includes compiled information from the Debtors without professional comment, opinion or verification. Each Creditor and holder of an Interest is urged to independently investigate any such information prior to reliance.

         The statements contained in this Joint Disclosure Statement are made as of the date hereof unless another time is specified, and neither the delivery of this Joint Disclosure Statement nor any exchange of rights made in connection with it shall, under any circumstances, create an implication that there has been no change in the facts set forth herein since the date hereof.

         No statements concerning the Debtors, the value of their property, or the value of any benefit offered to the holder of a Claim or Interest in connection with the Plan should be relied upon other than as set forth in this Joint Disclosure Statement. In arriving at your decision, you should not rely on any representation or inducement made to secure your acceptance or rejection that is contrary to information contained in this Joint Disclosure Statement, and any such additional representations or inducements should be reported in writing to counsel for the Debtors, Bracewell & Patterson, L.L.P., 711 Louisiana St., Suite 2900, Houston, Texas 77002.

                                      III.
                            EXPLANATION OF CHAPTER 11

A.       OVERVIEW OF CHAPTER 11

         Chapter 11 is the principal reorganization chapter of the Bankruptcy Code. Pursuant to Chapter 11, a debtor-in-possession attempts to reorganize or orderly liquidate its business and financial affairs for the benefit of the debtor, its creditors, and other parties-in-interest.

         The commencement of a Chapter 11 case creates an estate comprising all the legal and equitable interests of the debtor in property as of the date the petition is filed. Unless the Bankruptcy Court orders the appointment of a trustee, sections 1107 and 1108 of the Bankruptcy Code provide that a Chapter 11 debtor may continue to operate its business and control the assets of its estate as a "debtor-in-possession," as have the Debtors since the Petition Date.

         The filing of a Chapter 11 petition also triggers the automatic stay, which is set forth in section 362 of the Bankruptcy Code. The automatic stay essentially halts all attempts to collect pre-petition claims from the Debtor or to otherwise interfere with the Debtor's business or its estate.

         Formulation of a plan of reorganization(2) is the principal purpose of a Chapter 11 case. The plan sets forth the means for satisfying the claims of creditors against and interests of equity security holders in the debtor. Unless a trustee is appointed, only the debtor may file a plan during the first 120 days of a Chapter 11 case (the "Exclusive Period"). After the Exclusive Period has expired, a creditor or any other party-in-interest may file a plan, unless the debtor files a plan within the Exclusive Period. If a debtor does file a plan within the Exclusive Period, the debtor is given sixty (60) additional days (the "Solicitation Period") to solicit acceptances of its plan. Section 1121(d) of the Bankruptcy Code permits the Bankruptcy Court to extend or reduce the Exclusive Period and the Solicitation Period upon a showing of adequate "cause." The Debtors' Exclusive Period was set to expire on November 17, 2003, however, the Debtors filed their respective plans on October 31, 2003, which extended the Debtors' Solicitation Period to January 16, 2004. On December 19, 2003, the Debtors filed their Motion for Order Extending Debtors' Exclusive Period for Debtors to Obtain Acceptances of Plans of Reorganization (the "Exclusivity Extension Motion"). The Court granted the Exclusivity Extension Motion at a hearing held on January 29, 2004 and extended the Debtors' exclusivity for the solicitation period until Marcy 31, 2004.

B.       PLAN OF REORGANIZATION

         A plan of reorganization provides the manner in which a debtor will satisfy the claims of its creditors. After the plan of reorganization has been filed, the holders of claims against or interests in a debtor are permitted to vote on whether to accept or reject the plan. Chapter 11 does not require that each holder of a claim against or interest in a debtor vote in favor of a plan

--------------
(2) Reference in this Joint Disclosure Statement to a plan of reorganization is inclusive of a plan of liquidation of reorganization in order for the plan to be confirmed. At a minimum, however, a plan of reorganization must be accepted by at least one class of claims impaired under the Plan, such acceptance being made by the holders of a majority in number and two-thirds in amount of the claims actually voting in such class. The Bankruptcy Code also defines acceptance of a plan of reorganization by a class of interests (equity securities) as acceptance by holders of two-thirds of the number of interests actually voted. Although usually referred to as a plan of reorganization, a plan may simply provide for an orderly liquidation of a debtor's assets and property. The Plans of the Liquidating Debtors provide for the orderly liquidation of each Liquidating Debtor's assets, while the TPLP Plan of Reorganization provides for the reorganization of TPLP.

         Classes of Claims or Interests that are not "impaired" under a plan of reorganization are conclusively presumed to have accepted the plan and, thus, are not entitled to vote. Acceptances of the Plan in this case are being solicited only from those persons who hold Claims or Interests in an impaired Class. A Class is "impaired" if the legal, equitable, or contractual rights attaching to the Claims or Interests of that Class are modified. Modification does not include curing defaults and reinstating maturity or payment in full in cash.

         Even if all Classes of Claims and Interests accept a plan of reorganization, the Bankruptcy Court may nonetheless still deny confirmation.
Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and, among other things, the Bankruptcy Code requires that a plan of reorganization be in the "best interests" of creditors and shareholders and that the plan of reorganization be feasible. The "best interests" test generally requires that the value of the consideration to be distributed to claimants and interest holders under a plan may not be less than those parties would receive if that debtor were liquidated under a hypothetical liquidation occurring under Chapter 7 of the Bankruptcy Code. A plan of reorganization must also be determined to be "feasible," which generally requires a finding that there is a reasonable probability that the debtor will be able to perform the obligations incurred under the plan of reorganization, and in the case of a plan of reorganization that the debtor will be able to continue operations without the need for further financial reorganization. In the case of liquidation under Chapter 11 of the Bankruptcy Code, section 1129(a)(11) of the Bankruptcy Code notes that a liquidation may be proposed in the Plan.

                                      IV.
               VOTING PROCEDURES AND REQUIREMENTS FOR CONFIRMATION

         If you are in one of the Classes of Claims whose rights are affected by the Plan (see "Description of the Plans" below), it is important that you vote. If you fail to vote, your rights may be jeopardized.

A.       "VOTING CLAIMS" -- PARTIES ENTITLED TO VOTE

         Pursuant to the provisions of section 1126 of the Bankruptcy Code, holders of Claims or Interests that are (i) allowed, (ii) impaired, and (iii) that are receiving or retaining property on account of such Claims or Interests pursuant to the Plan, are entitled to vote either for or against the Plan (hereinafter, "Voting Claims"). Accordingly, in these Bankruptcy Cases, any holder of a Claim or Interest classified in Class 5 of the TPLP Plan of Reorganization, Classes 2 or 4 of the Plan of Liquidation of PPHI, TPCHC or TPHI or Class 3 of the Plan of Liquidation of TBCC may have a Voting Claim and should have received a ballot for voting (with return envelope) in these Joint Disclosure Statement and Plan materials (hereinafter, "Solicitation Package") since these are the Classes consisting of impaired Claims or Interests that are receiving property.

         As referenced in the preceding paragraph, a Claim must be an Allowed Claim to be a Voting Claim. The Debtors filed schedules in these Reorganization Cases listing Claims against the Debtors. To the extent a creditor's Claim was listed in the Debtors' schedules, and was not listed as disputed, contingent, or unliquidated, it is deemed "allowed." Any creditor whose Claim was not scheduled, or was listed as disputed, contingent or unliquidated, must have timely filed a proof of Claim in order to have an "allowed" Claim. The last day for filing proofs of Claim for amounts owed pre-petition is January 17, 2004 for non-governmental entities and for governmental entities. Absent an objection to that proof of Claim, it is deemed "allowed." In the event that any proof of Claim is subject to an objection by the Debtors as of or during the Plan voting period ("Objected-to Claim"), then, by definition, it is not "allowed," for purposes of section 1126 of the Bankruptcy Code, and is not to be considered a Voting Claim entitled to cast a ballot. Nevertheless, pursuant to Bankruptcy Rule 3018(a), the holder of an Objected-to Claim may petition the Bankruptcy Court, after notice and hearing, to allow the Claim temporarily for voting purposes in an amount which the Bankruptcy Court deems proper. Allowance of a Claim for voting purposes, and disallowance for voting purposes, does not necessarily mean that all or a portion of the Claim will be allowed or disallowed for Distribution purposes.

         BY ENCLOSING A BALLOT, THE DEBTORS ARE NOT REPRESENTING THAT YOU ARE ENTITLED TO VOTE ON THE PLAN.

         If you believe you are a holder of a Claim in an impaired Class under the Plan and entitled to vote to accept or reject the Plan, but did not receive a ballot with these materials, please contact BSI, at Bankruptcy Services LLC,
Attn: Texas Petrochemicals Ballot Processing, FDR Station, P.O. Box 5014, New York, NY 10150-5014 (for mail delivery) or: Bankruptcy Services LLC, Attn: Texas Petrochemicals Ballot Processing, 757 Third Avenue, Third Floor, New York, NY 10017 (for hand or overnight delivery).

B.       RETURN OF BALLOTS

         If you are a holder of a Voting Claim, your vote on the Plan is important. Except with regard to beneficial holders of debt securities that may be voting through a record or nominal holder (see discussion below), completed ballots should either be returned in the enclosed envelope or sent to the Solicitation Agent:

         By Hand/Overnight:
         Bankruptcy Services LLC
         Attn: Texas Petrochemicals Ballot Processing
         757 Third Avenue, Third Floor
         New York, NY 10017

         By Mail:
         Bankruptcy Services LLC
         Attn: Texas Petrochemicals Ballot Processing
         FDR Station
         P.O. Box 5014
         New York, NY 10150-5014

         1.       VOTING RECORD DATE

         Pursuant to Bankruptcy Rule 3017(d), January 29, 2004 is the "Voting Record Date" for determining which holders of Senior Subordinated Notes may be entitled to vote to accept or reject the Plan. Only holders of record of Claims against the Debtors on that date are entitled to cast ballots.

         2. SPECIAL PROCEDURES FOR BALLOTS OF HOLDERS OF SENIOR SUBORDINATED NOTES AND DISCOUNT NOTES

         With regard to debt securities, any person who is a "record holder" of a debt security (a person shown as the registered holder of a security in the registry maintained by a trustee or registrar of a debt security) on the Voting Record Date -- including any bank, agent, broker or other nominee who holds a debt security of the Debtors in its name (the "Nominal Holder" or "Nominee") for a beneficial holder or holders -- should receive Solicitation Packages for Distribution to the appropriate beneficial holders. A Nominee shall, upon receipt of the Solicitation Packages, forward the Solicitation Packages to the beneficial owners so that such beneficial security holders may vote on the Plan pursuant to Bankruptcy Code section 1126. The Debtors shall provide for reimbursement, as an administrative expense, of all the reasonable expenses of Nominal Holders in distributing the Solicitation Packages to said beneficial security holders. Nominal Holders shall obtain the votes of beneficial owners of securities, consistent with usual customary practices for obtaining the votes of securities held in street name as follows: the Nominal Holder shall forward the Solicitation Package to the beneficial owner of the securities for voting along with a return envelope provided by and addressed to the Nominal Holder, with the beneficial owner then returning the individual ballot to the Nominal Holder, the Nominal Holder will subsequently summarize the votes, including, at a minimum, the number of beneficial holders voting to accept and to reject the Plan who submitted ballots to the Nominal

Holder and the amount of such securities so voted and shall also disclose any other individual choices made in response to requests in the ballot, in a Master Ballot and then return the Master Ballot to the Solicitation Agent. By submitting a Master Ballot, each such Nominal Holder certifies that the Master Ballot accurately reflects votes and choices reflected on the ballots received from beneficial owners holding such securities as of the Voting Record Date.

         Pursuant to 28 U.S.C. Sections 157 and 1334, 11 U.S.C. Section 105, and Bankruptcy Rule 1007(i) and (j), the Nominees shall maintain the individual ballots of its beneficial owners and evidence of authority to vote on behalf of such beneficial owners. For two (2) years following the Effective Date, no such ballots shall be destroyed or otherwise disposed of or made unavailable without such action first being approved by prior order of the Bankruptcy Court.

         3. CASH ELECTION BY HOLDERS OF ELIGIBLE ALLOWED UNSECURED CLAIMS AGAINST TPLP

         The Ballot will provide each holder of an Eligible Allowed Unsecured Claim against TPLP an opportunity to elect whether or not such holder wishes to elect the Cash Election. A holder of an Eligible Allowed Unsecured Claim may elect the Cash Election with respect to all, but not less than all, of such Eligible Allowed Unsecured Claim. If no Ballot is returned, or if the Cash Election is not validly elected on a Ballot, as determined by TPLP, then the holder has not validly elected the Cash Election and therefore will receive a Pro Rata Share of the Class 5 Distribution Shares and a Pro Rata Share of any net cash proceeds from the Bank of America Litigation, rather than the Cash Election Payment Amount, for such Allowed Unsecured Claim.

         4. ELECTION FOR CONVENIENCE CLAIM TREATMENT BY HOLDERS OF ELIGIBLE ALLOWED UNSECURED CLAIMS AGAINST TPLP

         The Ballot will provide each holder of an Eligible Allowed Unsecured Claim against TPLP an opportunity to elect make an election whether to have such holder's Claim treated as a Convenience Claim under the TPLP Plan of Reorganization. If no Ballot is returned, or if no election is specified on the Ballot, then the holder has not elected to have its Claim treated as a Convenience Claim.

         5. ELECTION FOR INVESTOR RIGHTS AGREEMENT OPT-IN BY HOLDERS OF REMAINING ALLOWED UNSECURED CLAIMS AGAINST TPLP

         The Ballot will provide each holder of a Remaining Allowed Unsecured Claim against TPLP (or in the case of a Claimant electing the Cash Election, a contingent holder of a Remaining Allowed Unsecured Claim) an opportunity to elect whether such holder will be a party to (and whether the Class 5 Distribution Shares issued to such holder, if any, will be governed by) the Investor Rights Agreement. If no Ballot is returned or if no election is specified on the Ballot, then the holder has not elected to be a party to and not to have its Class 5 Distribution Shares governed by the Investor Rights Agreement, which among other provisions, contains a right for holders of Class A Common Stock of New GP to appoint a member of New GP's Board. If the holders of less than 50% of the Class 5 Distribution Shares elect to be governed by the Investor Rights Agreement, then certain rights afforded to holders of Class A Common Stock of New GP through the Investor Rights Agreement, including the right to appoint a member of New GP's Board, will be withheld from such Class A Common Stock of New GP holders. For a discussion of the factors that should be considered prior to making such an election, please see "Risk Factors - Risks Related to Confirmation - Holders of Remaining Allowed Unsecured Claims Failing to Elect to have Shares of Class A Common Stock of New GP Governed by the Investor Rights Agreement will not Receive any of the Benefits, or be Subject to any of the Restrictions, Provided Under the Investor Rights Agreement" and " - Shares of Class A Common Stock of New GP Governed by the Investor Rights Agreement Are Subject to Significant Restrictions on Transfer."

         6.       DEADLINE FOR SUBMISSION OF BALLOTS

         BALLOTS MUST BE SUBMITTED TO (A) THE SOLICITATION AGENT, OR (B) ALTERNATIVELY, IN THE CASE OF DEBT SECURITIES, TO THE NOMINAL HOLDERS, AND MUST ACTUALLY BE RECEIVED BY EITHER OF THOSE PERSONS, WHETHER BY MAIL OR DELIVERY, BY 12:00 P.M. (NOON) CENTRAL TIME ON MARCH 1, 2004 (THE "BALLOT RETURN DATE"). ANY BALLOTS RECEIVED AFTER THAT TIME WILL NOT BE COUNTED. ANY BALLOT THAT IS NOT EXECUTED BY A PERSON AUTHORIZED TO SIGN SUCH BALLOT WILL NOT BE COUNTED. IN THE EVENT THAT BALLOTS ARE SUBMITTED TO THE NOMINEES, AFFIDAVITS OF VOTING RESULTS REQUIRED OF THE NOMINEES MUST BE RECEIVED BY THE SOLICITATION AGENT ON THE BALLOT RETURN DATE, BUT MAY BE SENT BY FACSIMILE TRANSMISSION, PROVIDED THAT AN ORIGINAL, SIGNED AFFIDAVIT OF VOTING RESULTS IS RECEIVED BY THE SOLICITATION AGENT WITHIN FORTY-EIGHT (48) HOURS OF THE BALLOT RETURN DATE.

         THE BALLOT WILL ALSO PROVIDE THAT IF A SIGNED BALLOT TIMELY RETURNED DOES NOT INDICATE A VOTE TO ACCEPT OR REJECT THE TPLP PLAN OF REORGANIZATION, IT WILL BE COUNTED AS A VOTE TO ACCEPT THE TPLP PLAN OF REORGANIZATION.

         IF YOU HAVE ANY QUESTIONS REGARDING THE PROCEDURES FOR VOTING ON THE PLAN, CONTACT BSI, AT TEXAS PETROCHEMICALS LP, P.O. BOX 5106, FDR STATION, NEW YORK, NY 10150-5106.

         THE DEBTORS URGE ALL HOLDERS OF VOTING CLAIMS AND INTERESTS TO VOTE IN FAVOR OF THE PLAN.

C.       CONFIRMATION OF PLAN

         1.       SOLICITATION OF ACCEPTANCES

         The Debtors are soliciting your vote. The cost of any solicitation by the Debtors will be borne by the Debtors. No other additional compensation shall be received by any party for any solicitation other than as disclosed to the Bankruptcy Court.

         NO REPRESENTATIONS OR ASSURANCES, IF ANY, CONCERNING THE DEBTORS (INCLUDING, WITHOUT LIMITATION, THEIR FUTURE BUSINESS OPERATIONS) OR THE PLAN ARE AUTHORIZED BY THE DEBTORS OTHER THAN AS SET FORTH IN THIS JOINT DISCLOSURE STATEMENT. ANY REPRESENTATIONS OR INDUCEMENTS MADE BY ANY PERSON TO SECURE YOUR VOTE THAT ARE OTHER THAN HEREIN CONTAINED SHOULD NOT BE RELIED UPON BY YOU IN ARRIVING AT YOUR DECISION, AND SUCH

         ADDITIONAL REPRESENTATIONS OR INDUCEMENTS SHOULD BE REPORTED TO COUNSEL FOR THE DEBTORS FOR SUCH ACTION AS MAY BE DEEMED APPROPRIATE.

         THIS IS A SOLICITATION SOLELY BY THE DEBTORS AND IS NOT A SOLICITATION BY ANY SHAREHOLDER, ATTORNEY, OR ACCOUNTANT FOR THE DEBTORS. THE REPRESENTATIONS, IF ANY, MADE HEREIN ARE THOSE OF THE DEBTORS AND NOT OF SUCH SHAREHOLDERS, ATTORNEYS, OR ACCOUNTANTS, EXCEPT AS MAY BE OTHERWISE SPECIFICALLY AND EXPRESSLY INDICATED.

         Under the Bankruptcy Code, a vote for acceptance or rejection of a plan may not be solicited unless the claimant has received a copy of a disclosure statement approved by the Bankruptcy Court prior to, or concurrently with, such solicitation. This solicitation of votes on the Plan is governed by section 1125(b) of the Bankruptcy Code. Violation of section 1125(b) of the Bankruptcy Code may result in sanctions by the Bankruptcy Court, including disallowance of any improperly solicited vote.

         2.       REQUIREMENTS FOR CONFIRMATION OF THE PLAN

         At the Confirmation Hearing, the Bankruptcy Court shall determine whether the requirements of section 1129 of the Bankruptcy Code have been satisfied, in which event the Bankruptcy Court shall enter an Order confirming the Plan. For the Plan to be confirmed, section 1129 requires that:

                  (i) The Plan complies with the applicable provisions of the Bankruptcy Code;

                  (ii) The Debtors have complied with the applicable provisions of the Bankruptcy Code;

                  (iii) The Plan has been proposed in good faith and not by any means forbidden by law;

                  (iv) Any payment or distribution made or promised by the Debtors or by a person issuing securities or acquiring property under the Plan for services or for costs and expense in connection with the Plan has been disclosed to the Bankruptcy Court, and any such payment or distribution made before the confirmation of the Plan has been approved by, or is subject to the approval of, the Bankruptcy Court as reasonable, or if such payment or distribution is to be fixed after confirmation of the Plan, such payment or distribution is subject to the approval of the Bankruptcy Court as reasonable;

                  (v) The Debtors have disclosed, to the extent such person's election is not conditioned on acceptance by a majority of a class of holders of Claims, the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director, officer or voting trustee of the Debtors, an affiliate of the Debtors participating in a joint plan with the Debtors, or a successor to the Debtors under the Plan; the appointment to, or continuance in, such office of such individual is consistent with the interests of Creditors and holders of Interests and with public policy; and the Debtors have disclosed the identity of any insider that will be employed or retained by Reorganized TPLP and the nature of any compensation for such insider;

                  (vi) Any government regulatory commission with jurisdiction, after confirmation of the Plan, over the rates of the Debtors have approved any rate change provided for in the Plan, or such rate change is expressly conditioned on such approval;

                  (vii) With respect to each impaired Class of Claims or Interests, either each holder of a Claim or Interest of the Class has accepted the Plan or will receive or retain under the Plan on account of that Claim or Interest property of a value, as of the Effective Date of the Plan, that is not less than the amount that such holder would so receive or retain if the Debtors were liquidated on such date under Chapter 7 of the Bankruptcy Code. If section 1111(b)(2) of the Bankruptcy Code applies to the Claims of an impaired Class, each holder of a Claim of that Class will receive or retain under the Plan on account of that Claim property of a value, as of the Effective Date, that is not less than the value of that holder's interest in the Debtor's interest in the property that secures that Claim;

                  (viii) Each Class of Claims or Interests has either accepted the Plan or is not impaired under the Plan;

                  (ix) Except to the extent that the holder of a particular Administrative Claim or Priority Claim has agreed to a different treatment of its Claim, the Plan provides that Administrative Claims and non-Tax Priority Claims shall be paid in full on the Effective Date or the date on which it is Allowed. Pre-Petition Priority Tax Claims will be paid in full over the remainder of the six year period from date of assessment;

                  (x) If a Class of Claims or Interests is impaired under the Plan, at least one Class of Claims or Interests that is impaired under the Plan has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim or Interest of that Class;

                  (xi) Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors or any successor to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan;

                  (xii) All fees of the U.S. Trustee have been paid or the plan provides for the payment of all such fees on the effective date of the plan; and

                  (xiii) The plan provides for the continuation after its effective date of payment of all retiree benefits.

         The Debtors believe that the Plan satisfies all of the statutory requirements of the Bankruptcy Code and that the Plan was proposed in good faith. The Debtors believe they have complied or will have complied with all the requirements of the Bankruptcy Code.

         3.       ACCEPTANCES NECESSARY TO CONFIRM THE PLAN

         Voting on the Plan by each holder of a Claim or Interest is important. Chapter 11 of the Bankruptcy Code does not require that each holder of a Claim or Interest vote in favor of the Plan in order for the Court to confirm the Plan. Generally, to be confirmed under the acceptance provisions of Section 1126(a) of the Bankruptcy Code, the Plan must be accepted by each Class of Claims that is impaired under the Plan by Class members holding at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims of such Class actually voting in connection with the Plan. A Class of Interests that is impaired under the Plan accepts the Plan if more than two-thirds (2/3) in amount actually voting vote to accept the Plan. Even if all Classes of Claims and Interests accept the Plan, the Bankruptcy Court may refuse to confirm the Plan.

                                       V.
                            BACKGROUND OF THE DEBTORS

A.       OVERVIEW OF THE DEBTORS' BUSINESS OPERATIONS

         TPHI is a privately held company located in Houston, Texas. TPLP, its indirect wholly-owned subsidiary, is one of the largest producers of butadiene, the largest producer of butene-1, and previously the third largest producer of methyl tertiary-butyl ether ("MTBE") in North America. In addition, TPLP is the sole producer of diisobutylene and isobutylene concentrate in the United States and the second largest domestic merchant supplier of high purity isobutylene to the chemical market.

         TPLP's products include: (i) butadiene, primarily used to produce synthetic rubber; (ii) alkylate, used as a gasoline blend component; (iii) n-butylenes (butene-1 and butene-2), used in the manufacture of plastic resins, fuel additives and synthetic alcohols; (iv) specialty isobutylenes, primarily used in the production of specialty rubbers, lubricant additives, detergents and coatings; (v) polyisobutylenes, used in the production of fuel and lube additives, adhesives, sealants and packaging; and (vi) MTBE, used as an oxygenate and octane enhancer in gasoline.

         The Company's manufacturing facility, located approximately one mile from the Houston Ship Channel, provides convenient access to other Gulf Coast petrochemical producers and is connected to several of its customers and raw material suppliers through an extensive pipeline network. In addition, the Company's facility is serviced by rail, tank truck and barge.

         The Company's principal executive offices are located at Three Riverway, Suite 1500, Houston, Texas 77056.

B.       THE DEBTORS' CURRENT ORGANIZATIONAL STRUCTURE

         TPHI is the parent company and owns one hundred percent (100%) of the capital stock of TPCHC.

         TPCHC is an intermediate holding company. TPCHC owns one hundred percent (100%) of the capital stock of PPHI and is the sole general partner of, and holds one percent (1%) of the partnership interests in, TPLP.

         PPHI is an intermediate holding company. PPHI is the sole limited partner of, and holds ninety-nine percent (99%) of the partnership interests in, TPLP.

         TPLP is the operating company that holds virtually all of the assets of the Debtors. TPLP owns all equity interests in TBPCC.

C.       THE DEBTORS' CURRENT BUSINESS OPERATIONS

         1.       CURRENT PRODUCTS

         TPLP's products include: (i) butadiene, primarily used to produce synthetic rubber; (ii) alkylate, used as a gasoline blend component; (iii) n-butylenes (butene-1 and butene-2), used in the manufacture of plastic resins, fuel additives and synthetic alcohols; (iv) specialty isobutylenes, primarily used in the production of specialty rubbers, lubricant additives, detergents and coatings; and (v) polyisobutylenes, used in the production of fuel and lube additives, adhesives, sealants and packaging; and (vi) MTBE, used as an oxygenate and octane enhancer in gasoline.

         BUTADIENE. Butadiene is the most widely used feedstock for synthetic rubber products and is also used in the manufacture of engineered plastics, nylon fibers and other products. TPLP sells butadiene to a stable customer base. As one of the largest producers of butadiene in North America, the TPLP believes that many of its customers place significant value on its ability to provide a reliable domestic supply of butadiene and as a result have entered into long-term sales contracts with the TPLP.

         TPLP extracts butadiene from crude butadiene, which is generated from the production of ethylene and is comprised of a number of valuable components, including butadiene, isobutylene, n-butylenes, isobutane and n-butane. Many U.S. ethylene producers rely on third parties such as the TPLP to process their crude butadiene streams because the crude butadiene volumes they produce are not sufficient to justify the construction of on-site butadiene recovery facilities. During 2001, TPLP completed modifications that increased its butadiene extraction capacity by 300 million pounds per year to a total annual capacity of
1.2 billion pounds. Included in the project were changes that expanded TPLP's logistical capabilities to support the increased throughput. TPLP is the largest non-integrated crude butadiene processor in North America and as a result of its strategic importance to ethylene producers, TPLP has been able to secure long-term supply contracts covering the majority of its crude butadiene requirements. Such contracts provide for a formula based profit margin thereby reducing the exposure to fluctuations in market price and adding a measure of stability to TPLP's butadiene operations. TPLP attempts to meet its butadiene sales commitments by processing crude butadiene purchased under contractual arrangements supplemented by spot purchase of crude butadiene. The availability of spot purchases is, at times, limited, restricting the ability of TPLP to meet its butadiene sales commitments. In addition, most of TPLP's crude butadiene purchase contracts limit TPLP's control over the volume of crude butadiene it purchases under those agreements. This could result in TPLP having insufficient crude butadiene or having purchase commitments for crude butadiene in excess of its need for the production of finished butadiene, as was the case at times during fiscal year 2002. TPLP attempts to balance its commitments for contractual purchases and sales and the spot market. In addition, TPLP is the only North American operator capable of producing butadiene "on purpose" from other chemicals. This capability can be used to help balance supply and demand; however, the capacity to produce "on-purpose" butadiene is limited.

         N-BUTYLENES. TPLP is the leading producer of chemical grade butene-1 in North America. Butene-1 is used as a comonomer in the production of high-density polyethylene ("HDPE") and linear low-density polyethylene ("LLDPE"). Both HDPE and LLDPE are raw materials for the production of trash bags, film wrap, pipe and plastic containers. Butene-1 is also used to produce butylene oxide, a key component of detergent additive packages used in many gasoline formulations.

         SPECIALTY ISOBUTYLENES. High purity isobutylene is used in the production of fuel and lubricant additives, butyl rubber, which is used to produce tires, and in specialty chemical applications such as the production of resins, antioxidants, paints and coatings, synthetic lubricant oils and rubber chemicals. Isobutylene concentrate is similar to high purity isobutylene in composition, although its purity is 88% isobutylene compared to 99.9% in high purity isobutylene. TPLP markets isobutylene concentrate for use in the lubricant additives business as well as for use in the production of butyl rubber. TPLP is the sole U.S. producer of isobutylene concentrate. Diisobutylene is used primarily as an intermediate in the manufacturing of alkylphenols for the surfactant and phenolic resins markets. Other uses include the production of tackifier and ink resins, dispersants and lubricant oil additives, and rubber and processing chemicals. TPLP is the sole U.S. producer of diisobutylene.

         POLYISOBUTYLENES. TPLP produces various grades of polyisobutylenes, which are used to produce a broad range of chemicals including industrial specialties, lubricants and fuel dispersant additives.

         MTBE. MTBE is a motor gasoline blending stock which reduces carbon monoxide and volatile organic compound emissions and enhances the octane content of gasoline. MTBE is produced by reacting methanol and isobutylene. MTBE use and demand is seasonal based on the demand for motor fuels and driving patterns. The U.S. Clean Air Act ("CAA") of 1990 requires the use of an "oxygenate" in gasoline sold in certain regions that are not in compliance with air quality standards. Previously, MTBE was the predominant oxygenate used in gasoline. However, as a result of incidents in which MTBE from gasoline has been found in drinking water, the federal government is considering, and certain state governments have taken, actions to reduce or eliminate the use of MTBE in gasoline. California, New York and 16 other states have enacted bans or material restrictions on the use of MTBE in gasoline. As a result, the demand for MTBE has declined dramatically. The resulting deterioration in the MTBE market has had a material adverse effect on TPLP's financial condition and results of operations. For further discussion concerning MTBE, please see "Background of the Debtors--The Debtors' Current Business Operations--Competition," "Background of the Debtors--The Debtors' Current Business Operations--MTBE Environmental and Market Issues," "Background of the Debtors--Energy Legislation," "Feasibility of the Plan--Business Strategy" and "Risk Factors - Risks Related to Confirmation - Holders of Class A Common Stock of New GP Will Be Subject to Significant Dilution."

         SOURCES OF SUPPLY. TPLP's principal raw material feedstocks are crude butadiene, isobutane and methanol. TPLP's sources of isobutane and methanol are readily available from several suppliers. The inability of any one of these suppliers to continue as a source of raw materials is not expected to have a material impact on TPLP's ability to continue normal operations. TPLP's crude butadiene supply is purchased generally under contract terms from several major ethylene producers. The loss of any one of TPLP's largest crude butadiene suppliers could have a material impact on TPLP's financial performance. Isobutane is generally purchased from two suppliers. The inability of one of these suppliers to provide isobutane could have a material impact on TPLP's financial performance. One of TPLP's intermediate products, isobutylene, is used in the manufacture of MTBE and specialty isobutylenes.

         2.       OTHER OPERATIONS

         TPLP operates a cogeneration power plant that supplies electricity and steam to the facility's chemical processing operations. Steam and electricity are currently provided to a neighboring facility under contracts that provide for recovery of the cost of fuel and operations. In addition, TPLP generates revenues from its terminals in Baytown, Texas and Lake Charles, Louisiana and from chemical by-product sales to third parties.

         3.       CUSTOMER CONCENTRATION

         Certain of TPLP's largest customers' account for a significant percentage of TPLP's sales of particular products. For the fiscal year ended June 30, 2003, TPLP's four largest customers represented approximately 51% of total revenues, and the top ten customers collectively represented approximately 70% of total revenues. Although TPLP believes its relationships with its largest customers are good, the loss of these customers could have a material adverse effect on TPLP's financial condition, results of operations and cash flows.

         4.       THE DEBTORS' PROPERTIES

         TPLP's plant is located on a 257-acre tract approximately one mile from the Houston Ship Channel and near one of the chemical industry's largest domestic processing facilities. Approximately 230 acres are owned by TPLP outright and of the remaining 27 acres, TPLP owns an undivided 75% interest and a third party owns the remaining 25% undivided interest. TPLP leases from the Port of Houston two ship docks, which accommodate barge and ocean-going vessels, and have facilities that accommodate rail and truck service. In addition, the facility is connected by pipeline to customers and suppliers of raw materials, directly and through other major pipelines in the immediate area as well as in Texas City, and with salt dome storage facilities of other companies located at both Mont Belvieu and Pierce Junction, Texas. TPLP's facility also has a laboratory for sampling and testing. TPLP owns and operates storage and terminal facilities at Baytown, Texas and owns and operates a terminal on leased property at Lake Charles, Louisiana. TPLP also has access to storage capacity at third party terminal facilities in Galena Park, Texas, Pearland, Texas, Texas City, Texas, Albany, New York, and Hammond, Indiana. TPLP leases office space in Three Riverway Plaza, Houston, Texas as its principal executive offices.

         5.       COMPETITION

         The petrochemicals businesses in which TPLP operates are highly competitive. Many of TPLP's competitors, particularly in the petrochemicals industry, are larger and have greater financial resources than TPLP. Among TPLP's competitors are some of the world's largest chemical companies and major integrated petroleum companies that have their own raw material resources. In addition, a significant portion of TPLP's business is based upon widely available technology. Accordingly, barriers to entry, apart from capital availability, may be low in the commodity product section of TPLP's business, and the entrance of new competitors into the industry may reduce TPLP's ability to capture profit margins in circumstances where overcapacity in the industry is diminishing. Further, petroleum-rich countries have recently become more significant participants in the petrochemical industry and may continue to expand their role in this industry in the future. Any of these developments may have a negative impact on TPLP's financial condition, results of operations and cash flows.

         MTBE is one of several components used as gasoline blending stock. MTBE is primarily used to meet oxygenate requirements under the CAA. The primary competing oxygenate is ethanol. While MTBE usage as an oxygenate in gasoline has historically significantly exceeded ethanol usage, ethanol production capacity has been increasing. Ethanol used in gasoline benefits from significant tax subsidies. Congress is considering legislation that would extend an existing tax subsidy and mandate the use of significantly more ethanol in gasoline. In addition, the legislation considered may completely ban the use of MTBE in gasoline in the United States.

         6.       PATENTS AND LICENSES

         TPLP presently owns, controls or holds rights to eight United States patents and a number of foreign patents. TPLP seeks patent protection for its proprietary processes where feasible to do so. Specifically, TPLP has applied for patents in the United States and in certain foreign countries on its proprietary process for the manufacture of highly reactive polyisobutylene, and has issued two United States patents on this process.

         7.       MTBE ENVIRONMENTAL AND MARKET ISSUES

         There is concern in a number of states that MTBE may enter drinking water supplies as a result of leaks in underground gasoline storage tanks. As a result of this concern, California, New York and 16 other states have enacted bans or material restrictions on the use of MTBE in gasoline. At least eight other states are reviewing similar enactments and more states are expected to do so. The existing bans have caused a significant reduction in the domestic demand for MTBE. The reduction in MTBE demand has had a materially adverse effect on sales and operating results from the Company's MTBE business.

         8.       ENVIRONMENTAL REGULATION

         The Company's operations are subject to federal, state and local laws and regulations administered by the Environmental Protection Agency ("EPA"), the U.S. Coast Guard, the Army Corps of Engineers, the Texas Commission on Environmental Quality ("TCEQ"), the Texas General Land Office, the Texas Department of Health and various local regulatory agencies. The Company holds all required permits and registrations necessary to comply substantially with all applicable environmental laws and regulations, including permits and registrations for wastewater discharges, solid and hazardous waste disposal and air emissions. Management believes that the Company is in substantial compliance with all such laws and regulations.

         Under federal and state environmental laws, companies may be liable for remediation of contamination at on-site and off-site waste management and disposal areas. Management believes that the Company is not likely to be required to incur material remediation costs related to its management, transportation and disposal of solid and hazardous materials and wastes, or to its pipeline operations.

         The Company's Houston facility is located in Harris County, Texas, which has been designated as a severe nonattainment area for ozone under the Clean Air Act ("CAA") of 1990. The TCEQ adopted rules amending the State of Texas State Implementation Plan ("SIP") on December 13, 2002, which became effective January 17, 2003. These changes will require significant reductions in emissions of ozone precursors, including oxides of nitrogen and certain highly reactive volatile organic compounds ("HRVOC's") from the plants in an eight county area including Harris County.

         The revised SIP will require certain additional emission reductions from the Company's facilities. Such reductions will require the Company to modify existing controls, install additional controls for air emissions, or install new equipment. The revised rules will require most area plants, including the Company's Houston plant, to reduce emissions of nitrogen oxide ("NOx") sufficiently to reduce total area NOx emissions by approximately 80% and place an emissions cap on certain HRVOC's, including those manufactured by the Company's Houston plant. Although the Company is unable at this time to predict with certainty the cost of modifying its facilities to comply with the requirements of the SIP, the Company estimates that such costs could range from $20 million to $30 million. In February 2003, the Company purchased certain emission allowances ("NOx allowances") for approximately $0.8 million. The purchase of these NOx allowances effectively delays the timing of the Company's capital expenditures to comply with the SIP, previously expected to begin in calendar 2003, to the calendar 2004 to 2007 timeframe.

         9.       EMPLOYEES

         As of the Petition Date, TPLP had approximately 301 full-time employees. In addition, TPLP contracted with a third party to provide approximately 121 full-time contract employees (as of the Petition Date) to perform routine maintenance on and around its Houston facility.

D.       ENERGY LEGISLATION

         Congress, during the 2003 legislation session, considered various legislative initiatives and proposed bills for comprehensive energy legislation affecting virtually all aspects of energy policy in the United States (the "Energy Bill"). Following intensive efforts by Congressional leaders and the Bush administration, the supporters of such legislation were unable to obtain approval of the Energy Bill in the United States Senate. The final vote taken to invoke cloture on debate over the Energy Bill pending before the Senate failed 57-40 (60 votes were needed). The proposed Energy Bill would have provided for a federal ban on liability for the manufacture of MTBE (the Clean Air Act of 1990 required oxygenates in gasoline such as MTBE), along with a federal ban on the use of MTBE. While such a ban on liability would be of some benefit to the Debtors, the Debtors are not presently a party to any litigation that involves obligations for the manufacture of MTBE. Moreover, the Debtors have provided court-approved publication notice to potential MTBE claimants against the Debtors, and the Debtors will seek to discharge to the extent permitted by law any such claims by virtue of the Confirmation Order.

         The Energy Bill also provided a federal allocation of $250 million a year, during the years 2005 to 2012, to MTBE producers for transitional funding for the conversion of MTBE facilities to facilities which make other products such as iso-octane and alkylates. The Energy

Bill did not provide any information on the specific recipients of the proposed funding, the mechanism for the funding and what expenditures might qualify for the federal allocation. Moreover, the implementation of such funding was simply left to additional regulation, which is simply too uncertain to ascertain what, if any, value could inure to the Debtors if such legislation was ever implemented.

         The Debtors are unable to determine when, if ever, comprehensive legislation regarding energy issues, including any provisions that affect MTBE manufacturers, may be reintroduced or approved by Congress and signed by the President. Those provisions in the Energy Bill which addressed a ban on liability for MTBE production and transitional funding were some of the most controversial provisions of the Energy Bill, and it is unclear whether such provisions might be part of any future legislation considered by Congress in the upcoming years.

         The Debtors do not believe, given the unpredictability of the political process, that any value should be accorded to the prospects of the inclusion of MTBE-related provisions in future comprehensive energy legislation. There can be no assurance that any energy legislation, whether in the form of the Energy Bill, or otherwise, will be passed by Congress and signed by the President. The Debtors allocate no value to such provisions as part of the TPLP Plan of Reorganization, and do not believe that any material value should be allocated to such prospects by creditors considering voting on the TPLP Plan of Reorganization, particularly given the uncertainty of passage of any energy legislation.

E.       CURRENT CAPITAL STRUCTURE OF THE DEBTORS

         1.       PREPETITION EQUITY

         TPHI has 529,235 shares of common stock outstanding as of the date of this Joint Disclosure Statement. The common stock is not publicly traded. No dividends on the common stock have been paid in any of the last three fiscal years.

         2.       MATERIAL PREPETITION DEBT OBLIGATIONS

         Prior to the Petition Date, the Debtors, certain financial institutions (collectively, the "Working Capital Lenders"), and Bank of America, N.A., as agent for the Working Capital Lenders (in such capacity, "BofA") executed a credit agreement (the "Revolving Credit Facility") and related loan documents (as amended from time to time, collectively, the "Working Capital Credit Documents"). Pursuant to the Working Capital Credit Documents, the Working Capital Lenders agreed to lend up to $60 million to TPLP, of which approximately $43 million was outstanding as of the Petition Date. In addition to the Revolving Credit Facility, the Debtors' debt structure is comprised of, among other things, a term loan in the approximate amount of $56 million (the "Term Loan") made pursuant to a Credit Agreement dated as of November 25, 2002 (as amended from time to time, the "Term Loan Agreement") among certain of the Debtors, and Credit Suisse First Boston, as administrative agent for the holders of the Term Loan (in such capacity the "Term Agent"). The documents evidencing the Term Loan are referred to as the "Term Loan Documents." The Revolving Credit Facility and the Term Loan are secured by substantially all of the assets of TPLP. The Revolving Credit Facility and the Term Loan are treated in Classes 2 and 3, respectively, of the TPLP Plan of Reorganization.

         Certain Debtors are obligated under two series of debt securities, including the 11 1/8% Senior Subordinated Notes due 2006 (the "Senior Subordinated Notes") issued by TPLP and the 13.5% Senior Discount Notes due 2007 (the "Discount Notes") issued by TPHI and guaranteed by TPCHC.

         The Senior Subordinated Notes are unsecured senior subordinated obligations of TPLP and rank subordinate in right of payment to all existing and future senior indebtedness of TPLP, but pari passu with each other and all other senior subordinated indebtedness of TPLP. As of the Petition Date, there was approximately $209.5 million aggregate principal amount of the Senior Subordinated Notes outstanding. The Senior Subordinated Notes will be cancelled by the Plan, and the holders thereof will receive the treatment provided for Allowed Unsecured Claims in Class 5 of the TPLP Plan of Reorganization.

         The Discount Notes are unsecured senior obligations of TPHI and rank pari passu with each other and all other unsecured senior indebtedness of TPHI. The Discount Notes are guaranteed by TPCHC. Because each of TPHI and TPCHC is a holding company that conducts its business through its subsidiaries, the Discount Notes are effectively subordinated to the obligations of TPHI's and TPCHC's subsidiaries, including the obligations of TPLP. As of the Petition Date, TPHI was obligated on the outstanding Discount Notes in a face amount of $57,650,000 (principal balance due at final maturity). The Discount Notes will be treated as general unsecured claims under the TPHI and TPCHC Plans, and the holder thereof will receive the treatment provided for Unsecured Claims in Class 4 of the TPHI Plan of Liquidation and, to the extent allowed, as a Class 4 claim in the TPCHC Plan of Liquidation.

F.       DESCRIPTION OF DEBTORS PRE-PETITION ASSETS AND LIABILITIES

         The audited consolidated financial statements of TPLP for the fiscal year ending June 30, 2003 are attached hereto as Exhibit "C". The financial statements describe the pre-petition assets and liabilities of TPLP and its wholly-owned subsidiary, TBPCC. However, as these financial statements have been prepared on a going concern basis, the values assigned to the asset categories contained therein do not represent management's opinions as to the value of those assets in liquidation.

G.       THIRD PARTY CLAIMS

         On December 17, 2003, a complaint was filed in the Superior Court of the State of New Jersey, Bergen County, by The Huff Alternative Income Fund, L.P. (the "State Court Action"), which is the holder of the Discount Notes. The complaint names as defendants TPHI's chief executive officer and each member of TPHI's board of directors and one former board member. The complaint asserts causes of action against all defendants for, among other things, fraud, negligent misrepresentation, breach of fiduciary duty and civil conspiracy. The plaintiff seeks, among other things, an award of unspecified compensatory and punitive damages. The Debtors believe that the lawsuit is without merit and understand that the defendants intend to defend themselves vigorously. The Debtors believe that a number of the allegations may be assertions of estate claims, to the extent they exist, which would be in violation of the automatic stay and the Bankruptcy Code.

         The Debtors believe that Huff's unsubstantiated claims against third parties are solely geared toward attempting to extract leverage against the Debtors and their creditors. The Debtors see Huff's allegations, along with its continued unsupported objections filed in the Debtors cases, as merely an attempt to extract value where none is due under the priority scheme of the Bankruptcy Code. The Debtors believe that Huff is attempting to delay the reorganization of the Company, without any merit in its position, solely to diminish value to the creditors of the Company.

         On December 18, 2003, a complaint was filed in the Superior Court of the State of New Jersey, Bergen County, by the Huff Alternative Income Fund, L.P., against PricewaterhouseCoopers LLP. The complaint asserts causes of action for fraud and civil conspiracy allegedly arising out of the defendant accounting firm's work as the Debtors' auditor. The plaintiff seeks, among other things, an award of unspecified compensatory and punitive damages. The Debtors believe that the allegations may be assertions of estate claims, to the extent they exist, which would be a violation of the automatic stay and the Bankruptcy Code.

                                      VI.
                                CHAPTER 11 CASE

A.       EVENTS LEADING TO CHAPTER 11 BANKRUPTCY FILING

         The Debtors' filings were necessitated by a number of factors, including, but not limited to, the significant decline in MTBE demand, an increase in the raw material and energy costs, a shortage of crude butadiene and the worldwide economic downturn which reduced the Company's profitability and cash flow to a level where it could no longer service its debt. These factors led to the conclusion that future cash flows of the Debtors would be insufficient to meet ongoing obligations on the Senior Subordinated Notes and the Discount Notes over the long term, requiring a permanent financial restructuring. The Debtors did not make the semi-annual interest payments of approximately $16 million on the Senior Subordinated Notes and Discount Notes that were due on July 1, 2003. The Debtors were able to obtain certain forbearance agreements for a limited period of time, but were not able to restructure this indebtedness out of court. The Debtors' bankruptcy filings were made to allow the Debtors to reduce significantly and restructure their debt, while permitting the New Partnership to continue to operate TPLP's core, profitable business sectors in compliance with TPLP's long-standing commitment to the health and safety of its employees and the communities in which it operates. TPLP believes that the TPLP Plan of Reorganization will accomplish this goal.

B.       POST-BANKRUPTCY OPERATIONS

         Since the petition date, the Debtors have continued to operate and manage their businesses and properties as debtors-in-possession under the Bankruptcy Code. The Debtors have generally been paying post-petition debts as they come due. The Debtors' chapter 11 cases have progressed relatively rapidly, with the Debtors initially filing the Plan and Joint Disclosure Statement in less than four months following the Petition Date. Furthermore, beneficial critical vendor settlements, the rejection of unnecessary executory contracts and the success of ordinary business activities have preserved and returned significant value to the Debtors' estates.

C.       FIRST DAY FILINGS

         Immediately after the filing of Chapter 11 cases, debtors frequently experience difficulties resulting from the restrictions imposed by the Bankruptcy Code on their normal business activities. The Debtors prepared and upon the commencement of these cases filed motions seeking Bankruptcy Court orders overriding or limiting certain of such restrictions. The Bankruptcy Court orders granting these motions have had the effect of significantly limiting certain adverse consequences of the bankruptcy filings, as described more fully below.

D.       SIGNIFICANT ORDERS ENTERED DURING THE CASE

         1.       FIRST DAY MOTIONS AND RESULTING ORDERS

         On the Petition Date, the Debtors filed a number of motions designed to allow them to continue operating their businesses in the ordinary course without unnecessary disruption as a result of the bankruptcy filings. Pursuant to these motions, the Bankruptcy Court entered orders that, among other things, granted the Debtors authority to: (i) pay certain pre-petition obligations of the Debtors to their employees (subject to Bankruptcy Code and Bankruptcy Court-ordered monetary caps); (ii) maintain certain of the Debtors' pre-petition bank accounts and cash management system and the continued use of existing business forms, books and records, and approving investment accounts and procedures, (iii) pay for certain goods, materials and services ordered pre-petition and delivered post-petition, and the pre-petition claims of common carriers, warehousemen and certain of possessory lien claimants, and to (iv) pay pre-petition sales, use, trust fund and other taxes and related obligations. In addition, the Bankruptcy Court entered an order granting joint administration of the Debtors' cases under Bankruptcy Rule 1015 along with orders for complex Chapter 11 case status.

         2.       THE OFFICIAL UNSECURED CREDITORS COMMITTEE

         On July 25, 2003, the United States Trustee appointed the Joint Official Unsecured Creditors (the "Committee") in these chapter 11 cases to represent the interests of the four subsidiary Debtors and the parent Debtor. The United States Trustee subsequently reconstituted the Committee to represent the interests of the four subsidiary Debtors and not the parent Debtor, because "the parent debtor, Texas Petrochemical Holdings Inc., case no. 03-40259-H3-11, has only one holder of the discount notes and no other unsecured creditors." The members of the Committee did not change in the reconstitution by the United States Trustee. The Committee is currently composed of the following parties:

U. S. Bank National Association                  Epic Asset Management
Indenture Trustee                                Attn: James Duplessie
Attn: Stephen Rivero, Vice President             One Bridge Plaza, Suite 265
550 South Hope Street, Suite 500                 Fort Lee, NJ 07024
Los Angeles, CA 90071                            Tel. 201.592.3290
Tel. 213.533.8154                                Fax. 201.592.3298
Fax.213.533-8729

Fidelity Management & Research Company           Federated Investors
Attn: Nate Van Duzer                             Attn: B. Anthony Delserone, Jr.
82 Devonshire St., MZ E31C                       1001 Liberty Avenue, 25th Floor
Boston, MA 02109                                 Pittsburgh, PA 15222
Tel. 617.392.8129                                Tel. 412.288.8659
Fax. 617.476.5174                                Fax. 412.288.6737

CenterPoint Energy Gas Resources Corp.           Eastman Chemical Financial Corporation
Attn: Robert W. Claude                           Attn: Lawrence E. Rifken, Esq.
P. O. Box 2628                                   McGuire Woods LLP
Houston, TX 77252-2628                           1750 Tysons Blvd., Suite 1800
Tel. 713.207.5603                                McLean, VA 22102
Fax. 713.207.0101                                Tel. 703.712.5337

Chevron Phillips Chemical Company
Attn: Darren Ercolani
P. O. Box 4910
The Woodlands, TX 77387
Tel. 832.813.4651
Fax. 832-813.4650

         3.       POSTPETITION FINANCING

         On September 4, 2003, the Bankruptcy Court entered a Stipulation and Final Order Authorizing Debtors' Limited Use of Cash Collateral Pursuant to 11 U.S.C. Section 363, Granting Replacement Liens and Adequate Protection to Certain Pre-Petition Secured Parties (Docket No. 197) (the "Final Order"). Prior to the Petition Date, the Debtors, Working Capital Lenders, and BofA executed the Revolving Credit Facility and the Working Capital Credit Documents. Pursuant to the Working Capital Credit Documents, the Working Capital Lenders agreed to lend up to $60 million to TPLP, of which approximately $43 million was outstanding as of July 20, 2003. In addition to the Revolving Credit Facility, the Debtors' debt structure is comprised of, the Term Loan, a term loan in the approximate amount of $56 million, made pursuant to the Term Loan Agreement among the Debtors, the Term Lenders, and the Term Agent.

         BofA holds, pursuant to the Working Capital Credit Documents, and as secured party for the benefit of the Working Capital Lenders, (a) valid, perfected, enforceable, priority liens upon and security interests in the "Bank Priority Collateral" (as such term is defined in the InterCreditor Agreement dated as of November 25, 2002, among BofA and Term Agent), including, without limitation, all of TPLP's inventory and receivables arising from the sale or lease of such inventory, (b) valid, perfected, enforceable, priority liens on the "Term Lender Priority Collateral" (as such term is defined in the InterCreditor Agreement), including, without limitation, substantially all of TPLP's real estate, fixtures, and equipment, (c) valid, perfected enforceable, priority liens (shared with the Term Lenders in accordance with the InterCreditor Agreement) in the "Shared Collateral" (as such term is defined in the InterCreditor Agreement), and (d) the proceeds and products of all of the foregoing whether existing or thereafter acquired (collectively, the "Working Capital Collateral") to secure the Debtors' obligations under the Working Capital Credit Documents.

         The Term Lenders hold, pursuant to the Term Loan Documents, (a) valid, perfected, enforceable, priority liens on the Term Lender Priority Collateral, including, without limitation, substantially all of TPLP's real estate, fixtures, and equipment, (b) valid, perfected, enforceable, priority liens upon and security interests in the Bank Priority Collateral, (c) valid, perfected enforceable, priority liens (shared with the Working Capital Lenders in accordance with the InterCreditor Agreement) in the Shared Collateral, and (d) the proceeds and products of all of the foregoing whether existing or thereafter acquired (collectively, the "Term Loan Collateral") to secure the Debtors' obligations under the Term Loan Documents.

         BofA and the Term Lenders consented to the Debtors' use of the Cash Collateral during the period beginning on September 4, 2003 and ending on the "Termination Date," which is earlier to occur of (a) an Order of the Bankruptcy Court terminating the use of Cash Collateral; or (b) February 5, 2004 at 5:00 p.m., C.S.T. (the "Budget Period"), unless otherwise extended in writing by the Lenders. BofA and the Term Lenders consented to the use of Cash Collateral solely and exclusively for the disbursements set forth in a budget, which was attached to the Final Order as "Exhibit A" (the "Budget").

         As adequate protection for the Working Capital Lenders, the Term Lenders and the Term Agent, the Debtors granted to BofA (for the benefit of the Working Capital Lenders and BofA) and to the Term Agent (for the benefit of the Term Lenders and the Term Agent) replacement security interests and liens to secure any diminution in value in Lenders' secured claims from the Petition Date (the "Post-Petition Liens") in and upon the Collateral and all other of the Debtors' then owned and after-acquired real and personal property, assets and rights, of any kind or nature, wherever located, and the proceeds, products, rents and profits thereof, whether arising from Section 552(b) of the Bankruptcy Code or otherwise (collectively, the "Post-Petition Collateral"). In addition, the Final Order provides for certain post-petition interest payments and the payment, on specified terms, of the professional fees of certain professionals of the Term Lenders and certain professionals of the Agent for the Working Capital Lenders. The Final Order provides for the payment of a carve-out of liens for the payment of allowed, but unpaid, professional fees and disbursements incurred by the Debtors in the bankruptcy cases and of allowed professional fees and disbursements incurred by the Committee in an aggregate amount not in excess of $1,000,000, unless an increased amount is otherwise agreed to in writing by BofA (on behalf of the requisite Working Capital Lenders) and the Term Lenders (on behalf of the requisite Term Lenders).

         The Lenders' consent to the Debtors' use of Cash Collateral is conditioned on the Debtors meeting certain material financial, reporting and procedural requirements. These requirements are considered events of default under the Final Order, giving BofA or the Term Lenders the right to file a motion to seek termination of the use of Cash Collateral under the Final Order. Included among the listed events of default are:

         (a) the failure of Debtors to maintain Adjusted Liquidity of not less than (a) $50,000,000 during the period of time from September 4, 2003 through October 16, 2003; or (b) $55,000,000 during the period of time from October 16, 2003 through February 5, 2004 For purposes of the Final Order, "Adjusted Liquidity" means the sum of (a) 85% of TPLC's "Eligible Accounts" (as such term is defined in the Revolving Credit Facility), plus (b) 50% of TPLC's "Eligible Inventory" (as such term is defined in the Revolving Credit Facility), and (c) 100% of all cash on deposit in deposit accounts maintained by Debtors' with Bank of America, N.A., so long as such cash constitutes Bank Priority Collateral;

         (b) when any delivered forecast of Adjusted Liquidity (delivered pursuant to the terms of the Final Order) reflects projected Adjusted Liquidity to be less than (a) $50,000,000 during the period of time from September 4, 2003 through October 16, 2003; or (b) $55,000,000 during the period of time from October 16, 2003 through February 5, 2004; or

         (c) the failure of the Debtors to achieve 75% of the projected EBITDA for any month, as those projections are set forth the Final Order; provided, however, that if the Debtors have achieved 90% of the projected EBITDA on a cumulative basis, then the failure to achieve 75% of the projected EBITDA in a month shall not constitute an event of default.

         The Final Order is also conditioned on the Debtors' filing a plan of reorganization and accompanying disclosure statement that the Debtors believe are adequate and confirmable under Sections 1125 and 1129 of the Bankruptcy Code on or before October 31, 2003. The Debtors have agreed that the confirmation of such plan of reorganization must occur, and that such plan of reorganization becomes effective, on or before February 5, 2004. The failure of the Debtors to meet any of these deadlines constitutes an event of default under the Final Order which would allow Lenders to seek a termination of the right to use Cash Collateral under the Final Order. The Debtors reserve the right to contest any alleged termination of the right to use Cash Collateral. The Debtors intend to file a motion with the Bankruptcy Court requesting that the February 5, 2004 deadline and the authorization to use Cash Collateral be extended until April 30, 2004. The Debtors' monthly operating reports filed to date reflect that Debtors are in compliance with financial covenants and requirements in the Final Order and have substantially exceeded any EBITDA requirements provided in the Final Order.

E.       RETENTION OF PROFESSIONALS

         The Debtors have sought and received Bankruptcy Court authority to retain certain professionals. The Debtors have retained KPMG LLP as the Debtors' accounting and restructuring advisors. Petrie Parkman has been retained as financial advisor and investment banker to the Debtors. Bracewell & Patterson, L.L.P. has been retained as bankruptcy counsel to the Debtors.

         The Committee has retained Stroock & Stroock & Lavan LLP as counsel and Baker & Hostetler LLP was authorized as co-counsel to the Committee.

         On September 19, 2003, the Committee filed an application requesting a Bankruptcy Court order authorizing the employment of Houlihan Lokey Howard Zukin Capital L.P. ("Houlihan") as financial advisor to the Committee, nunc pro tunc to July 28, 2003. BofA objected to the application, in part, based on the fee arrangement requested in the application; however, the Bankruptcy Court approved of the retention of Houlihan.

         On September 30, 2003, the Committee also filed an application requesting a Bankruptcy Court order authorizing the retention of Schirrmeister Ajamie L.L.P. ("Schirrmeister") as special litigation counsel to the Committee, nunc pro tunc to August 27, 2003. Both the United States Trustee and BofA filed objections to the retention of Schirrmeister; however, the Bankruptcy Court approved of the retention of Schirrmeister. Schirrmeister has been retained to pursue certain claims against an affiliate of BofA.

F.       ASSUMED AND REJECTED CONTRACTS AND LEASES

         During the pendency of the Debtors' bankruptcy cases, the Bankruptcy Court entered several orders rejecting executory contracts of the Debtors, including orders rejecting executory contracts with Atlantic Methanol, BMC Holdings, Inc., Southern Chemical Corporation, ST. Linden Terminal LLC, Margate Shipping Company, and GATX Financial Corporation. The Debtors rejected these executory contracts as a result of their business decision that under current market conditions it is no longer beneficial or economical for TPLP to engage in ongoing production of "on-purpose" MTBE. Additionally, the Bankruptcy Court has entered orders approving the assumption of the Debtors' contract with P.M.I. Trading Limited, NOVA Chemicals Corporation, Nova Chemicals, Inc., The Dow Chemical Company, Union Carbide Corporation, Dow Chemical Canada Inc., and Dow Europe GmbH. The assumed contracts involve the Debtors' critical crude C4 feedstock, along with certain reciprocal trade arrangements with the Debtors' critical suppliers and customers. Many of the other critical feedstock suppliers have been provided administrative claims under the terms of the Critical Vendor Order.

G.       ADVERSARY PROCEEDINGS

         The Debtors are currently involved in two adversary proceedings regarding property of the estate. ExxonMobil Chemical Company ("ExxonMobil") filed a complaint against the Debtors on July 29, 2003 seeking reclamation of all goods (approximately $160,000) delivered to TPLP shortly before July 20, 2003; the complaint has been assigned adversary proceeding no. 03-3856, and is scheduled for trial during the week of March 15-19, 2004. The Debtors have filed a response in the matter, requesting that the Bankruptcy Court deny all the relief requested by the plaintiff and issue a take nothing judgment for the plaintiff.

         On October 14, 2003 Kinder Morgan Liquid Terminals ("KMLT") initiated Adversary Proceeding No. 03-4055 by filing a Complaint for declaratory and other relief against TPLP, Bank of America, N.A., individually and as agent for certain other lenders (together "B of A"), Southern Chemical Corporation ("SCC"), and Regiment Capital Advisors, LLC ("Regiment"). In the Complaint, KMLT asserts that TPLP defaulted under a Master Service Agreement by failing to pay KMLT amounts owed thereunder in the sum of $354,698. KMLT further asserts that it has a perfected warehouseman's lien for all amounts owed on commodities stored and warehoused by KMLT. KMLT named both B of A and Regiment as defendants in the adversary proceeding as each has claimed a competing lien on the same commodities on which KMLT asserts its lien. Finally, KMLT named SCC as a defendant in the adversary proceeding because SCC also claims to have an ownership interest or, alternatively, a competing lien, on the same commodities on which KMLT asserts its interest. TPLP filed an answer to the Complaint disputing KMLT's allegations and asserting a counter claim against KMLT to avoid any lien that may exist on the subject commodities. TPLP also asserted a cross claim against defendant SCC claiming that the latter has no ownership interest or lien interest in the subject commodities. SCC answered KMLT's complaint by denying all material allegations asserted against it and also asserted counter claims against KMLT and cross claims against TPLP essentially arguing that SCC had superior ownership and/or lien rights to the subject commodities. B of A and Regiment answered the complaint, denying the material allegations therein, but did not allege any counter claims or cross claims. The adversary proceeding is in its infancy and is not set for trial until the early summer of 2004. The Debtors cannot predict with any certainty at this time what the outcome will be of this adversary proceeding but do not anticipate any long term material impact on the reorganization of the Debtors even if (i) TPLP were not to prevail on its claims and/or counterclaims, and/or (ii) the claims asserted against TPLP are decidedly adversely to TPLP.

H.       CRITICAL VENDOR ORDER

         As part of their "first day" motions, TPLP filed an Emergency Motion for Order Granting Administrative Expense Priority Status to Pre-Petition Claims of Critical Vendors Which Agree to Extend Post-Petition Trade Credit to the Debtors (the "Critical Vendor Motion" or "Motion"). A hearing on this motion was held July 30 and July 31, 2003 (the "Hearing"). At the Hearing on July 30, 2003, W.R. Huff Asset Management Co., LLC ("Huff Asset Management"), which had not filed a written objection, orally objected to the entry of the form of proposed order. After the withdrawal of all other objections to the proposed order, the Bankruptcy Court overruled Huff Asset Management's oral objection and, on July 31, 2003, entered the Order Granting Administrative Expense Priority Status to Pre-Petition Claims of Critical Vendors Which Agree to Extend Post-Petition Trade Credit to the Debtors (the "Critical Vendor Order"). The Critical Vendor Order sets out the procedure by which administrative expense priority status may be granted to certain claims.

         On August 8, 2003, Huff Asset Management filed a Notice of Appeal of the Critical Vendor Order; but it did not seek a stay of the Critical Vendor Order. On August 15, 2003, the Debtors filed a Notice of Cross-Appeal appealing the Bankruptcy Court's oral ruling denying the Debtors' objection to Huff Asset Management's standing. The appeal was assigned to the Honorable John D. Rainey in the United States District Court for the Southern District of Texas, Houston Division (the "District Court"), Case No. 03-3851. The parties have completed and filed their briefs, and the Debtors have filed a motion to dismiss the appeal based on Huff Asset Management's lack of standing. In addition to Huff Asset Management not holding any creditor claim against any of the Debtors, the Debtors have also objected to the standing of Huff Asset Management's affiliate, Huff Alternative Income Fund , LP to participate in the relief granted by the Critical Vendor Order. To date, the parties are awaiting resolution of the standing issues by the District Court.

         Pursuant to the procedures outlined in the Critical Vendor Order, the Debtors submitted Notices of Designation of Critical Vendor Status for the following vendors of TPLP: CenterPoint Energy Gas Resources Corp. ("CenterPoint"); Chevron Phillips Chemical Corp.; Dynegy Midstream Services, LP; Dynegy Liquids Marketing and Trade; Formosa Plastics Corporation USA; Praxair, Inc. and E. I. Dupont de Nemours & Co (the "Critical Vendors"). Although the Critical Vendor Order seeks only to grant administrative expense status to claims of certain vendors of TPLP and does not otherwise affect the other Debtor companies, and despite the fact that Huff Asset Management is not a creditor of TPLP, Huff Asset Management objected to the critical vendor designations filed by the Debtors. No other party objected to these designations. The Bankruptcy Court has entered three orders approving treatment under the Critical Vendor Order of the Critical Vendors designated by the Debtors. As a result of the Bankruptcy Court granting critical vendor status to the Critical Vendors, the Debtors' estates have administrative claims for the Critical Vendors in excess of $18 million. Huff Asset Management has filed a notice of appeal with respect to each of the Bankruptcy Court's orders granting critical vendor status to the Critical Vendors. The Debtors have filed notices of cross appeal on the issue of Huff Asset Management's standing to object to the individual designations of Critical Vendors. The parties have completed and filed their briefs on appeal of the Critical Vendor Order and the order granting critical vendor status to CenterPoint, and are currently awaiting resolution of the issues by the District Court. The parties are in the process of preparing their briefs with respect to the appeals relating to each of the other individual Critical Vendors. However, all of the Debtors' contracts with the approved Critical Vendors are included in Schedule I hereto, listing the contracts to be assumed by the Debtors upon the Effective Date of TPLP's Plan of Reorganization. Therefore, the Debtors anticipate that all of the appeals involving the Critical Vendor Order and the designations of the Critical Vendors may be mooted if the Plan Effective Date occurs before resolution of the appeals by the District Court.

I.       DEBTORS' MANAGEMENT

         As of the Petition Date, the following persons were employed as senior management of the Debtors (collectively, the "Petition Date Officers"): Carl S. Stutts, President and Chief Executive Officer; E. Joseph Grady, Senior Vice President of Finance and Chief Financial Officer; John Yoars, Senior Vice President of Operations; and Stephen R. Wright, Senior Vice President, Secretary and General Counsel.

         Under the TPLP Plan of Reorganization, senior management of New GP and the New Partnership will be: Carl S. Stutts, President and Chief Executive Officer; E. Joseph Grady, Senior Vice President of Finance and Chief Financial Officer; John Yoars, Senior Vice President of Operations; and Stephen R. Wright, Senior Vice President, Secretary and General Counsel.

J.       AUTOMATIC STAY LITIGATION

         As of the filing of this Joint Disclosure Statement, only one motion for relief from the automatic stay has been filed asserting rights to setoff claims. The movant and the Debtors reached an agreed resolution to the motion.

K.       SALES OF PROPERTY

         As of the date of this Joint Disclosure Statement, the Debtors have not requested Bankruptcy Court authority for any sales of property of the estate outside the ordinary course of business.

L.       PREFERENCES

         Pursuant to the Bankruptcy Code, a debtor may seek to recover, through adversary proceedings in the Bankruptcy Court, certain transfers of the debtor's property, including payments of cash, made while the debtor was insolvent during the 90 days immediately prior to the commencement of the bankruptcy case (or, in the case of a transfer to or on behalf of an "insider" (as defined by the Bankruptcy Code), one year prior to the commencement of the bankruptcy case). Such payments must have been made in respect of or on account of antecedent debt. The debtor can recover such transfer to the extent the transferee received more than it would have received on account of such pre-existing debt had the debtor been liquidated under Chapter 7 of the Bankruptcy Code. Such transfers include cash payments, pledges of security interests or other transfers of an interest in property.

         Under the Bankruptcy Code and under various state laws, a debtor may also recover or set aside certain transfers of property (fraudulent transfers), including the grant of a security interest in property, made while the debtor was insolvent or which rendered the debtor insolvent or undercapitalized to the extent the debtor received less than reasonably equivalent value for the transfer.

         The Debtors have conducted a preliminary investigation into whether such causes of action may exist. The Debtors have begun an effort to identify, develop and pursue, if appropriate, avoidance actions in respect of payments, distributions and other transfers made by, or on behalf of, the Debtors up to one year prior to the Petition Date. Specifically, the Debtors will analyze all payments to creditors that were paid an aggregate amount of $10,000 or more during the 90 days immediately prior the commencement of this bankruptcy case and all payments made to insiders during the one year prior to the commencement of this bankruptcy case in an attempt to determine what avoidance actions, if any, should be pursued.

         The payments to creditors in the 90 days before the commencement of this bankruptcy case are attached in Exhibit "G". Exhibit "G" merely identifies those transfers during the 90 day period that are being analyzed as potential avoidance actions. The inclusion of any payment in Exhibit "G" does not represent the Debtors' assessment of the validity of such potential action.

M.       FRAUDULENT TRANSFERS

         Fraudulent transfer law generally is designed to avoid two types of transactions: (i) conveyances that constitute "actual fraud" upon creditors, and
(ii) conveyances that constitute "constructive fraud" upon creditors. In the bankruptcy context, fraudulent transfer liability arises under Section 548 and 544 of the Bankruptcy Code. Section 548 permits the debtor-in-possession to "reach back" for a period of one year to avoid fraudulent transfers made by the debtors or fraudulent obligations incurred by the debtors, and Section 544 permits the debtor-in-possession to apply applicable state fraudulent transfer law to any such action. For example, if Texas state law were to apply, the debtor-in-possession could challenge conveyances, transfers or obligations made or incurred by the Debtors within the past four years if a number of technical requirements are met. The Debtors have conducted an initial review of payments made within one year of the filing of the petition. Additionally, TPLP reserves all rights to examine any transfers made to Affiliates which could be recovered pursuant to 11 U.S.C. Section 550, including any payments during the applicable statute of limitations, including but not limited to the time period provided at New York law.

N.       PROPERTY AND OTHER TAX ASSESSMENTS

         In addition to the foregoing reservations, the Debtors expressly reserve the right to review property and other tax assessments. The Debtors have consulted with advisors in an effort to recover tax payments based upon improper valuation rates and other general grievances for excessive tax obligations. Any tax claim which is treated as an Allowed tax claim, regardless of whether such claim is classified or unclassified under the Plan, shall be an Allowed claim subject to any challenges as may be brought pursuant to Bankruptcy Code section 505 or any other provision of the Bankruptcy Code to correct any tax, fine, penalty or addition to tax, whether now pending or hereafter commenced prior to the date the Final Decree is entered.

O.       POST-PETITION OPERATIONS

         Copies of the Debtors' Monthly Operating Reports reflecting the results of the Debtors' operations for each month the Debtors have been in bankruptcy are on file with the Clerk of the Bankruptcy Court.

                                      VII.
                            DESCRIPTION OF THE PLANS

A.       INTRODUCTION

         Summaries of the principal provisions of the Plans and the treatment of Allowed Claims and Interests are set forth below. The summaries are qualified in their entirety by the Plans. A copy of each Plan is attached hereto as Exhibits A-1 - A-5.

         1.       TPLP PLAN OF REORGANIZATION

                                                  ESTIMATED AMOUNT
  CLASS                 CLAIMS OR INTEREST            OF CLAIMS                          PROPOSED TREATMENT
-----------------------------------------------------------------------------------------------------------------------
Class 1             Allowed Priority Claims      $0.00                       Paid in full
-----------------------------------------------------------------------------------------------------------------------
Class 2             Allowed Secured Claims of    $42.2 million               Paid in full
                    the Revolving Lenders
-----------------------------------------------------------------------------------------------------------------------
Class 3             Allowed Secured Claims of    $56.8 million               Paid in full
                    the Term Lenders
-----------------------------------------------------------------------------------------------------------------------
Class 4             Allowed Other Secured        $343,830                    Paid in full, subject to valuation
                    Claims
-----------------------------------------------------------------------------------------------------------------------
Class 5             Allowed Unsecured Claims     $234.4 million              Holders of Eligible Allowed Unsecured
                                                                             Claims will receive shares of Class A
                                                                             Common Stock of New GP unless they
                                                                             validly elect the Cash Election.

                                                                             Holders of Eligible Allowed Unsecured
                                                                             Claims validly electing the Cash
                                                                             Election shall receive the Cash
                                                                             Election Amount in cash for each $1.00
                                                                             of the Permitted Cash amount of such
                                                                             holder's Eligible Allowed Unsecured
                                                                             Claim. The Cash Election Amount is
                                                                             expected to

                                                  ESTIMATED AMOUNT
  CLASS                 CLAIMS OR INTEREST            OF CLAIMS                        PROPOSED TREATMENT
-----------------------------------------------------------------------------------------------------------------------
                                                                             be approximately $0.1843 based on
                                                                             estimates made as of the date of this
                                                                             Joint Disclosure Statement, but could
                                                                             be less as described herein and in the
                                                                             TPLP Plan of Reorganization. The
                                                                             Individual Unsecured Claims Buy Back
                                                                             Amount is expected to equal 100% of
                                                                             the dollar amount of such holder's
                                                                             Eligible Allowed Unsecured Claim,
                                                                             unless the aggregate dollar amount of
                                                                             all Eligible Allowed Unsecured Claims
                                                                             validly electing the Cash Election is
                                                                             greater than approximately $108.5
                                                                             million (as adjusted by any changes to
                                                                             the Cash Election Amount), in which
                                                                             case the Permitted Amount will be less
                                                                             than 100% of the dollar amount of such
                                                                             holder's claim as described herein and
                                                                             in the TPLP Plan of Reorganization.
                                                                             Any portion of an Eligible Allowed
                                                                             Unsecured Claim that is not part of
                                                                             the Individual Unsecured Claims Buy
                                                                             Back Amount will be a Remaining
                                                                             Allowed Unsecured Claim.

                                                                             Holders of Remaining Allowed Unsecured
                                                                             Claims will receive a Pro Rata Share
                                                                             of the Class 5 Distribution Shares and
                                                                             a Pro Rata Share of any net cash
                                                                             proceeds from the Bank of America
                                                                             Litigation. The Class 5 Distribution
                                                                             Shares are expected to constitute from
                                                                             39.5% to 70.8% of the issued and
                                                                             outstanding capital stock of New GP
                                                                             representing from approximately 6% to
                                                                             19% of the voting power of the New GP
                                                                             (assuming conversion of all of

                                                  ESTIMATED AMOUNT
  CLASS                 CLAIMS OR INTEREST            OF CLAIMS                         PROPOSED TREATMENT
-----------------------------------------------------------------------------------------------------------------------
                                                                             the outstanding Preferred Stock of New
                                                                             GP), depending upon the aggregate
                                                                             amount of all Eligible Allowed
                                                                             Unsecured Claims validly electing the
                                                                             Cash Election (without giving any
                                                                             effect to the Stock Option Plan and
                                                                             assuming the Conversion Percentage is
                                                                             20.7%). The Conversion Percentage
                                                                             could be less, as described herein and
                                                                             in the TPLP Plan of Reorganization,
                                                                             which would mean that holders of
                                                                             Remaining Allowed Unsecured Claims
                                                                             would receive less of the issued and
                                                                             outstanding capital stock of New GP.
-----------------------------------------------------------------------------------------------------------------------
Class 6             Allowed Convenience Claims   $1.6 million                Paid in full
-----------------------------------------------------------------------------------------------------------------------
Class 7             Partnership Interests        N/A                         Extinguished
-----------------------------------------------------------------------------------------------------------------------

         The estimated amounts for Claims set forth above for the various Classes of Creditors are based on TPLP's financial statements and the schedules filed in the Cases, and do not include contingent and unliquidated claims.

         2.       PPHI PLAN OF LIQUIDATION

                                                  ESTIMATED AMOUNT
  CLASS                 CLAIMS OR INTEREST            OF CLAIMS                         PROPOSED TREATMENT
----------------------------------------------------------------------------------------------------------------------
Class 1             Allowed Priority Claims      $0                          Paid Allowed Amount of Priority Claim
                                                                             in Cash
----------------------------------------------------------------------------------------------------------------------
Class 2             Allowed Guaranty Claims      $99.58 million              Satisfied pursuant to the terms of the
                                                                             TPLP Plan of Reorganization
----------------------------------------------------------------------------------------------------------------------
Class 3             Allowed Secured Claims       $0                          (i) Paid in full; or (ii) collateral
                                                                             securing Claim surrendered
----------------------------------------------------------------------------------------------------------------------
Class 4             Allowed Unsecured Claims     $0                          Prorated share of Net Proceeds
----------------------------------------------------------------------------------------------------------------------
Class 5             Interests in the Debtor                                  Extinguished
----------------------------------------------------------------------------------------------------------------------

         The estimated amounts for Claims set forth above for the various Classes of Creditors are based on PPHI's financial statements and the schedules filed in the Cases, and do not include contingent and unliquidated claims.

         3.       TBCC PLAN OF LIQUIDATION

                                                 ESTIMATED AMOUNT
  CLASS                 CLAIMS OR INTEREST           OF CLAIMS                         PROPOSED TREATMENT
----------------------------------------------------------------------------------------------------------------------
Class 1             Allowed Priority Claims           $8,865                      Paid Allowed Amount of Priority Claim
                                                                                  in Cash
-----------------------------------------------------------------------------------------------------------------------
Class 2             Allowed Secured Claims            $    0                      (i) Paid in full; or (ii) collateral
                                                                                  securing Claim surrendered
-----------------------------------------------------------------------------------------------------------------------
Class 3             Allowed Unsecured Claims          $    0                      Prorated share of Net Proceeds
-----------------------------------------------------------------------------------------------------------------------
Class 4             Interests in the Debtor                                       Extinguished
----------------------------------------------------------------------------------------------------------------------

         The estimated amounts for Claims set forth above for the various Classes of Creditors are based on TBCC's financial statements and the schedules filed in the Cases, and do not include contingent and unliquidated claims.

         4.       TPCHC PLAN OF LIQUIDATION

                                                 ESTIMATED AMOUNT
  CLASS                 CLAIMS OR INTEREST           OF CLAIMS                         PROPOSED TREATMENT
----------------------------------------------------------------------------------------------------------------------
Class 1             Allowed Priority Claims      $95,520                     Paid Allowed Amount of Priority Claim
                                                                             in Cash
----------------------------------------------------------------------------------------------------------------------
Class 2             Allowed Guaranty Claims      $99.58 million              Satisfied pursuant to the terms of the
                                                                             TPLP Plan of Reorganization
----------------------------------------------------------------------------------------------------------------------
Class 3             Allowed Secured Claims       $0                          (i) Paid in full; or (ii) collateral
                                                                             securing Claim surrendered;
----------------------------------------------------------------------------------------------------------------------
Class 4             Allowed Unsecured Claims     $348 million                Prorated share of Net Proceeds
----------------------------------------------------------------------------------------------------------------------
Class 5             Interests in the Debtor                                  Extinguished
----------------------------------------------------------------------------------------------------------------------

         The estimated amounts for Claims set forth above for the various Classes of Creditors are based on TPCHC's financial statements and the schedules filed in the Cases, and do not include contingent and unliquidated claims.

         5.       TPHI PLAN OF LIQUIDATION

                                                 ESTIMATED AMOUNT
  CLASS               CLAIMS OR INTEREST             OF CLAIMS                         PROPOSED TREATMENT
----------------------------------------------------------------------------------------------------------------------
Class 1             Allowed Priority Claims      $0                          Paid Allowed Amount of Priority Claim
                                                                             in Cash
----------------------------------------------------------------------------------------------------------------------
Class 2             Allowed Guaranty Claims      $99.58 million              Satisfied pursuant to the terms of the
                                                                             TPLP Plan of Reorganization
----------------------------------------------------------------------------------------------------------------------
Class 3             Allowed Secured Claims       $0                          (i) Paid in full; or (ii) collateral
                                                                             securing Claim surrendered
----------------------------------------------------------------------------------------------------------------------
Class 4             Allowed Unsecured Claims     $72.74 million              Prorated share of Net Proceeds
----------------------------------------------------------------------------------------------------------------------
Class 5             Interests in the Debtor                                  Extinguished
----------------------------------------------------------------------------------------------------------------------

         The estimated amounts for Claims set forth above for the various Classes of Creditors are based on TPHI's financial statements and the schedules filed in the Cases, and do not include contingent and unliquidated claims.

B.       DESIGNATION OF CLAIMS AND INTERESTS

         The following is a designation of the Classes of Claims and Interests under the Plans. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims described in Article 2 of the Plans have not been classified and are excluded from the following Classes. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class, and is classified in another Class or Classes to the extent that any remainder of the Claim or Interest qualifies within the description of such other Class or Classes. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released or otherwise satisfied before the Effective Date; a Claim or Interest which is not an Allowed Claim or Interest is not in any Class. Notwithstanding anything to the contrary contained in the Plans, no Distribution shall be made on account of any Claim or Interest which is not an Allowed Claim or Allowed Interest.

         1.       TPLP PLAN OF REORGANIZATION

                     CLASS                                                           STATUS
-----------------------------------------------------------------------------------------------------------------
Class 1: Allowed Priority Claims                                   Unimpaired - not entitled to vote
-----------------------------------------------------------------------------------------------------------------
Class 2: Allowed Secured Claims of the Revolving Lenders           Unimpaired - not entitled to vote
-----------------------------------------------------------------------------------------------------------------
Class 3: Allowed Secured Claims of the Term Lenders                Unimpaired - not entitled to vote
-----------------------------------------------------------------------------------------------------------------
Class 4: Other Allowed Secured Claims                              Unimpaired - not entitled to vote
-----------------------------------------------------------------------------------------------------------------
Class 5: Allowed Unsecured Claims                                  Impaired - entitled to vote
-----------------------------------------------------------------------------------------------------------------
Class 6: Allowed Convenience Claims                                Unimpaired - not entitled to vote
-----------------------------------------------------------------------------------------------------------------

Class 7: Partnership Interests                                     Under section 1126(g) of the Bankruptcy
                                                                   Code, the holders of Partnership Interests
                                                                   in Class 7 are presumed to have voted to
                                                                   reject the plan
-------------------------------------------------------------------------------------------------------------

         2.       PPHI PLAN OF LIQUIDATION

              CLASS                                                              STATUS
----------------------------------------------------------------------------------------------------------
Class 1: Allowed Priority Claims                              Unimpaired - not entitled to vote
----------------------------------------------------------------------------------------------------------
Class 2: Allowed Guaranty Claims                              Impaired - entitled to vote
----------------------------------------------------------------------------------------------------------
Class 3: Allowed Secured Claims                               Unimpaired - not entitled to vote
----------------------------------------------------------------------------------------------------------
Class 4: Allowed Unsecured Claims                             Impaired - entitled to vote
----------------------------------------------------------------------------------------------------------
Class 5: Interests in the Debtor                              Under section 1126(g) of the Bankruptcy
                                                              Code, the holders of Interests in Class 5
                                                              are  presumed to have voted to reject the
                                                              plan
----------------------------------------------------------------------------------------------------------

         3.       TBCC PLAN OF LIQUIDATION

              CLASS                                                             STATUS
----------------------------------------------------------------------------------------------------------
Class 1: Allowed Priority Claims                             Unimpaired - not entitled to vote
---------------------------------------------------------------------------------------------------------
Class 2: Allowed Secured Claims                              Unimpaired - not entitled to vote
---------------------------------------------------------------------------------------------------------
Class 3: Allowed Unsecured Claims                            Impaired - entitled to vote
---------------------------------------------------------------------------------------------------------
Class 4: Interests in the Debtor                             Under section 1126(g) of the Bankruptcy
                                                             Code, the holders of Interests in Class 4
                                                             are presumed to have voted to reject the
                                                             plan
---------------------------------------------------------------------------------------------------------

         4.       TPCHC PLAN OF LIQUIDATION

              CLASS                                                            STATUS
----------------------------------------------------------------------------------------------------------
Class 1: Allowed Priority Claims                             Unimpaired - not entitled to vote
---------------------------------------------------------------------------------------------------------
Class 2: Allowed Guaranty Claims                             Impaired - entitled to vote
---------------------------------------------------------------------------------------------------------
Class 3: Allowed Secured Claims                              Unimpaired - not entitled to vote
---------------------------------------------------------------------------------------------------------
Class 4: Allowed Unsecured Claims                            Impaired - entitled to vote
---------------------------------------------------------------------------------------------------------
Class 5: Interests in the Debtor                             Under section 1126(g) of the Bankruptcy
                                                             Code, the holders of Interests in Class 5
                                                             are presumed to have voted to reject the
                                                             plan
---------------------------------------------------------------------------------------------------------

5.       TPHI PLAN OF LIQUIDATION

              CLASS                                                            STATUS
----------------------------------------------------------------------------------------------------------
Class 1: Allowed Priority Claims                             Unimpaired - not entitled to vote
---------------------------------------------------------------------------------------------------------
Class 2: Allowed Guaranty Claims                             Impaired - entitled to vote
---------------------------------------------------------------------------------------------------------
Class 3: Allowed Secured Claims                              Unimpaired - not entitled to vote
---------------------------------------------------------------------------------------------------------
Class 4: Allowed Unsecured Claims                            Impaired - entitled to vote
---------------------------------------------------------------------------------------------------------
Class 5: Interests in the Debtor                             Under section  1126(g) of the Bankruptcy
                                                             Code, the holders of Interests in Class 5
                                                             are presumed to have voted to reject the
                                                             plan
---------------------------------------------------------------------------------------------------------

                                     VIII.
                   TREATMENT OF ADMINISTRATIVE EXPENSE CLAIMS
                             AND PRIORITY TAX CLAIMS

A.       TREATMENT OF ALLOWED ADMINISTRATIVE EXPENSE CLAIMS

         Each holder of an Allowed Administrative Expense Claim shall receive in full satisfaction, release and discharge of and in exchange for such Claim the amount of such Allowed Administrative Expense Claim, in cash, on or as soon as practicable after the later of (i) the Effective Date; (ii) the date that is ten
(10) Business Days after the Allowance Date; or (iii) such other date as may be agreed upon in writing by the holder of such Claim and the Liquidating Trustee, after consultation with the Committee, if it exists at the time of such agreement.

         All requests for payment or any other means of preserving and obtaining payment of Administrative Expense Claims, other than Ordinary Course Administrative Claims, that have not been paid, released or otherwise settled, including all requests for payment of Professional Claims, must be filed with the Bankruptcy Court and served upon the Liquidating Trustee no later than the earlier of (i) a date established by the Bankruptcy Court as the Administrative Expense Bar Date and (ii) forty-five (45) days after the Effective Date. Any request for payment of Administrative Expense Claims that is not timely filed as set forth above will be forever disallowed and barred, and holders of such Claims will not be able to assert such Claims in any manner against the Debtor, the Liquidating Trust, the Estate, the New Partnership and its Affiliates or any of their respective Representatives; provided, however, that Ordinary Course Administrative Claims shall be paid in the ordinary course of the New Partnership's business and, if applicable, pursuant to the terms agreed upon by the New Partnership and such Creditors.

B.       TREATMENT OF ALLOWED PRIORITY TAX CLAIMS

         Each holder of an Allowed Priority Tax Claim shall receive in full satisfaction, release and discharge of and in exchange for such Claim (i) the amount of such Allowed Priority Tax Claim, in cash, on or as soon as practicable after the later of (x) the Effective Date, or (y) the date that is ten (10) Business Days after the Allowance Date; or (ii) such other treatment as may be agreed upon in writing by the holder of such Claim and the Liquidating Trustee, after consultation with the Committee, if it exists at the time of such agreement.

                                      IX.
                         CLASSIFICATION AND TREATMENT OF
                         CLASSIFIED CLAIMS AND INTERESTS

A.       TPLP PLAN OF REORGANIZATION

         1.       CLASS 1 - ALLOWED PRIORITY CLAIMS AGAINST TPLP

                  a. CLASSIFICATION: Class 1 consists of all Allowed Priority Claims against TPLP.

                  b. TREATMENT: Each holder of an Allowed Priority Claim shall receive in full satisfaction, release and discharge of and in exchange for such Claim the amount of such Allowed Priority Claim, in cash, on or as soon as practicable after the latest of (i) the Effective Date; (ii) the date that is ten (10) Business Days after the Allowance Date; or (iii) such other date as may be agreed upon in writing by the holder of such Claim and the Liquidating Trustee after consultation with the Committee, if it exists at the time of such agreement. Class 1 is unimpaired.

         2.       CLASS 2 - ALLOWED SECURED CLAIMS OF THE REVOLVING LENDERS
AGAINST TPLP

                  a. CLASSIFICATION: Class 2 consists of all Allowed Secured Claims of the Revolving Lenders against TPLP.

                  b. TREATMENT: The Revolving Lenders shall each hold an Allowed Secured Claim in the full amount of such Secured Claim subject only to a final determination of the Allowed amount of interest, costs, charges and professional fees, which Allowed Secured Claim (inclusive of Allowed interest, costs, charges and professional fees) shall not be subject to any right of setoff under 11 U.S.C. Section 553 or other applicable law, recoupment, subordination under 11 U.S.C. Section 510 or other applicable law, recharacterization, avoidance under any provision of chapter 5 of the Bankruptcy Code or other applicable law, or any other claim or defense, whether arising under law or equity and the Revolving Lenders shall receive in full satisfaction, release and discharge of and in exchange for such Allowed Secured Claim including the Allowed amount of interest, costs, charges and professional fees, the full amount of such Allowed Secured Claim of the Revolving Lenders, in cash, on the Effective Date (as to all amounts except interest, costs, charges and professional fees in dispute, if any, on the Effective Date) or the Allowance Date (as to all such disputed amounts that become Allowed). The Debtor and the Committee waive the right to contest the amount, validity, priority or other rights of the Revolving Lenders' Allowed Secured Claim other than the final determination of the Allowed amount of interest, costs, charges and professional fees; provided, however, that the Liquidating Trustee, on behalf of the Estate, shall retain the right to assert the Bank of America Litigation against Bank of America, N.A. The Revolving Lenders shall release their Lien following payment on the Effective Date of their Allowed Secured Claims. The Debtor shall provide, and transfer to the Liquidating Trustee a cash reserve equal to the amount of any disputed interest, costs, charges and professional fees of the Revolving Lenders. Class 2 is unimpaired.

         Notwithstanding anything to the contrary contained in the TPLP Plan of Reorganization, the Debtor, Committee and the Liquidating Trustee shall retain the right to object to any Claim of the Revolving Lenders which does not directly arise from the outstanding debt as of the Petition Date, in the principal amount of approximately $43 million and any Allowed interest, costs, charges and professional fees specifically related thereto. The right to object provided above shall include, but shall not be limited to, any Claim asserted by the Revolving Lenders for indemnity arising from the Bank of America Litigation. The Debtors shall have no obligation under the TPLP Plan of Reorganization, or otherwise, to establish any cash or other reserve related to a Claim of the Revolving Lenders (as provided above) which is the subject of an objection as of the Effective Date.

         3.       CLASS 3 - ALLOWED SECURED CLAIMS OF THE TERM LENDERS AGAINST
TPLP

                  a. CLASSIFICATION: Class 3 consists of all Allowed Secured Claims of the Term Lenders against TPLP.

                  b. TREATMENT: Each of the Term Lenders shall hold an Allowed Secured Claim in the full amount of such Secured Claim subject only to a final determination of the Allowed amount of their default interest, costs, charges and professional fees, which Allowed Secured Claim (inclusive of Allowed interest, costs, charges and professional fees) shall not be subject to any right of setoff under 11 U.S.C. Section 553 or other applicable law, recoupment, recharacterization, subordination, avoidance under any provision of chapter 5 of the Bankruptcy Code or other applicable law, or any other claim or defense, whether arising under law or equity. The Term Lenders (or each holder of the Term Loans) shall receive in full satisfaction, release and discharge of and in exchange for such Allowed Secured Claim, including any Allowed amount for interest, costs, charges and professional fees, the full amount of such Allowed Secured Claim of the Term Lenders, all principal, non-default interest and undisputed costs, undisputed charges and undisputed professional fees, which shall be paid indefeasibly in cash on the Effective Date. All default interest and disputed costs, disputed charges and disputed professional fees of any of the Term Lenders which may be disputed, in a manner provided in the TPLP Plan of Reorganization) shall be paid indefeasibly in cash on the Allowance Date (as to such amounts that become Allowed by the Court). The amount, validity, priority or other rights of the Term Lenders' Allowed Secured Claim (other than the final determination of the Allowed amount of default interest, and any disputed costs, disputed charges and disputed professional fees and other amounts that are not previously paid or payable pursuant to the Final Cash Collateral Order and any extension(s) thereof) are allowed as set forth in the Term Lenders' proofs of claim, unless disputed on or prior to the Confirmation Date. Notwithstanding any other provision of the TPLP Plan of Reorganization, the Debtors shall indefeasibly pay (either by wire transfer or in a form the parties agree) on the Effective Date to the Term Lenders (without deduction for any amount owed to the Agent, which amount may be disputed) an amount not less than the sum of (i) the outstanding principal amount of the Term Loans, plus (ii) all accrued and unpaid non-default rate interest, calculated at 14% per annum (the "Initial Term Lender Payment"). All professional fees of the Term Lenders as provided for in the Final Cash Collateral Order, or such other reasonable professional fees, shall be reviewed and paid on the dates and in the manner provided therein; all unpaid professional fees of the Term Lenders, including pre-petition professional fees and expenses, for which invoices have been presented to the Debtors and the Committee at least ten (10) days prior to the Effective Date to the extent no written objection has been asserted prior to the Effective Date, shall be paid on or before the Effective Date directly to the professionals submitting the invoice. Except as provided in the prior sentence, all professional fees of the Term Lenders that are accrued but unpaid as of the Effective Date shall be reviewed and paid in the manner provided in the Final Cash Collateral Order, subject to appropriate review and objection in the manner provided in the Final Cash Collateral Order. The Term Lenders' Lien shall be released immediately after payment by the Debtors of their Allowed Secured Claims (which payment amount shall be exclusive of any disputed default interest, costs, charges and professional fees, but shall not be less than the Initial Term Lender Payment, plus any professional fees due and owing in the manner provided in the TPLP Plan of Reorganization or the Final Cash Collateral Order). The Liquidating Trustee shall establish, and the Debtors shall fund, the Term Lender Escrow (as defined below) on the Effective Date.

         TPLP shall provide, to the extent any dispute exists on any amounts owed to the Term Lenders, and transfer to the Liquidating Trustee's segregated account as provided below, a cash reserve in the amount of any disputed default interest (at 2% per annum on all outstanding amounts, accruing from July 1, 2003 to the Effective Date), costs, charges and professional fees of the Term Lenders (the "Term Lender Escrow"). The full amount of the Term Lender Escrow shall be maintained in a separate, segregated escrow account by the Liquidating Trustee, which funds shall not be available for disbursements to Creditors other than the Term Lenders until all disputes, if any, are resolved by the parties or by the Bankruptcy Court. The Term Lender Escrow shall not constitute property of the Debtors' Estate under 11 U.S.C. Section 541 and shall be for the benefit of the Term Lenders and their professionals, up to the amount of any disputed claims as of the Effective Date which become Allowed. The amount of any default interest, costs, charges and professional fees which may be disputed but which become Allowed by the Bankruptcy Court shall be paid out of the Term Lender Escrow to the extent sufficient (and by the Liquidating Trust to the extent insufficient) by wire transfer to the Term Lenders or in the case of professional fees, to the professional as set forth above. All payments made to the Term Lenders or their professionals shall be indefeasible. All post-Effective Date professional fees of the Term Lenders shall be reviewed and paid by the Liquidating Trustee in the manner set forth in the Final Cash Collateral Order (as it relates to timing of presentment, objection and payment of lender professional fees), and the Liquidating Trustee or the New Partnership reserves the right to review and object to all post-Effective Date obligations owed to the Term Lenders and/or the Agent, if any. Class 3 is unimpaired.

         4.       CLASS 4 - ALLOWED OTHER SECURED CLAIMS AGAINST TPLP

                  a. CLASSIFICATION: Class 4 consists of all Allowed Other Secured Claims against TPLP.

                  b. TREATMENT: Each holder of an Allowed Other Secured Claim shall receive in full satisfaction, release and discharge of and in exchange for such Claim at the election of the Debtor, if such election is made prior to the Effective Date, or at the election of the Liquidating Trustee, if such election is made after the Effective Date, after consultation with the Committee, if it exists at the time of such election, either (a) the full amount, subject to valuation, of such Allowed Other Secured Claim, in cash, on or as soon as practicable after the latest of (i) the Effective Date; (ii) the date that is ten (10) Business Days after the Allowance Date; or (iii) such other date as may be agreed upon in writing by the holder of such Claim and the Liquidating Trustee; or (b) the Collateral securing the Claim of such Allowed Other Secured Claim, without representation or warranty. In the case of option (b) above, in the event that any such Claim is not completely satisfied by such distribution, the deficiency amount will constitute a deficiency claim and such claim will be designated and treated as an Unsecured Claim in Class 5. The holder of an obligation owed to the Debtor subject to a valid setoff claim under Section 553 of the Bankruptcy Code (as determined by the Bankruptcy Court upon dispute) as against an Allowed Claim, shall be entitled to the recognition and enforcement, regardless of
Section 362 of the Bankruptcy Code, of any valid offset right provided by applicable law. The Debtor and the Liquidating Trustee shall retain the right to contest the amount, validity, priority or other rights of any alleged Other Secured Claim, and pending the determination of whether such Secured Claim is an Allowed Secured Claim, the Debtor or the Liquidating Trustee may establish a cash fund in an amount that the Debtor or the Liquidating Trustee determines, in good faith, should be adequate to satisfy the Allowed amount of such alleged Secured Claim. The holder of any Lien securing any such alleged Secured Claim shall be required to immediately release its Lien, following the Debtor's or the Liquidating Trustee's filing of a notice of such dispute with the Bankruptcy Court which states the amount the Debtor or the Liquidating Trustee believes will be sufficient to satisfy the Allowed amount of such alleged Secured Claim, and the holder of the alleged Secured Claim shall retain its Lien only as against the cash fund so established by the Debtor or the Liquidating Trustee with respect to such alleged Secured Claim. Should the alleged Other Secured Claim, pursuant to a Final Order of the Bankruptcy Court, be Allowed in an amount in excess of the cash fund established for it, the excess amount of such Claim shall be treated in the manner provided herein for Allowed Administrative Expense Claims. During the pendency of any dispute on the Allowance of an alleged Secured Claim, interest may only accrue at the interest rate agreed to by the parties, or as provided by the Bankruptcy Court, and such interest shall be payable only following the Bankruptcy Court's Allowance of the Secured Claim then in dispute and only on the portion of such Secured Claim so Allowed. Class 4 is unimpaired.

         5.       CLASS 5 - ALLOWED UNSECURED CLAIMS AGAINST TPLP

                  a. CLASSIFICATION: Class 5 consists of all Allowed Unsecured Claims against TPLP.

                  b. TREATMENT: Each holder of an Allowed Unsecured Claim shall receive in full satisfaction, release, discharge of and in exchange for such Claim, (i) to the extent that such holder validly elected the Cash Election and such Claim was the Individual Unsecured Claims Buy Back Amount of an Eligible Allowed Unsecured Claim, cash in an amount equal to the Cash Election Amount for each $1.00 of the Individual Unsecured Claims Buy Back Amount of such Claim, to be distributed as provided in Article X of the TPLP Plan of Reorganization, and (ii) to the extent that such Claim of such holder is a Remaining Allowed Unsecured Claim, a Pro Rata Share of the Class 5 Distribution Shares, to be distributed as provided in Article X of the TPLP Plan of Reorganization, and a Pro Rata Share of any net cash proceeds from the Bank of America Litigation. Class 5 is impaired.

         The aggregate number of Class 5 Distribution Shares will equal (i) the Pre-Closing Unsecured Claims Equity Value divided by (ii) $6.86. Such number of shares will be calculated to one decimal place and rounded down to the next lower whole share. The number of Class 5 Distribution Shares will be calculated using the foregoing formula, but based on estimates made as of the date of this Joint Disclosure Statement, if the aggregate number of Class 5 Distribution Shares were calculated as of the date of this Joint Disclosure Statement (assuming that no Creditor elected the Cash Election) there would be approximately 7.09 million shares of Class 5 Distribution Shares issued to the Liquidating Trust for distribution to the holders of Remaining Allowed Unsecured Claims, representing approximately 19% of the voting power of New GP on an as converted basis and the shares of Preferred Stock of New GP issued to the New Equity Investor would be convertible into approximately 2.91 million shares of Class B Common Stock, representing approximately 81% of the voting power of New GP on an as converted basis.

         The Ballot will provide each holder of an Eligible Allowed Unsecured Claim an opportunity to elect whether or not such holder wishes to elect the Cash Election. A holder of an Eligible Allowed Unsecured Claim may elect the Cash Election with respect to all, but not less than all, of such Eligible Allowed Unsecured Claim. If no Ballot is returned, or if the Cash Election is not validly elected on a Ballot, as determined by TPLP, then the holder has not validly elected the Cash Election and therefore will receive a Pro Rata Share of the Class 5 Distribution Shares and a Pro Rata Share of any net cash proceeds from the Bank of America Litigation, rather than the Cash Election Payment Amount, for such Allowed Unsecured Claim. For a discussion of the factors that should be considered prior to such an election, please see "Risk Factors - Risks Related to Confirmation - Holders of Class A Common Stock of New GP Will Be Subject to Significant Dilution."

         The Ballot will provide each holder of a Remaining Allowed Unsecured Claim against TPLP (or in the case of a Claimant electing the Cash Election, a contingent holder of a Remaining Allowed Unsecured Claim) an opportunity to elect whether such holder will be a party to (and whether the Class 5 Distribution Shares issued to such holder, if any, will be governed by) the Investor Rights Agreement. If no Ballot is returned or if no election is specified on the Ballot, then the holder has not elected to be a party to and not to have its Class 5 Distribution Shares governed by the Investor Rights Agreement. For a discussion of the factors that should be considered prior to such an election, please see "Risk Factors - Risks Related to Confirmation - Holders of Remaining Allowed Unsecured Claims Failing to Elect to have Shares of Class A Common Stock of New GP Governed by the Investor Rights Agreement will not Receive any of the Benefits, or be Subject to any of the Restrictions, Provided Under the Investor Rights Agreement" and " - Shares of Class A Common Stock of New GP Governed by the Investor Rights Agreement Are Subject to Significant Restrictions on Transfer."

         Article VIII of the TPLP Plan of Reorganization provides that each holder of an Allowed Claim that is an Eligible Allowed Unsecured Claim validly electing the Cash Election shall receive in satisfaction, release and discharge of and in exchange for the Individual Unsecured Claims Buy Back Amount of such holder's Eligible Allowed Unsecured Claim, cash in an amount equal to the Cash Election Amount for each $1.00 of the Individual Unsecured Claims Buy Back Amount of such Claim.

         The following definitions, found in the TPLP Plan of Reorganization, serve as an aid to understanding this section of the Joint Disclosure Statement and are included for your reference.

         "Bank of America Litigation" means those claims of the Estate as asserted in the Original Complaint of the Official Committee of Unsecured Creditors in Adversary Proceeding No. 03-4212 before the Bankruptcy Court.

         "Cash Election Amount" means an amount equal to (i) $0.20 multiplied by
(ii) the Conversion Percentage divided by (iii) 0.225. The actual Cash Election Amount will be calculated using the foregoing formula, but based on estimates made as of the date of this Joint Disclosure Statement, if the Cash Election Amount were calculated on the date of this Joint Disclosure Statement it would be approximately $0.1843.

         "Conversion Percentage" means, at any particular time, a decimal fraction equal to (i) the difference between (a) the greater of (x) $134,700,000 and (y) the Pre-Closing Enterprise Value (as defined and used in the Bid Procedures Order) established by the Accepted Bid (as defined and used in the Bid Procedures Order) pursuant to the Bid Procedures Order, and (b) the greater of (x) $86,100,000 and (y) the aggregate amount of Net Senior Claims, divided by
(ii) the amount of Allowed Unsecured Claims (including any such Claims which have elected the Cash Election) , in each case as of such time; provided, however, that for purposes of calculating the Estimated Class 5 Distribution Shares, the Conversion Percentage shall be calculated using the sum of the Estimated Cash Purchase Price (excluding the amount in clause (h) of its definition) plus the estimated amount of Transaction Expenses in place of Net Senior Claims in clause (i)(b)(y) above. The Conversion Percentage will be calculated using the foregoing formula, but based on estimates made as of the date of this Joint Disclosure Statement, if the Conversion Percentage were calculated on the date of this Joint Disclosure Statement it would be approximately 20.7%.

         "Debtor Cash Amount" means the Closing Date Cash (i.e., the Debtor's cash on hand, in bank accounts or otherwise, at the opening of business on the Closing Date) plus any subsequent cash receipts by the Debtor or the Liquidating Trust (without duplication) other than (i) those related to the Bank of America Litigation, and (ii) any cash delivered to the Liquidating Trust subsequent to the Closing pursuant to the adjustment procedures in Section 11.11 of the TPLP Plan of Liquidation.

         "Individual Unsecured Claims Buy Back Amount" means, when used in connection with an Eligible Allowed Unsecured Claim with respect to which the holder has validly elected the Cash Election, an amount equal to (i) the dollar amount of such holder's Eligible Allowed Unsecured Claim multiplied by (ii) the Permitted Cash Percentage.

         "Maximum Unsecured Claims Buy Back Amount" means an amount equal to $20,000,000 divided by the Cash Election Amount. The Maximum Unsecured Claims Buy Back Amount will be calculated using the foregoing formula, but based on estimates made as of the date of this Joint Disclosure Statement, if the Maximum Unsecured Claims Buy Back Amount were calculated on the date of this Joint Disclosure Statement it would be approximately $108.5 million.

         "Net Senior Claims" means, as of any particular date, (i) the aggregate amount of all Senior Claims, plus (ii) the aggregate amount of Transaction Expenses, minus (iii) the Debtor Cash Amount, in each case as of such date.

         "Permitted Cash Percentage" means, as of any particular date, when used in connection with Eligible Allowed Unsecured Claims making the Cash Election,
(i) if the aggregate dollar amount of all Eligible Allowed Unsecured Claims validly electing the Cash Election is greater than the Maximum Unsecured Claims Buy Back Amount, a percentage equal to 100.00% multiplied by a fraction calculated by dividing (a) the Maximum Unsecured Claims Buy Back Amount by (b) the aggregate dollar amount of all Eligible Allowed Unsecured Claims with respect to which the Cash Election was validly made; or (ii) if the dollar amount of Eligible Allowed Unsecured Claims validly electing the Cash Election is less than or equal to the Maximum Unsecured Claims Buy Back Amount, a percentage equal to 100.00%. The Permitted Cash Percentage shall be calculated to three decimal places and rounded to the nearest 1/100th of one percent.

         "Pre-Closing Unsecured Claims Equity Value" means, as of any particular date, the product of (i) the aggregate dollar amount of the Remaining Allowed Unsecured Claims multiplied by (ii) the Conversion Percentage, in each case as of such date.

         "Remaining Allowed Unsecured Claims" means all Allowed Unsecured Claims and portions thereof with respect to which cash is not received or to be received in satisfaction, release, discharge of and in exchange for such Claim or portion thereof pursuant to the Cash Election. Remaining Allowed Unsecured Claims therefore include (i) all Allowed Unsecured Claims with respect to which the Cash Election was not validly elected and (ii) if the Permitted Cash Percentage is less than 100.00%, a portion of each Eligible Allowed Unsecured Claim with respect to which the Cash Election was validly elected equal to (a) the amount of such Eligible Allowed Unsecured Claim multiplied by (b) the Remaining Percentage.

         "Remaining Percentage" means, when used in connection with portions of Eligible Allowed Unsecured Claims validly electing the Cash Election that nevertheless will receive Class 5 Distribution Shares, 100.00% minus the Permitted Cash Percentage.

         "Senior Claims" means the aggregate of the amount necessary for the Debtor or the Liquidating Trustee to pay all of the following amounts to be paid under the TPLP Plan of Reorganization: (a) Allowed Administrative Expense Claims, other than Ordinary Course Administrative Claims, (b) Ordinary Course Administrative Claims not assumed by the New Partnership as Assumed Liabilities,
(c) Allowed Priority Tax Claims, (d) Allowed Priority Claims, (e) Allowed Secured Claims of the Revolving Lenders, (f) Allowed Secured Claims of the Term Lenders, (g) Allowed Other Secured Claims, (h) the fees and expense of the Indenture Trustee as provided in Section 10.3.1 of the TPLP Plan of Reorganization, (i) amounts necessary for cure payments under Section 13.2 of the TPLP Plan of Reorganization, (j) Allowed Convenience Claims, (k) any statutory fees payable as provided in Section 18.1 of the TPLP Plan of Reorganization, (l) an amount sufficient to fund the liquidation plan obligations of TBCC pursuant to Section 11.9.4 of the TPLP Plan of Reorganization, and (m) an amount sufficient to pay or to establish reserves for other ongoing expenses of the Liquidating Trust after the Effective Date.

         "Transaction Expenses" means the aggregate amount necessary to pay all out of pocket fees, costs and expenses (including, without limitation, legal, accounting and financial advisory fees and expenses) in connection with the transactions contemplated by the TPLP Plan of

Reorganization or the Investment Agreement that are (i) agreed to by the Debtor and the Committee and paid by the New Partnership or any of its Affiliates or
(ii) reasonably incurred by or on behalf of the New Partnership or any of its Affiliates, in each case whether incurred before, on or after the date of the TPLP Plan of Reorganization. The Transaction Expenses shall include the obligations (up to $2,000,000 in the aggregate), as provided in Section 15.5 of the TPLP Plan of Reorganization, which are related to the Huff Litigation and provided to the Indemnified Persons (as defined in Section 15.5 of the TPLP Plan of Reorganization).

         6.       CLASS 6 - ALLOWED CONVENIENCE CLAIMS AGAINST TPLP

                  a. CLASSIFICATION: Class 6 consists of all Allowed Convenience Claims against TPLP.

                  b. TREATMENT: Each holder of an Allowed Convenience Claim (or Claims aggregated and treated as one Claim) shall receive in full satisfaction, release and discharge of and in exchange for such Claim the full amount of such Allowed Convenience Claim, in cash, on or as soon as practicable after the latest of (i) the Effective Date; (ii) the date that is ten (10) Business Days after the Allowance Date; or (iii) such other date as may be agreed upon in writing by the holder of such Claim and the Debtor or the Liquidating Trustee, after consultation with the Committee, if it exists at the time of such agreement. Class 6 is unimpaired.

         The Ballot will provide each holder of an of an Eligible Allowed Unsecured Claim against TPLP an opportunity to elect make an election whether to have such holder's Claim treated as a Convenience Claim under the TPLP Plan of Reorganization. If no Ballot is returned, or if no election is specified on the Ballot, then the holder has not elected to have its Claim treated as a Convenience Claim.

         "Convenience Claim" means any Claim or group of Claims (except those Remaining Allowed Unsecured Claims described in the last sentence of this definition) that otherwise would be an Allowed Unsecured Claim against the Debtor in an amount (or, in the case of a group of Claims of one holder, in an aggregate amount) (i) equal to or less than ten thousand dollars ($10,000) or
(ii) greater than ten thousand dollars ($10,000) but which is reduced to ten thousand dollars ($10,000) by written election of the holder of such Claim or group of Claims made on a validly executed and timely delivered Ballot. For purposes of determining whether a Claim or group of Claims is a "Convenience Claim," all Allowed Unsecured Claims held by the same holder must be aggregated and treated as one Claim. If the aggregate amount of all such Allowed Unsecured Claims of a holder is greater than ten thousand dollars ($10,000), none of such Claims will be treated as a Convenience Claim unless the holder reduces the aggregate amount of all such Claims to ten thousand dollars ($10,000) by written election of the holder of such Claim or Claims made on a validly executed and timely delivered Ballot. No Remaining Allowed Unsecured Claim that represents a portion of a Claim with respect to which the holder validly elected the Cash Election will be treated as a Convenience Claim.

         7.       CLASS 7 - PARTNERSHIP INTERESTS OF TPLP

                  a. CLASSIFICATION: Class 7 consists of all Partnership Interests of TPLP.

                  b. TREATMENT: On the Effective Date, all Partnership Interests of TPLP shall be extinguished.

B.       PPHI PLAN OF LIQUIDATION

         1.       CLASS 1 - ALLOWED PRIORITY CLAIMS AGAINST PPHI

                  a. CLASSIFICATION: Class 1 consists of all Allowed Priority Claims against PPHI.

                  b. TREATMENT: Each holder of an Allowed Priority Claim shall receive in full satisfaction, release and discharge of and in exchange for such Claim the amount of such Allowed Priority Claim, in Cash, on or as soon as practicable after the latest of (i) the Effective Date; (ii) the date that is ten (10) Business Days after the Allowance Date; or (iii) such other date as may be agreed upon in writing by the holder of such Claim and the Debtor. Class 1 is unimpaired.

         2.       CLASS 2 - ALLOWED GUARANTY CLAIMS AGAINST PPHI

                  a. CLASSIFICATION: Class 2 consists of all Allowed Guaranty Claims against PPHI.

                  b. TREATMENT: The Allowed Guaranty Claims shall be fully satisfied pursuant to the terms of the TPLP Plan of Reorganization. Class 2 is impaired.

         3.       CLASS 3 - ALLOWED SECURED CLAIMS AGAINST PPHI

                  a. CLASSIFICATION: Class 3 consists of all Allowed Secured Claims against PPHI.

                  b. TREATMENT: Each holder of an Allowed Secured Claim shall receive in full satisfaction, release and discharge of and in exchange for such Claim at the election of the Debtor either (a) the full amount, subject to valuation, of such Allowed Secured Claim, in Cash, on or as soon as practicable after the latest of (i) the Effective Date; (ii) the date that is ten (10) Business Days after the Allowance Date; or (iii) such other date as may be agreed upon in writing by the holder of such Claim and the Debtor or (b) the Collateral securing the Claim of such Allowed Secured Claim, without representation or warranty. In the case of option (b) above, in the event that any such Claim is not completely satisfied by such distribution, the deficiency amount will constitute a deficiency claim and such claim will be designated and treated as an Unsecured Claim in Class 4. The holder of an obligation owed to the Debtor subject to a valid setoff claim under section 553 of the Bankruptcy Code (as determined by the Bankruptcy Court upon dispute) as against an Allowed Claim, shall be entitled to the recognition and enforcement, regardless of section 362 of the Bankruptcy Code, of any valid offset right provided by applicable law. Class 3 is unimpaired.

         4.       CLASS 4 - ALLOWED UNSECURED CLAIMS AGAINST PPHI

                  a. CLASSIFICATION: Class 4 consists of all Allowed Unsecured Claims against PPHI.

                  b. TREATMENT: Each holder of an Allowed Unsecured Claim shall receive on the Distribution Date a Pro Rata distribution of the Net Proceeds. Class 4 is impaired.

         5.       CLASS 5 - INTERESTS IN THE DEBTOR

                  a. CLASSIFICATION: Class 5 consists of all Interests in the Debtor.

                  b. TREATMENT: On the Effective Date, all Interests of the Debtor shall be extinguished.

C.       TBCC PLAN OF LIQUIDATION

         1.       CLASS 1 - ALLOWED PRIORITY CLAIMS AGAINST TBCC

                  a. CLASSIFICATION: Class 1 consists of all Allowed Priority Claims against TBCC.

                  b. TREATMENT: Each holder of an Allowed Priority Claim shall receive in full satisfaction, release and discharge of and in exchange for such Claim the amount of such Allowed Priority Claim, in Cash, on or as soon as practicable after the latest of (i) the Effective Date; (ii) the date that is ten (10) Business Days after the Allowance Date; or (iii) such other date as may be agreed upon in writing by the holder of such Claim and the Debtor. Class 1 is unimpaired.

         2.       CLASS 2 - ALLOWED SECURED CLAIMS AGAINST TBCC

                  a. CLASSIFICATION: Class 2 consists of all Allowed Secured Claims against TBCC.

                  b. TREATMENT: Each holder of an Allowed Secured Claim shall receive in full satisfaction, release and discharge of and in exchange for such Claim at the election of the Debtor either (a) the full amount, subject to valuation, of such Allowed Secured Claim, in Cash, on or as soon as practicable after the latest of (i) the Effective Date; (ii) the date that is ten (10) Business Days after the Allowance Date; or (iii) such other date as may be agreed upon in writing by the holder of such Claim and the Debtor or (b) the Collateral securing the Claim of such Allowed Secured Claim, without representation or warranty. In the case of option (b) above, in the event that any such Claim is not completely satisfied by such distribution, the deficiency amount will constitute a deficiency claim and such claim will be designated and treated as an Unsecured Claim in Class 3. The holder of an obligation owed to the Debtor subject to a valid setoff claim under section 553 of the Bankruptcy Code (as determined by the Bankruptcy Court upon dispute) as against an Allowed Claim, shall be entitled to the recognition and enforcement, regardless of section 362 of the Bankruptcy Code, of any valid offset right provided by applicable law. Class 2 is unimpaired.

         3.       CLASS 3 - ALLOWED UNSECURED CLAIMS AGAINST TBCC

                  a. CLASSIFICATION: Class 3 consists of all Allowed Unsecured Claims against TBCC.

                  b. TREATMENT: Each holder of an Allowed Unsecured Claim shall receive on the Distribution Date a Pro Rata distribution of the Net Proceeds. Class 3 is impaired.

         4.       CLASS 4 - INTERESTS IN THE DEBTOR

                  a. CLASSIFICATION: Class 4 consists of all Interests in the Debtor

                  b. TREATMENT: On the Effective Date, all Interests of the Debtor shall be extinguished.

D.       TPCHC PLAN OF LIQUIDATION

         1.       CLASS 1 - ALLOWED PRIORITY CLAIMS AGAINST TPCHC

                  a. CLASSIFICATION: Class 1 consists of all Allowed Priority Claims against TPCHC.

                  b. TREATMENT: Each holder of an Allowed Priority Claim shall receive in full satisfaction, release and discharge of and in exchange for such Claim the amount of such Allowed Priority Claim, in Cash, on or as soon as practicable after the latest of (i) the Effective Date; (ii) the date that is ten (10) Business Days after the Allowance Date; or (iii) such other date as may be agreed upon in writing by the holder of such Claim and the Debtor. Class 1 is unimpaired.

         2.       CLASS 2 - ALLOWED GUARANTY CLAIMS AGAINST TPCHC

                  a. CLASSIFICATION: Class 2 consists of all Allowed Guaranty Claims against TPCHC.

                  b. TREATMENT: The Allowed Guaranty Claims shall be fully satisfied pursuant to the terms of the TPLP Plan of Reorganization. Class 2 is impaired.

         3.       CLASS 3 - ALLOWED SECURED CLAIMS AGAINST TPCHC

                  a. CLASSIFICATION: Class 3 consists of all Allowed Secured Claims against TPCHC.

                  b. TREATMENT: Each holder of an Allowed Secured Claim shall receive in full satisfaction, release and discharge of and in exchange for such Claim at the election of the Debtor either (a) the full amount, subject to valuation, of such Allowed Secured Claim, in Cash, on or as soon as practicable after the latest of (i) the Effective Date; (ii) the date that is ten (10) Business Days after the Allowance Date; or (iii) such other date as may be agreed upon in writing by the holder of such Claim and the Debtor or (b) the Collateral securing the Claim of such Allowed Secured Claim, without representation or warranty. In the case of option (b) above, in the event that any such Claim is not completely satisfied by such distribution, the deficiency amount will constitute a deficiency claim and such claim will be designated and treated as an Unsecured Claim in Class 4. The holder of an obligation owed to the Debtor subject to a valid setoff claim under section 553 of the Bankruptcy Code (as determined by the Bankruptcy Court upon dispute) as against an Allowed Claim, shall be entitled to the recognition and enforcement, regardless of section 362 of the Bankruptcy Code, of any valid offset right provided by applicable law. Class 3 is unimpaired.

         4.       CLASS 4 - ALLOWED UNSECURED CLAIMS AGAINST TPCHC

                  a. CLASSIFICATION: Class 4 consists of all Allowed Unsecured Claims against TPCHC.

                  b. TREATMENT: Each holder of an Allowed Unsecured Claim shall receive on the Distribution Date a Pro Rata distribution of the Net Proceeds. Class 4 is impaired.

         5.       CLASS 5 - INTERESTS IN THE DEBTOR

                  a. CLASSIFICATION: Class 5 consists of all Interests in the Debtor.

                  b. TREATMENT: On the Effective Date, all Interests of the Debtor shall be extinguished.

E.       TPHI PLAN OF LIQUIDATION

         1.       CLASS 1 - ALLOWED PRIORITY CLAIMS AGAINST TPHI

                  a. CLASSIFICATION: Class 1 consists of all Allowed Priority Claims against TPHI.

                  b. TREATMENT: Each holder of an Allowed Priority Claim shall receive in full satisfaction, release and discharge of and in exchange for such Claim the amount of such Allowed Priority Claim, in Cash, on or as soon as practicable after the latest of (i) the Effective Date; (ii) the date that is ten (10) Business Days after the Allowance Date; or (iii) such other date as may be agreed upon in writing by the holder of such Claim and the Debtor. Class 1 is unimpaired.

         2.       CLASS 2 - ALLOWED GUARANTY CLAIMS AGAINST TPHI

                  a. CLASSIFICATION: Class 2 consists of all Allowed Guaranty Claims against TPHI.

                  b. TREATMENT: The Allowed Guaranty Claims shall be fully satisfied pursuant to the terms of the TPLP Plan of Reorganization. Class 2 is impaired.

         3.       CLASS 3 - ALLOWED SECURED CLAIMS AGAINST TPHI

                  a. CLASSIFICATION: Class 3 consists of all Allowed Secured Claims against TPHI.

                  b. TREATMENT: Each holder of an Allowed Secured Claim shall receive in full satisfaction, release and discharge of and in exchange for such Claim at the election of the Debtor either (a) the full amount, subject to valuation, of such Allowed Secured Claim, in Cash, on or as soon as practicable after the latest of (i) the Effective Date; (ii) the date that is ten (10) Business Days after the Allowance Date; or (iii) such other date as may be agreed upon in writing by the holder of such Claim and the Debtor or (b) the Collateral securing the Claim of such Allowed Secured Claim, without representation or warranty. In the case of option (b) above, in the event that any such Claim is not completely satisfied by such distribution, the deficiency amount will constitute a deficiency claim and such claim will be designated and treated as an Unsecured Claim in Class 4. The holder of an obligation owed to the Debtor subject to a valid setoff claim under section 553 of the Bankruptcy Code (as determined by the Bankruptcy Court upon dispute) as against an Allowed Claim, shall be entitled to the recognition and enforcement, regardless of section 362 of the Bankruptcy Code, of any valid offset right provided by applicable law. Class 3 is unimpaired.

         4.       CLASS 4 - ALLOWED UNSECURED CLAIMS AGAINST TPHI

                  a. CLASSIFICATION: Class 4 consists of all Allowed Unsecured Claims against TPHI.

                  b. TREATMENT: Each holder of an Allowed Unsecured Claim shall receive on the Distribution Date a Pro Rata distribution of the Net Proceeds. Class 4 is impaired.

         5.       CLASS 5 - INTERESTS IN THE DEBTOR

                  a. CLASSIFICATION: Class 5 consists of all Interests in the Debtor

                  b. TREATMENT: On the Effective Date, all Interests of the Debtor shall be extinguished.

                                       X.
                       ACCEPTANCE OR REJECTION OF THE PLAN

A.       VOTING CLASSES

         1.       TPLP PLAN OF REORGANIZATION

         The holders of Claims in Class 5 are impaired and shall be entitled to vote to accept or reject the TPLP Plan of Reorganization.

         2.       PPHI PLAN OF LIQUIDATION

         The holders of Claims in Classes 2 and 4 are impaired and shall be entitled to vote to accept or reject the PPHI Plan of Liquidation.

         3.       TBCC PLAN OF LIQUIDATION

         The holders of Claims in Class 3 are impaired and shall be entitled to vote to accept or reject the TBCC Plan of Liquidation.

         4.       TPCHC PLAN OF LIQUIDATION

         The holders of Claims in Classes 2 and 4 are impaired and shall be entitled to vote to accept or reject the TPCHC Plan of Liquidation.

         5.       TPHI PLAN OF LIQUIDATION

         The holders of Claims in Classes 2 and 4 are impaired and shall be entitled to vote to accept or reject the TPHI Plan of Liquidation.

                                      XI.
        MANNER OF DISTRIBUTION AND PROVISION FOR TREATMENT OF CLAIMS AND
                 SETOFFS UNDER THE TPLP PLAN OF REORGANIZATION

A.       DISTRIBUTION PROCEDURES

         Any payments or distributions to be made by the Debtor or the Liquidating Trustee to Claimants as required by the TPLP Plan of Reorganization shall be made only to the holders of Allowed Claims. Any payments or distributions to be made by the Debtor or the Liquidating Trustee pursuant to the TPLP Plan of Reorganization shall be made on or about the Initial Distribution Date, except as otherwise provided for in the TPLP Plan of Reorganization. Any payment or distribution by the Liquidating Trustee pursuant to the TPLP Plan of Reorganization, to the extent delivered by the United States mail, shall be deemed made when deposited by the Liquidating Trustee into the United States mail. Distributions required to be made by the TPLP Plan of Reorganization on a particular date shall be deemed to have been made on such date if actually made on such date or as soon thereafter as practicable taking into account the need to establish reserves and account for Disputed Claims. No payments or other distributions of property shall be made on account of any Claim or portion thereof unless and until such Claim or portion thereof is Allowed. The Liquidating Trustee in its discretion may establish reserves for Disputed Claims, and defer or delay distributions to ensure an equitable and ratable distribution to holders of Allowed Claims, in accordance with the terms of the TPLP Plan of Reorganization; provided, however, that the Liquidating Trustee may not make Initial or Interim Distributions in excess of the amounts specified in Section 10.3.5 of the TPLP Plan of Reorganization.

B. DISTRIBUTION OF ALL PROCEEDS OF SALE OF ASSETS BY THE DEBTOR ON THE EFFECTIVE DATE

         The Debtor shall, on or about the Effective Date, distribute all cash and stock proceeds from the sale of the Acquired Assets to the New Partnership by Debtor pursuant to the Investment Agreement to the holders of Allowed Claims or the Liquidating Trust, all as provided by the TPLP Plan of Reorganization. Any property or assets not sold by Debtor pursuant to the Investment Agreement shall, at the election of the Liquidating Trustee, be transferred to the Liquidating Trust on or about the Effective Date or as soon as reasonably practicable thereafter.

C. DISTRIBUTION OF CLASS 5 DISTRIBUTION SHARES TO HOLDERS OF REMAINING ALLOWED UNSECURED CLAIMS AND DISTRIBUTION OF CASH ELECTION PAYMENT AMOUNTS TO VALIDLY ELECTING HOLDERS

         The Class 5 Distribution Shares shall be distributed by the Liquidating Trust under the TPLP Plan of Reorganization to the holders of Remaining Allowed Unsecured Claims, and Cash Election Payment Amounts shall be distributed under the TPLP Plan of Reorganization to Validly Electing Holders, all as set forth below.

         The Liquidating Trustee may either handle the distribution of the Class 5 Distribution Shares and Cash Election Payment Amounts or may employ or contract with other entities to assist in or perform such distribution. New GP shall give instructions to the transfer agent for the Class A Common Stock of New GP to provide to the Liquidating Trustee, or any authorized person with whom the Liquidating Trustee contracts to assist in performing the distribution, certificates for shares of Class A Common Stock of New GP representing the Class 5 Distribution Shares in such numbers and such denominations and registered in such names as may be requested by the Liquidating Trustee or such authorized person. All Distributions by the Liquidating Trustee in respect of the Senior Subordinated Notes shall be made to the Indenture Trustee for delivery to the holders of the Senior Subordinated Notes. The fees and expenses of the Indenture Trustee and its Representatives shall not be deducted from any distributions to be made to the holders of the Senior Subordinated Notes provided that such fees and expenses are paid by the Debtor or the Liquidating Trustee in cash on the Effective Date and provided that the Liquidating Trustee pays in cash the Indenture Trustee's additional fees and expenses incurred after the Effective Date in connection with the distributions to be made by the Indenture Trustee to the holders of the Senior Subordinated Notes.

         The Initial Distribution Date shall be on the Effective Date, or as soon thereafter as practicable as determined by the Liquidating Trustee, but in any event no later than one-hundred eighty (180) days after the Effective Date. Subject to the first sentence of the last paragraph of this Section C of Article XI, on the Initial Distribution Date, the Initial Distribution of Class 5 Distribution Shares shall be made Pro Rata to all holders of Remaining Allowed Unsecured Claims on the Record Date for the Initial Distribution and the Initial Distribution of a portion of the Cash Election Payment Amounts shall be made Pro Rata to all Validly Electing Holders on the Record Date for the Initial Distribution. The Liquidating Trustee shall make two Initial Distributions, the first on or about the Effective Date to certain holders of Remaining Allowed Unsecured Claims (as selected by the Debtor and the Committee) and to certain Validly Electing Holders (as selected by the Debtor and the Committee), and the second within the 180 day period provided above (and prior to any Interim or Final Distribution) to all other holders of Remaining Allowed Unsecured Claims and Validly Electing Holders. Each such Initial Distribution will be made Pro Rata to the holders of Remaining Allowed Unsecured Claims to which such distribution is being made. The number of the Class 5 Distribution Shares being distributed per dollar of Remaining Allowed Unsecured Claims in the first Initial Distribution shall be the same as the number of the Class 5 Distribution Shares being distributed per dollar of Remaining Allowed Unsecured Claims in the second Initial Distribution. The portion of the Cash Election Payment Amount being distributed to Validly Electing Holders per dollar of Individual Unsecured Claims Buy Back Amount in the first Initial Distribution shall be the same as the portion of the Cash Election Payment Amount being distributed to Validly Electing Holders per dollar of Individual Unsecured Claims Buy Back Amount that represents an Allowed Claim in the second Initial Distribution.

         If any Unsecured Claim is a Disputed Claim or an undetermined Claim on the Record Date for the Initial Distribution or any Interim Distribution, no distribution shall be made to the holder of such Claim in such distribution. To the extent that an Unsecured Claim is Allowed after the Record Date for the Initial Distribution and is a Remaining Allowed Unsecured Claim, the holder thereof shall be entitled to receive from the Class 5 Reserve in the next Interim Distribution that has a Record Date after such Claim is Allowed (or the Final Stock Distribution Date, if there is no such Interim Distribution) the number of the Class 5 Distribution Shares that such holder would have been distributed through such distribution date if such holder's Unsecured Claim had been a Remaining Allowed Unsecured Claim on the Record Date for the Initial Distribution. Subject to the first sentence of the last paragraph of this Section C of Article XI, to the extent that an Unsecured Claim is Allowed after the Record Date for the Initial

Distribution and such Claim is an Eligible Allowed Unsecured Claim with respect to which the holder validly elected the Cash Election, the holder thereof shall be entitled to receive from the Class 5 Reserve in the next Interim Distribution that has a Record Date after such Claim is Allowed (or the Final Stock Distribution Date, if there is no such Interim Distribution) the portion of the Cash Election Payment Amount with respect to such Eligible Allowed Unsecured Claim that such holder would have been distributed through such distribution date if such holder had been a Validly Electing Holder on the Record Date for the Initial Distribution.

         Subject to the first sentence of the last paragraph of this Section C of Article XI, at the election of the Liquidating Trustee, Interim Distributions of Class 5 Distribution Shares and portions of the Cash Election Payment Amounts in the Class 5 Reserve may be made on such dates and using such Record Dates as the Liquidating Trustee may determine. Such distributions to the holders of Remaining Allowed Unsecured Claims and Validly Electing Holders who have previously been distributed no Class 5 Distribution Shares or portions of the Cash Election Payment Amounts shall be made as and in the amounts provided in
Section 10.3.3 of the TPLP Plan of Reorganization. The other shares from the Class 5 Reserve being distributed on such date shall be distributed Pro Rata to all other holders of Remaining Allowed Unsecured Claims on the relevant Record Date and the other portions of the Cash Election Payment Amounts from the Class 5 Reserve being distributed on such date shall be distributed Pro Rata to all other Validly Electing Holders on the relevant Record Date. The aggregate number of shares and aggregate amount of cash so distributed from the Class 5 Reserve shall leave in the Class 5 Reserve a number of Class 5 Distribution Shares and a portion of the Cash Election Payment Amounts sufficient, in the Liquidating Trustee's judgment, to satisfy as provided in the TPLP Plan of Reorganization all Unsecured Claims that are Disputed Claims or undetermined Claims on the Record Date of such distribution and to make any adjustments with respect to distributions or returns of shares of Class A Common Stock of New GP or cash required by Section 11.11 of the TPLP Plan of Reorganization, and to pay the fees of the Liquidating Trustee estimated by it in good faith to be payable on or before the Final Distribution Date.

         Notwithstanding any implication herein to the contrary, prior to the Final Stock Distribution Date, the Liquidating Trustee shall not distribute cash to Validly Electing Holders or Class 5 Distribution Shares to holders of Remaining Allowed Unsecured Claims in excess of 75% of the then estimated Aggregate Cash Election Payment Amount or 75% of the then estimated number of Class 5 Distribution Shares, or such greater percentage as may be agreed by the New Equity Investor Designee or the holders of a majority of the Preferred Stock of New GP then outstanding. Subject to Section 11.11 of the TPLP Plan of Reorganization, on the Final Stock Distribution Date the Liquidating Trustee shall distribute or cause to be distributed to the holders of Remaining Allowed Unsecured Claims all shares remaining in the Class 5 Reserve. Such distribution shall be made to holders of Remaining Allowed Unsecured Claims who have previously received no distributions of Class 5 Distribution Shares as and in the amounts provided in Section 10.3.3 of the TPLP Plan of Reorganization. Subject to Section 11.11 of the TPLP Plan of Reorganization, the other remaining shares in the Class 5 Reserve shall be distributed Pro Rata to all other holders of Remaining Allowed Unsecured Claims.

D.       FINAL DISTRIBUTION OF TRUST ASSETS AND TERMINATION OF THE LIQUIDATING
         TRUST

         Following the later of the Final Distribution Date and the Final Decree, the Liquidating Trustee shall take all appropriate actions pursuant to the Liquidating Trust Agreement to resolve the Estate and terminate the Liquidating Trust.

E.       DISPUTED CLAIMS

         When a Disputed Unsecured Claim becomes an Allowed Claim, the holder of such Claim shall be entitled to distributions of Class 5 Distribution Shares or, if the holder is a Validly Electing Holder, Cash Election Payment Amounts in the amounts and at the times provided in Article V and Article X of the TPLP Plan of Reorganization.

F.       DISPUTED PAYMENTS OR DISTRIBUTIONS

         In the event of any dispute between or among Claimants as to the right of any Person to receive or retain any distribution to be made to such Person under the TPLP Plan of Reorganization, the Liquidating Trustee, after consultation with the Committee, if it exists at such time, may in lieu of making such distribution to such Person, make it instead into an escrow for payment or distribution as ordered by the Bankruptcy Court or as the interested parties to such dispute may otherwise agree among themselves. Any Claimant which fails to raise such dispute pursuant to Section 10.6 of the TPLP Plan of Reorganization by filing an appropriate request for relief with the Bankruptcy Court prior to the issuance of such disputed distribution by the Liquidating Trustee shall be deemed to have forever waived any right to dispute such distribution or to restrict the use of such distribution.

G.       MINIMUM DISTRIBUTION

         Notwithstanding anything to the contrary in the TPLP Plan of Reorganization, the Liquidating Trustee shall not be required to make aggregate distributions of less than 100 shares of Class A Common Stock of New GP, or less than $1,000, to any holder of an Allowed Unsecured Claim, unless the Liquidating Trustee elects to do so.

H.       SETOFF

         The Debtor or the Liquidating Trustee may set off any claims of any nature whatsoever that the Debtor, the Liquidating Trust or the Estate may have against a Claimant, such Claimant's Claim or the payment or distribution to be made pursuant to the TPLP Plan of Reorganization with respect to such Claimant's Claim. Notwithstanding the foregoing, the failure to effect such a set off will not constitute a waiver or release by the Estate or the Liquidated Trust of any such claim against such holder.

                                      XII.
                        TREATMENT OF EXECUTORY CONTRACTS
                                 UNDER THE PLAN

A.       ASSUMPTION AND ASSIGNMENT OF CONTRACTS

         All Executory Contracts (including, but not limited to (x) those contracts listed on the Debtor's Schedule "G" filed with the Bankruptcy Court and attached to this Joint Disclosure Statement for reference purposes as Exhibit "P", and (y) those contracts listed on Exhibit "I" to this Joint Disclosure Statement) which are not (i) rejected or the subject of a motion to reject as of the Confirmation Hearing, or (ii) listed on Exhibit "H" to this Joint Disclosure Statement as being rejected, as such lists may be amended on or prior to ten (10) days prior to the Confirmation Hearing, shall pursuant to section 365 of the Bankruptcy Code be deemed assumed by the Debtor on the Effective Date, shall be part of the property of the Debtor constituting the Acquired Assets and shall be sold to, assigned and assumed by the New Partnership, at which time the Debtor and the Estate shall have no further liability or obligation with respect thereto, and the Confirmation Order will so provide.

         IF YOU HAVE A CONTRACT WITH THE DEBTOR, BE AWARE THAT CONFIRMATION OF THE PLAN CONSTITUTES AN ASSUMPTION OF YOUR CONTRACT AND AN ASSIGNMENT OF THE DEBTOR'S RIGHTS UNDER THE CONTRACT TO THE NEW PARTNERSHIP, UNLESS OTHERWISE PROVIDED IN THE PLAN. ADDITIONALLY, UNLESS OTHERWISE STATED ON EXHIBIT "I" TO THIS JOINT DISCLOSURE STATEMENT, THE DEBTORS HEREBY ALLEGE THAT YOUR "CURE" AMOUNT UNDER THE CONTRACT IS $0.00. IF YOU DISAGREE WITH THE CURE AMOUNT, OR OBJECT TO THE ASSIGNMENT OF YOUR CONTRACT, YOU MUST FILE A WRITTEN OBJECTION TO THE PLAN WITH THE BANKRUPTCY COURT.

B.       PROPOSED CURE AMOUNTS FOR ASSUMED CONTRACTS

         This Joint Disclosure Statement at Exhibit "I" sets forth the amounts, if any, that the Debtor believes to be necessary to be paid in order to cure any existing defaults or arrearages under the Assumed Contracts. EXCEPT AS SPECIFICALLY PROVIDED OTHERWISE IN EXHIBIT "I" TO THIS JOINT DISCLOSURE STATEMENT, ASSUMED CONTRACTS SHALL HAVE A CURE AMOUNT OF $0.00. The Debtor, with the consent of the Committee which shall not be unreasonably withheld, may revise the proposed cure payments provided under the TPLP Plan of Reorganization as part of a notice filed with the Plan Documents. Such amounts designated in the manner stated above, or such other amounts determined by the Bankruptcy Court pursuant to a timely filed objection by a party to an Assumed Contract, shall be paid on the Effective Date of the TPLP Plan of Reorganization or as soon thereafter as reasonably practicable, in full satisfaction, release and discharge of and in exchange for any and all Claims for amounts necessary to cure any existing defaults or arrearages under the Assumed Contracts.

C.       PROPOSED ADEQUATE ASSURANCE OF FUTURE PERFORMANCE BY NEW PARTNERSHIP

         Pursuant to section 365(f) of the Bankruptcy Code, adequate assurance of future performance by the New Partnership is hereby provided by (i) reference to Exhibit "D" of this Joint Disclosure Statement (Financial Projections of the New Partnership) and (ii) any additional evidence offered at the Confirmation Hearing in support of feasibility of the TPLP Plan of Reorganization.

D.       CLAIMS FOR REJECTION DAMAGES

         Proofs of Claim for damages allegedly arising from the rejection pursuant to the TPLP Plan of Reorganization or the Confirmation Order of any Executory Contract to which a Claimant is a party must be filed with the Bankruptcy Court and served on the Debtor not later than thirty (30) days after the Effective Date. All Proofs of Claim for such damages not timely filed and properly served as prescribed in the TPLP Plan of Reorganization shall be forever barred and the holder of such a Claim shall not be entitled to participate in any distribution under the TPLP Plan of Reorganization.

E.       OBJECTION TO PROOFS OF CLAIMS BASED ON REJECTION DAMAGES

         The Liquidating Trustee shall have the exclusive authority to file an objection to any Proof of Claim based on the rejection of an Executory Contract pursuant to the TPLP Plan of Reorganization.

                                     XIII.
                     MEANS FOR EXECUTION AND IMPLEMENTATION
                                  OF THE PLANS

A.       TPLP PLAN OF REORGANIZATION

         1.       SALE OF ASSETS OF TPLP AND PROCEEDS OF SALE OF ASSETS

         TPLP shall sell all of the Acquired Assets to the New Partnership pursuant to the TPLP Plan of Reorganization and the Investment Agreement. The consideration paid by the New Partnership for the Acquired Assets shall be (i) the Class 5 Distribution Shares, (ii) the assumption of the Assumed Liabilities, and (iii) the Cash Purchase Price.

         The TPLP Plan of Reorganization has been offered and shall be considered a motion pursuant to sections 363(b), 363(f) and 1123(a)(5)(D) of the Bankruptcy Code to sell any and all property of the Debtor, including the Acquired Assets, as provided in the Investment Agreement, as of the Effective Date to the New Partnership, free and clear of all existing liens, claims, encumbrances and other Liens. Any objections to such a sale must be made as an objection to confirmation of the TPLP Plan of Reorganization. All Acquired Assets conveyed to the New Partnership shall be free and clear of all liens, claims, encumbrances and other Liens. After the Effective Date, the New Partnership may present an Order or Orders to the Bankruptcy Court, suitable for filing in the real property records of every county where real property of the Debtor is located, which provide that such property is conveyed to the New Partnership free and clear of all liens, claims, encumbrances and other Liens. The Order or Orders may designate all liens, claims, encumbrances and other Liens which appear of record and/or from which the property is being transferred free and clear. The TPLP Plan of Reorganization shall be conclusively deemed to be adequate notice that such lien, claim, encumbrance or other Liens is being extinguished, and no notice, other than by the TPLP Plan of Reorganization, shall be given prior to the presentation of such Order. Any party having a lien, claim, encumbrance or other Liens against any property of the Debtor (including the Acquired Assets) shall be conclusively deemed to have consented to the transfer of such property to the New Partnership free and clear of such lien, claim, encumbrance or other Liens by failing to object to confirmation of the TPLP Plan of Reorganization.

         2.       EXIT FINANCING

                  a.       NEW EQUITY FINANCING

         New GP, the New Partnership and TPLP have entered into a Second Amended and Restated Investment and Asset Purchase Agreement, dated as of January 23, 2004 (as amended from time to time, the "Investment Agreement"), with OCM Principal Opportunities Fund II, L.P., a Delaware limited partnership ("Oaktree"), providing for new equity financing of New GP. The following description is a summary of certain material provisions contained in the Investment Agreement, which is attached as Exhibit "L" to this Joint Disclosure Statement. This description is only a summary and may not contain all of the information that is important to you. You are urged to read the Investment Agreement in its entirety.

         PURCHASE AND SALE OF PREFERRED STOCK OF NEW GP. On the Effective Date, Oaktree and certain other investors acceptable to Oaktree (collectively, the "New Equity Investors") will purchase 20,000 newly issued shares of convertible preferred stock of New GP ("Preferred Stock of New GP") for $1,000.00 per share, or $20,000,000 in the aggregate. New GP will contribute the purchase price of these shares to the New Partnership, and the New Partnership will use such proceeds to fund the purchase of the assets of TPLP. TPLP will use such proceeds to repay its Allowed Secured Claims. As a result of this investment, the New Equity Investors are expected to own approximately 29.2% of New GP's fully-diluted common equity (without giving any effect to the Stock Option Plan and assuming that the Conversion Percentage is 20.7% and that the New Equity Investors do not purchase any of the additional shares described in the following paragraph) representing approximately 81% of the voting equity of New GP on an as converted basis.

         The New Equity Investors will also purchase up to an additional 20,000 newly issued shares of Preferred Stock of New GP for $1,000.00 per share, or $20,000,000 in the aggregate. New GP will contribute the purchase price of these new additional shares to the New Partnership, and the New Partnership will use such proceeds to fund the purchase of the assets of TPLP. TPLP will use such proceeds to fund the cash distributions to be made to Holders of Eligible Allowed Unsecured Claims that validly elect the Cash Election pursuant to
Article VIII of the TPLP Plan of Reorganization. The number of additional shares of Preferred Stock of New GP to be so issued will equal the amount necessary under Article VIII of the TPLP Plan of Reorganization to pay the aggregate Cash Election Amounts to the holders of Eligible Allowed Unsecured Claims electing the Cash Election, divided by $1,000.00 (calculated to one decimal place and rounded down to the next lower whole share). If this additional investment is made in its entirety, the New Equity Investors are expected to own approximately 60.5% of New GP's fully-diluted common equity (without giving any effect to the Stock Option Plan and assuming the Conversion Percentage is 20.7%) representing approximately 94% of the voting power of New GP on an as converted basis.

         ANTI-DILUTION PROTECTION. Section 9 of the Investment Agreement provides the New Equity Investors with significant anti-dilution protection in the event of certain issuances of capital stock of New GP and/or payments of cash or other property in order to satisfy non-discharged claims, if any, of TPLP and its affiliates arising from conduct occurring prior to confirmation of the Debtor's Plans.

         Section 9A of the Investment Agreement provides, in the event that, at any time after the Closing, New GP for any reason (whether pursuant to an Order, a settlement or otherwise) issues, or becomes obligated to issue, shares of Class A Common Stock of New GP in satisfaction of or otherwise in connection with any Pre-Closing Related Claim (a "Diluting Issuance"), New GP shall issue to the then holders of the Preferred Stock of New GP and/or Class B Common Stock of New GP issued to the New Equity Investors (or their transferees) pursuant to the Investment Agreement (pro rata among such holders according to their then relative holdings of Class B Common Stock of New GP, assuming for such purpose conversion of all outstanding Preferred Stock of New GP) the number of additional shares of Class B Common Stock of New GP calculated pursuant to the formula set forth in Section 9B of the Investment Agreement and the definitions set forth in Section 9J of the Investment Agreement.

         Section 9A of the Investment Agreement further provides that in the event that, at any time after the Closing, New GP or any of its Affiliates for any reason (whether pursuant to an Order, a settlement or otherwise) makes, or becomes obligated to make, a payment (in cash, securities or other otherwise, but specifically excluding shares of Class A Common Stock of New GP) (a) in satisfaction of or otherwise in connection with any Pre-Closing Related Claim,
(b) as a result of or otherwise in connection with the New Partnership's assumption of any obligation or liability referred to in Section 4H of the Investment Agreement and/or (c) in connection with maintaining or replacing any insurance coverage referred to in Section 4Q of the Investment Agreement (in any case, a "Diluting Payment"), New GP shall issue to the then holders of the Preferred Stock of New GP and/or Class B Common Stock of New GP issued to the New Equity Investors (or their transferees) pursuant to the Investment Agreement (pro rata among such holders according to their then relative holdings of Class B Common Stock of New GP, assuming for such purpose conversion of all outstanding Preferred Stock of New GP) the number of additional shares of Class B Common Stock (subject, in the case of holders of Preferred Stock of New GP, to the proviso in Section 9D of the Investment Agreement) calculated pursuant to the formula set forth in Section 9D of the Investment Agreement and the definitions set forth in Section 9J of the Investment Agreement.

         Section 9A of the Investment Agreement provides that issuances of Class B Common Stock of New GP and/or Preferred Stock of New GP, as applicable, pursuant to the two immediately preceding paragraphs in respect of a Diluting Issuance and/or a Diluting Payment, as the case may be, shall be made by New GP on the later of (a) the date on which such Diluting Issuance and/or Diluting Payment is made, (b) the date on which a final determination is made under
Section 9H of the Investment Agreement with respect to whether an issuance of Preferred Stock of New GP and/or Class B Common Stock is required under Section 9 of the Investment Agreement and, if an issuance is required, the number of additional shares of Preferred Stock of New GP and/or Class B Common Stock of New GP, if any, to be issued pursuant to Section 9 of the Investment Agreement in connection with such Diluting Issuance and/or Diluting Payment, and (c) if New GP or any of its Affiliates is in good faith pursuing an insurance claim or other recovery from a third party with respect to such Pre-Closing Related Claim, the earlier of (x) the date on which such recovery is made, (y) the date on which such Person ceases to pursue in good faith such recovery and (z) the date on which such recovery is denied pursuant to a final, non-appealable order or judgment of a court of competent jurisdiction; provided, however, notwithstanding anything in Section 9 of the Investment Agreement to the contrary, in the event of a Sale of TPLP (as defined in the Investor Rights Agreement), all issuances required but not yet made shall be made immediately prior to such Sale of TPLP.

         Section 9B of the Investment Agreement, which sets forth the anti-dilution formula for Diluting Issuances, provides that the number of additional shares of Class B Common Stock of New GP to be issued in connection with a Diluting Issuance shall equal the result of: (i) the sum of (a) the aggregate number of shares of Class A Common Stock of New GP issued pursuant to the TPLP Plan of Reorganization to holders of Remaining Allowed Unsecured Claims, plus (b) the aggregate number of shares of Class A Common Stock of New GP issued in all prior Diluting Issuances, plus (c) the aggregate number of shares of Class A Common Stock of New GP issued in the current Diluting Issuance (such sum, the "Pro Forma Unsecured Share Number"), divided by (ii) the percentage (the "Adjusted Unsecured Ownership Percentage") resulting from: (a) the Pre-Closing Unsecured Claims Equity Value (as Defined in the TPLP Plan

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of Reorganization), minus the discounted present value as of Closing (discounted at a rate of 7% per annum since Closing) of each Diluting Payment, if any, occurring prior to or concurrent with such Diluting Issuance (calculated as of the date of each such Diluting Payment) (such result, the "Adjusted Unsecured Claims Equity Value"); divided by (b) the sum of (x) the Adjusted Unsecured Claims Equity Value plus (y) the aggregate Liquidation Value (as defined in the Amended and Restated Certificate of Incorporation of New GP) as of the Closing of the Preferred Stock of New GP issued to the New Equity Investors on the Closing Date (such sum, the "Adjusted Holdings Equity Value"); multiplied by
(iii) the percentage (the "Adjusted Purchasers Ownership Percentage") resulting from (a) 100%, minus (b) the Adjusted Unsecured Ownership Percentage; minus (iv) the sum of (a) the number of shares of Class B Common Stock of New GP issued or issuable upon conversion of the Preferred Stock of New GP issued to the New Equity Investors on the Closing Date, plus (b) the aggregate number of shares of Class B Common Stock of New GP issued or issuable upon conversion of all Preferred Stock of New GP issued to the holders of Preferred Stock of New GP and/or Class B Common Stock of New GP as a result of all Diluting Payments occurring prior to or concurrent with such Diluting Issuance, plus (c) the aggregate number of shares of Class B Common Stock of New GP issued or issuable upon conversion of all Preferred Stock of New GP issued to the holders of Preferred Stock of New GP and/or Class B Common Stock of New GP as a result of all prior Diluting Issuances (such sum, the "Purchasers Outstanding Common Share Number").

         Section 9D of the Investment Agreement, which sets forth the anti-dilution formula for Diluting Payments, provides that the number of additional shares of Class B Common Stock of New GP to be issued in connection with a Diluting Payment shall equal the result of: (i) the aggregate number of shares of Class A Common Stock of New GP issued pursuant to the TPLP Plan of Reorganization to holders of Remaining Allowed Unsecured Claims (as defined in the TPLP Plan of Reorganization (the "Actual Unsecured Share Number"); divided by (ii) the percentage resulting from: (a) the Pre-Closing Unsecured Claims Equity Value (as defined in the TPLP Plan of Reorganization), minus the discounted present value as of Closing (discounted at a rate of 7% per annum since Closing) of each prior Diluting Payment, if any (calculated as of the date of each such Diluting Payment), minus the discounted present value as of Closing (discounted at a rate of 7% per annum since Closing) of the current Diluting Payment (such result, the "New Pro Forma Unsecured Claims Equity Value"); divided by (b) the sum of (x) the New Pro Forma Unsecured Claims Equity Value plus (y) the aggregate Liquidation Value (as defined in the Amended and Restated Certificate of Incorporation of New GP) as of the Closing of the Preferred Stock of New GP issued to the New Equity Investors on the Closing Date (such sum, the "New Pro Forma Holdings Equity Value"); minus (iii) the Actual Unsecured Share Number; minus (iv) the sum of (x) the number of shares of Class B Common Stock of New GP issued or issuable upon conversion of the Preferred Stock of New GP issued to the New Equity Investors on the Closing Date plus (y) the aggregate number of shares of Class B Common Stock of New GP issued or issuable upon conversion of all Preferred Stock of New GP previously issued to the holders of Preferred Stock of New GP and/or Class B Common Stock of New GP as a result of all prior Diluting Payments (such sum, the "Actual Purchasers Common Share Number"); provided, however, in the event that any holder of Preferred Stock of New GP is entitled to an issuance of shares of Class B Common Stock of New GP pursuant to Section 9A(ii) of the Investment Agreement, New GP shall issue to such holder, in lieu of such holder's pro rata portion of the shares of Class B Common Stock of New GP which would otherwise be issued thereunder, a number of additional shares of Preferred Stock of New GP equal to (x) the

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number of shares of Class B Common Stock which represents such pro rata portion, multiplied by (y) the then Applicable Holdings Preferred Stock Conversion Price, divided by (z) $1,000 (i.e., the Liquidation Value of the Holdings Preferred Stock).

         Section 9F of the Investment Agreement provides that notwithstanding anything in Section 9 of the Investment Agreement to the contrary, New GP shall not be required to issue additional shares of Preferred Stock of New GP and/or Class B Common Stock of New GP, as applicable, pursuant to Section 9A(ii) of the Investment Agreement in respect of a Diluting Payment unless and until (i) the discounted present value as of Closing (discounted at a rate of 7% per annum since Closing) of such Diluting Payment and all other Diluting Payments relating to the same and/or a substantially similar Pre-Closing Related Claim (calculated as of the date each such Diluting Payment is made) exceed $50,000 in the aggregate, and (ii) the discounted present value as of Closing (discounted at a rate of 7% per annum since Closing) of all Diluting Payments for which additional shares would have otherwise been issued in accordance with Section 9 of the Investment Agreement but for this clause (ii) (calculated as of the date each such Diluting Payment is made) exceeds $500,000 in the aggregate, at which time and thereafter New GP shall be obligated to issue all additional shares of Preferred Stock of New GP and/or Class B Common Stock of New GP, as applicable, required to be issued pursuant to Section 9 of the Investment Agreement (without giving effect to this clause (ii)) with respect to all Diluting Payments (including all prior Diluting Payments for which shares were not issued as a result of this clause (ii)).

         Section 9G of the Investment Agreement provides that the amount of a current Diluting Payment for purposes of Section 9D(ii)(a) of the Investment Agreement shall be determined after giving effect to all insurance proceeds and recoveries from other third parties in each case actually received in cash or reduced to cash by New GP or its Subsidiaries before the additional shares of Preferred Stock of New GP and/or Class B Common Stock, as applicable, are issued pursuant to Section 9A(ii) of the Investment Agreement, net of any costs or expenses incurred or reasonably likely to be incurred by New GP or its Subsidiaries in connection with such third party recovery (e.g., increased insurance premiums).

         Section 9H of the Investment Agreement provides that, within three (3) Business Days after New GP or any of its Affiliates believes in good faith that it has made, or has become obligated to make, a Diluting Payment and/or a Diluting Issuance, New GP shall deliver a written notice of such belief (including a description of the Diluting Payment and/or Diluting Issuance, the amount(s) thereof and the form of consideration to be used in connection therewith, and, subject to the Majority Holder(s) execution of a confidentiality agreement in form and substance reasonably satisfactory to New GP, the Order or other agreement or instrument, if any, pursuant to which such Diluting Issuance and/or Diluting Payment was or will be made) to the holder(s) of a majority of the then outstanding shares of Preferred Stock of New GP and/or Class B Common Stock of New GP issued to the New Equity Investors (or their transferees) pursuant to the Investment Agreement (assuming, for purposes of such determination, the conversion of all such Preferred Stock of New GP) (the "Majority Holder(s)"). Upon becoming aware of an issuance or payment by New GP or any of its Affiliates which the Majority Holder(s) believe in good faith to be a Diluting Issuance and/or a Diluting Payment, the Majority Holder(s) will prepare and deliver to the board of directors of New GP, excluding the Series A-1 Directors (as defined in the Amended and Restated Certificate of Incorporation of New GP) (the

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

"Anti-Dilution Committee"), a calculation of the additional number of shares of Preferred Stock of New GP and/or Class B Common Stock of New GP, if any, to be issued pursuant to Section 9 of the Investment Agreement in connection therewith (the "Anti-Dilution Statement"). Upon delivery of the Anti-Dilution Statement, the Majority Holder(s) shall make available to the Anti-Dilution Committee all records and work papers related to the Diluting Issuance and/or Diluting Payment, as applicable, and/or otherwise used in preparing the Anti-Dilution Statement. If the Anti-Dilution Committee disagrees with the Majority Holder's characterization of an issuance or payment as a Diluting Issuance or Diluting Payment or disagrees with the calculation of the additional number of shares of Preferred Stock of New GP and/or Class B Common Stock of New GP, if any, to be issued pursuant to Section 9 of the Investment Agreement in connection with such Diluting Issuance and/or Diluting Payment, the Anti-Dilution Committee shall, within ten (10) Business Days after receipt of the Anti-Dilution Statement, deliver a written notice (a "Disagreement Notice") to the Majority Holder(s) setting forth a reasonably detailed explanation of the Anti-Dilution Committee's disagreement with such characterization and/or calculation, as applicable. The Anti-Dilution Committee and the Majority Holder(s) shall use reasonable best efforts to resolve any disagreements as to any such characterization and/or calculation, but if they do not obtain a final resolution of all disagreements within ten (10) Business Days after the Disagreement Notice is delivered to the Majority Holder(s), New GP shall request the American Arbitration Association (the "AAA") in Houston, Texas, to appoint, and New GP shall pay the fees and expenses of, an arbitrator experienced in the area of dispute who does not have an ongoing business relationship with New GP, the Majority Holder(s) or any of their respective Affiliates (the "Arbitrator") to resolve any remaining disagreements. New GP shall direct the Arbitrator to render a determination based on the provisions of Section 9 of the Investment Agreement (including, without limitation, the definitions contained in Section 9J of the Investment Agreement) within twenty (20) Business Days of its retention, and New GP (including the Anti-Dilution Committee), the Majority Holder(s) and their respective agents and representatives shall cooperate with the Arbitrator during its engagement. The Arbitrator shall consider only those issues for which a disagreement between the parties still remains. The Anti-Dilution Committee and the Majority Holder(s) shall each submit a binder to the Arbitrator promptly (and in any event within five (5) Business Days after the Arbitrator's retention), which binder shall contain such party's basis for believing that such issuance or payment constitutes or does not constitute, as applicable, a Diluting Issuance or Diluting Payment, a calculation of the additional number of shares of Preferred Stock of New GP and/or Class B Common Stock of New GP, if any, to be issued pursuant to Section 9 of the Investment Agreement in connection with such Diluting Issuance and/or Diluting Payment, and all information, arguments, and support for such party's position which such party desires to have considered by the Arbitrator. The Arbitrator's determination shall be based solely on the information provided in such binders and on the provisions of Section 9 of the Investment Agreement (including, without limitation, the definitions contained in Section 9J of the Investment Agreement) and shall be conclusive and binding upon New GP, its Affiliates and the then holders of the Preferred Stock New GP and/or Class B Common Stock of New GP issued to the New Equity Investors (or their transferees) pursuant to the Investment Agreement.

         Section 9I of the Investment Agreement provides that the rights under
Section 9 of the Investment Agreement shall terminate upon the first to occur of
(i) the tenth anniversary of the Closing Date, (ii) the consummation by TPLP of an initial Public Offering (as defined in the Investor Rights Agreement), or
(iii) the redemption by New GP at any time after the fifth

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anniversary of the Closing Date of all (but not less than all) of the Preferred
Stock of New GP then outstanding in accordance with the Amended and Restated Certificate of Incorporation of New GP (the earlier of (i), (ii) and (iii), the "Anti-Dilution Termination Event"); provided, however, nothing in Section 9I of the Investment Agreement shall terminate or otherwise impair the rights granted under Section 9 of the Investment Agreement, or relieve New GP of any of its obligations under Section 9 of the Investment Agreement, with respect to any Diluting Issuance or Diluting Payment which New GP or any of its Affiliates makes, or becomes obligated to make, prior to the Anti-Dilution Termination Event.

         "Applicable Holdings Preferred Stock Conversion Price" means the Conversion Price (as defined in the Amended and Restated Certificate of Incorporation of New GP) of the Series A-1 Preferred Stock as of the Closing Date, as adjusted in accordance with the Amended and Restated Certificate of Incorporation of New GP to reflect all stock splits, stock combinations and other similar recapitalizations).

         "Pre-Closing Related Claim" means any claim, demand, charge, complaint, action, proceeding, hearing, investigation or suit of whatever kind or nature, in law or in equity, by statute or otherwise, against New GP, TPLP or any of their respective Affiliates which is based on or arises from any event, fact, circumstance or condition (whether known or unknown, vested or contingent, suspected or unsuspected and whether or not concealed) occurring or otherwise existing on or prior to the Closing Date with respect to TPLP or any of its Affiliates as of the Closing Date (excluding all Assumed Liabilities and any payments or issuances required by the section of the TPLP Plan of Reorganization captioned "Adjustment Procedures" in connection with an adjustment to the Purchase Price).

         "Qualified Public Offering" means a sale by New GP for its own account of shares of Class A Common Stock having an aggregate offering value of at least $75,000,000 in an underwritten offering to the public pursuant to an effective registration statement under the Securities Act of 1933.

         TERMINATION FEE. The Investment Agreement provides that if either Oaktree or TPLP terminates the Investment Agreement, TPLP shall be obligated to immediately pay Oaktree, subject to certain limited exceptions, a termination fee in cash in the amount of $1,750,000.

         RESTRICTIONS. The Investment Agreement provides that for so long as at least 25% of the Preferred Stock of New GP remains outstanding (including, without limitation, any shares of Class B Common Stock of New GP issued upon conversion of Preferred Stock of New GP), New GP shall not, without the prior written consent of the holders of at least a majority of the Class B Common Stock of New GP (on an as converted basis):

                  (i) directly or indirectly declare or pay any dividends or make any distributions upon any of its capital stock or other equity securities other than upon the Preferred Stock of New GP pursuant to the terms of the Amended and Restated Certificate of Incorporation of New GP;

                  (ii) directly or indirectly redeem, purchase or otherwise acquire, or make any payment with respect to any capital stock or options of New GP (other

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

                           than the Preferred Stock of New GP pursuant to the terms of the Amended and Restated Certificate of Incorporation of New GP), or permit any of its subsidiaries to redeem, purchase or otherwise acquire, or make any payment with respect to any capital stock or options of such subsidiary, except in each case for repurchases of Common Stock of New GP from employees of New GP, the New Partnership and its subsidiaries upon termination of employment pursuant to arrangements approved after the Closing by New GP's board of directors or pursuant to arrangements approved after the Closing by New GP's board of directors or as provided in certain specified Employment Agreements, and except for repurchases or deemed repurchases in connection with the exercise of options issued pursuant to New GP's Stock Option Plan;

                  (iii) except as expressly contemplated by the Investment Agreement, authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of, or permit the New Partnership or any subsidiary to authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of, (a) any notes or debt securities with options (including, without limitation, any notes or debt securities convertible into or exchangeable for capital stock or options, issued in connection with the issuance of capital stock or options, or containing profit participation features) of New GP, the New Partnership or any subsidiary or (b) any capital stock or options of New GP (except as expressly permitted by the TPLP Plan of Reorganization, Section 9 of the Investment Agreement or pursuant to New GP's Stock Option Plan), the New Partnership or any subsidiary;

                  (iv) make, or permit the New Partnership or any subsidiary to make, any loans or advances to, guarantees for the benefit of, or acquire investments assets of in, any person (other than the New Partnership or a wholly-owned subsidiary established under the laws of a jurisdiction of the United States), except for (a) in the ordinary course of business, or (b) investments having a stated maturity no greater than one year from the date the New Partnership makes such investment in (1) obligations of the United States government or any agency thereof or obligations guaranteed by the United States government, (2) certificates of deposit of commercial banks having combined capital and surplus of at least $50 million or (3) commercial paper with a rating of at least "Prime-1" by Moody's Investors Service, Inc;

                  (v) merge or consolidate with any person or permit the New Partnership or any subsidiary to merge or consolidate with any person (other than a wholly-owned subsidiary);

                  (vi) sell, lease or otherwise dispose of, or permit the New Partnership or any subsidiary to sell, lease or otherwise dispose of, any significant portion of

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

                           the assets of the New Partnership or any of its material subsidiaries in any transaction or series of related transactions;

                  (vii) liquidate, dissolve or effect a recapitalization or reorganization (other than that expressly contemplated by the TPLP Plan of Reorganization) in any form of transaction (including, without limitation, any reorganization into a limited liability company, a partnership or any other non-corporate entity which is treated as a partnership for federal income tax purposes);

                  (viii) acquire, or permit the New Partnership or any subsidiary to acquire, any interest in any company or business (whether by a purchase of substantially all of the assets, purchase of stock, merger or otherwise), or enter into, or permit the New Partnership or any subsidiary to enter into, any joint venture;

                  (ix) enter into, or permit the New Partnership or any subsidiary to enter into, the ownership, active management or operation of any business other than the production of butadiene and specialty butylene products, including butene-1, isobutylene, diisobutylene, polyisobutylene and associated fuel byproducts;

                  (x) become subject to, or permit the New Partnership or any of its subsidiaries to become subject to, (including, without limitation, by way of amendment to or modification of) any agreement or instrument which by its terms would (under any circumstances) restrict (a) the right of the New Partnership or any subsidiary to make loans or advances or pay dividends to, transfer property to, or repay any Indebtedness owed to, the New Partnership or another subsidiary or
                           (b) New GP's or the New Partnership's right to perform the provisions of the Investment Agreement, Investor Rights Agreement, the New Partnership's Partnership Agreement or the Professional Services Agreement (including, without limitation, provisions relating to the declaration and payment of dividends on and the making of redemptions of Preferred Stock of New GP and conversions of Preferred Stock of New GP, in each case under the Amended and Restated Certificate of Incorporation of New GP), except as restricted by the terms and provisions of the New Revolving Credit Facility and New Term Loan as in effect as of the Closing (other than customary non-assignment provisions in contracts);

                  (xi) make any amendment to the Amended and Restated Certificate of Incorporation of New GP or New GP's Bylaws, or file any certificate of designation with the Delaware Secretary of State;

                  (xii) enter into, amend, modify or supplement, or permit the New Partnership or any subsidiary to enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement with any of its or their officers, directors, employees or affiliates or with any individual related by blood, marriage or adoption to any such individual if the New Partnership has knowledge of such relationship or with any entity in which any such person or individual owns a material beneficial interest if the New Partnership has knowledge of such relationship, except for customary employment arrangements and benefit programs on reasonable terms consistent with past practice;

                  (xiii) establish or acquire, or permit the New Partnership or any subsidiary to establish or acquire, (a) any subsidiaries other than wholly-owned subsidiaries or
                           (b) any subsidiaries organized outside of the United States;

                  (xiv) create, incur, assume or suffer to exist, or permit the New Partnership or any subsidiary to create, incur, assume or suffer to exist, any indebtedness other than indebtedness under the terms and provisions of the New Revolving Credit Facility and New Term Loan as in effect as of the Closing;

                  (xv) create, incur, assume or suffer to exist, or permit the New Partnership or any subsidiary to create, incur, assume or suffer to exist, any liens other than specified permitted liens;

                  (xvi) make, or permit the New Partnership or any subsidiary to make, any capital expenditures (including, without limitation, payments with respect to capitalized leases, as determined in accordance with generally accepted accounting principles consistently applied), except to the extent included in any budget approved by the board of New GP;

                  (xvii) enter into, or permit the New Partnership or any subsidiary to enter into, any leases or other rental agreements (excluding capitalized leases, as determined in accordance with generally accepted accounting principles consistently applied), except to the extent included in any budget approved by the board of New GP;

                  (xviii)  change its fiscal year;

                  (xix) amend or modify any stock option plan or employee stock ownership plan as in existence as of the Closing, adopt any new stock option plan or employee stock ownership plan, or issue any shares of capital stock or options of New GP, the New Partnership or any subsidiary to employees of New GP, the New Partnership or any subsidiary thereunder, other than the options (and stock issuable upon exercise thereof) described in the Employment Agreements or pursuant to New GP's Stock Option Plan;

                  (xx) sell any capital stock or options of the New Partnership or any subsidiary to any person other than New GP, the New Partnership or a wholly-owned subsidiary; or

                  (xxi) use the proceeds from the sale of shares under the Investment Agreement other than as expressly contemplated by the TPLP Plan of Reorganization.

         INSPECTION AND INFORMATION RIGHTS. The Investment Agreement also provides the holders of Preferred Stock of New GP with customary information and inspection and inspection rights.

                  B.       NEW CREDIT FACILITIES

         The obligation of the New Equity Investors to consummate the purchase of the Preferred Stock of New GP pursuant to the Investment Agreement is conditioned upon the New Partnership having obtained, prior to the Closing, on terms and conditions, and in amounts, satisfactory to Oaktree all of the senior secured debt financing necessary to consummate the transactions contemplated by the Investment Agreement, the Operative Agreements (as defined in the Investment Agreement) and the TPLP Plan of Reorganization, and to fund the working capital requirements of the New Partnership and its subsidiaries after the Closing (collectively "the New Credit Facilities"), and the New Credit Facilities shall not have been amended or modified. As of the date of this Joint Disclosure Statement, the New Partnership had not obtained commitments for the New Credit Facilities; however, the Debtors believe that the New Partnership will obtain the New Credit Facilities on terms and conditions, and in amounts, satisfactory to Oaktree.

         The Debtors expect that the New Partnership will obtain a new senior secured term loan from an appropriate lender (the "New Term Loan") and a new senior secured revolving credit facility from an appropriate lender (the "New Revolving Credit Facility"). The Debtors expect that the New Term Loan will provide for a single draw term loan of at least $50,000,000, which will be borrowed on the Effective Date, and the New Revolving Credit Facility will provide for at least $50,000,000 in revolving credit loans, a portion of which will be borrowed on the Effective Date. Provided that the New Partnership obtains a New Term Loan and a New Credit Facility, the New Partnership will use the proceeds from the borrowings made on the Effective Date to fund a portion of the Cash Purchase Price of TPLP's assets.

         Provided that the New Partnership obtains the New Credit Facilities on terms and conditions, and in amounts, satisfactory to Oaktree, Reorganized TPLP will (simultaneously with the closing of the New Credit Facilities) satisfy the Allowed Secured Claims of BofA from cash on hand and a portion of the proceeds of the Asset Sale, and BofA shall, at the option of Reorganized TPLP, either release its liens on the property of Reorganized TPLP, or assign the liens as directed by Reorganized TPLP.

                  3.       SUMMARY OF TERMS OF PREFERRED STOCK OF NEW GP

         The following description is a summary of the material rights and preferences of the Preferred Stock of New GP as will be set forth in the Amended and Restated Certificate of

Incorporation of New GP. This description is only a summary and may not contain all of the information important to you. You are urged to read the form of the Amended and Restated Certificate of Incorporation of New GP because it defines the rights and preferences of the Preferred Stock of New GP in their entirety. A copy of the form of the Amended and Restated Certificate of Incorporation of New GP is attached as Exhibit "M" to this Joint Disclosure Statement. Certain capitalized terms used below in this description are defined below under the caption "Selected Definitions used in Amended and Restated Certificate of Incorporation."

         DIVIDENDS. When and as declared by the Board of Directors of New GP and to the extent permitted under the General Corporation Law of Delaware, New GP shall pay preferential dividends to the holders of Preferred Stock of New GP as provided in the Amended and Restated Certificate of Incorporation of New GP. Except as otherwise provided below, dividends on each share of Preferred Stock of New GP shall accrue on a daily basis at the rate of 10% per annum of the sum of the Liquidation Value thereof plus all accumulated and unpaid dividends thereon from and including the date of issuance of such share of Preferred Stock of New GP (or, in the case of accumulated and unpaid dividends, from and including the Dividend Reference Date (as defined below) on which they were accumulated) to and including the first to occur of (i) the date on which the Liquidation Value of such share of Preferred Stock of New GP (plus all accrued and unpaid dividends thereon) is paid to the holder thereof in connection with the liquidation of New GP or the redemption of such share of Preferred Stock of New GP by New GP, (ii) the date on which such share of Preferred Stock of New GP is converted into shares of Class B Common Stock of New GP or (iii) the date on which such share of Preferred Stock of New GP is otherwise acquired by New GP. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of New GP legally available for the payment of dividends. However, dividends on each share of Preferred Stock of New GP shall accrue on a daily basis at the rate of 9% per annum (rather than 10% per annum) for any three-month period ending upon a Dividend Reference Date (or other period in the case of the initial Dividend Reference Date) for which New GP declares and pays in cash on or before such Dividend Reference Date all of the dividends which have accrued on each share of Preferred Stock of New GP during such period; provided that the members of the Board of Directors of New GP that have been elected by the holders of Preferred Stock of New GP shall abstain from voting on whether New GP should declare and pay such dividends in cash or whether New GP should permit such dividends to continue to accrue and accumulate.

         To the extent not paid in cash on March 31st, June 30th, September 30th and December 31st of each year, beginning March 31, 2004 (the "Dividend Reference Dates"), all dividends which have accrued on each share of Preferred Stock of New GP outstanding during the three-month period ending upon each such Dividend Reference Date (or other period in the case of the initial Dividend Reference Date) shall be accumulated (and dividends shall accrue thereon) and shall remain accrued, accumulated dividends with respect to such share of Preferred Stock of New GP until paid in cash to the holder thereof.

         If New GP declares or pays a dividend upon any class of Common Stock payable otherwise than in cash out of earnings or earned surplus (determined in accordance with United States generally accepted accounting principles, consistently applied) except for a stock dividend payable in shares of Common Stock or Purchase Rights (as defined in the certificate of incorporation of New
GP) (a "Liquidating Dividend"), then New GP shall pay to the holders of

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

Preferred Stock of New GP at the time of payment thereof the Liquidating Dividends which would have been paid in respect of shares of Class B Common Stock of New GP had such Preferred Stock of New GP been converted immediately prior to the date on which a record is taken for such Liquidating Dividend (provided that, for purposes of this determination, New GP, OCM Principal Opportunities Fund III, L.P. and certain other stockholders of New GP) each share of Class B Common Stock of New GP shall be deemed to be a share of the same class of Common Stock upon which such dividends are being declared or paid)
..

         LIQUIDATION. Upon any liquidation, dissolution and/or winding up of New GP (whether voluntary or involuntary, and including any transaction deemed to be a liquidation, dissolution and winding up of New GP as described below):

         (i) each holder of Preferred Stock of New GP shall be entitled to receive from New GP in respect of each share of Preferred Stock of New GP then held by such holder, prior to and in preference to any distribution or payment to be made upon any Junior Securities or to be made upon any shares of Preferred Stock of New GP pursuant to (ii) or (iii) below, an amount in cash equal to all accrued and unpaid dividends on each such share of Preferred Stock of New GP;

         (ii) each holder of Preferred Stock of New GP shall be entitled to receive from New GP in respect of each share of Preferred Stock of New GP then held by such holder, prior to and in preference to any distribution or payment to be made upon any Junior Securities or to be made upon any shares of Preferred Stock of New GP pursuant to (iii) below, an amount in cash equal to the Liquidation Value of each such share of Preferred Stock of New GP; and

         (iii) after such time as the holders of Common Stock have collectively received from New GP the Common Stock Series A-1 Preferred Catch-Up Amount, all distributions from New GP to holders of Common Stock shall be made ratably to holders of Common Stock and holders of Preferred Stock of New GP (determined as of immediately prior to such liquidation, dissolution and/or winding up of New GP) based on the number of shares of Common Stock then held by each such holder (assuming for such purpose that each share of Preferred Stock of New GP and all accrued but unpaid dividends thereon (determined in each case as of immediately prior to such liquidation, dissolution and/or winding up of New GP) have been converted into shares of Common Stock).

         Upon the election of the holders of a majority of the shares of Preferred Stock of New GP then outstanding, the consummation of any of the following transactions shall be deemed to be a liquidation, dissolution and winding up of New GP (and New GP shall pay each holder of Preferred Stock of New GP, in exchange for cancellation of such holders shares of Preferred Stock of New GP, cash in an aggregate amount equal to the aggregate amount which such holder would then be entitled under (i), (ii) and (iii) above had such transaction constituted an actual liquidation, dissolution and/or winding up of New GP): (i) any sale, exchange, conveyance, issuance or other disposition, or series of sales, exchanges, conveyances, issuances or other dispositions, of shares of Capital Stock by New GP or any holders thereof if the Person or Persons who held shares constituting Control Stock immediately prior to such transaction cease to hold securities constituting Control Stock immediately thereafter (a "Change of Control"), provided that no sale or transfer of Capital Stock to a third Person by the holders of a majority of the Preferred Stock of New GP then outstanding shall be deemed to be a liquidation, dissolution and winding up of New GP thereunder unless such sale or transfer is in connection with an Approved Sale (as defined in the Investors Rights Agreement between New GP, OCM Principal Opportunities Fund III, L.P. and certain other stockholders of New GP); (ii) any merger, consolidation, reorganization or similar transaction with or into another entity or entities (whether or not New GP is the surviving entity) that results in a Change of Control; (iii) any sale or transfer by New GP of all or substantially all of its assets, or any sale or transfer by New GP and/or any of its Subsidiaries of all or substantially all of New GP's assets determined with its Subsidiaries on a consolidated basis; or
(iv) any Qualified Public Offering. Notwithstanding the foregoing, no holder of Preferred Stock of New GP shall be entitled to receive the amount payable under
(iii) above in connection with a transaction deemed thereunder to be a liquidation, dissolution and winding up of New GP if the consideration provided to the holders of Common Stock in connection with such transaction is primarily in a form other than cash or other immediately available funds.

         REDEMPTIONS. New GP may, at any time after the fifth anniversary of the original date of issuance of the Preferred Stock of New GP or, if earlier, concurrently with the consummation of New GP's initial Qualified Public Offering, redeem all (but not less than all) of the shares of Preferred Stock of New GP then outstanding, at a price per share of Preferred Stock of New GP equal to the product of (i) the Liquidation Value of such share of Preferred Stock of New GP (plus all accrued and unpaid dividends thereon), multiplied by (ii) 120%; provided that the members of the Board of Directors of New GP that have been elected by the holders of Preferred Stock of New GP shall abstain from voting on whether New GP should elect to redeem the shares of Preferred Stock of New GP then outstanding.

         VOTING RIGHTS. In the election of directors of New GP, the holders of a majority of the shares of Preferred Stock of New GP then outstanding, voting separately as a single class to the exclusion of all other classes of Capital Stock and with each share of Preferred Stock of New GP entitled to one vote, shall be entitled to elect a majority of the directors to serve on New GP's Board of Directors until their successors are duly elected or they are removed from office, in each case by the holders of a majority of the shares of Preferred Stock of New GP then outstanding.

         Except in the election of directors or as otherwise required by applicable law and except pursuant to any agreement between New GP and any holder of Preferred Stock of New GP, the holders of Preferred Stock of New GP shall vote together with the holders of Common Stock as a single class, with each share of Class A Common Stock of New GP then outstanding entitled to one vote per share, each share of Class B Common Stock of New GP then outstanding entitled to ten votes per share, and each share of Preferred Stock of New GP then outstanding entitled to 10 votes for each share of Class B Common Stock of New GP issuable upon conversion of such share of Preferred Stock of New GP as of the record date of such vote, or, if no record date is specified, as of the date of such vote.

         CONVERSION RIGHTS. At any time and from time to time, any holder of Preferred Stock of New GP may convert any share of Preferred Stock of New GP (including any fraction of a share of Preferred Stock of New GP) held by such holder into a number of shares of Class B Common Stock of New GP computed by dividing the Liquidation Value of such share of Preferred Stock of New GP (plus all accrued but unpaid dividends thereon) by the Conversion Price then in effect. In addition, upon New GP's receipt of a written election of the holders of a majority of the shares of Preferred Stock of New GP then outstanding (or, if so specified in such written election, upon the occurrence of such later event or date), each share of Preferred Stock of New GP then outstanding shall be converted automatically into a number of shares of Class B Common Stock of New GP computed by dividing the Liquidation Value of such share of Preferred Stock of New GP (plus all accrued but unpaid dividends thereon) by the Conversion Price then in effect, and thereafter the certificates evidencing the shares of Preferred Stock of New GP shall represent only the right to receive Class B Common Stock of New GP. The initial Conversion Price shall be $6.86 (as adjusted, the "Conversion Price"). In order to prevent dilution of the conversion rights, the Conversion Price shall be subject to customary anti-dilution adjustments.

         SELECTED DEFINITIONS USED IN AMENDED AND RESTATED CERTIFICATE OF INCORPORATION. For purposes of this Article XIII, the following terms have the meaning ascribed to them below (other capitalized terms used herein but not defined herein have the meaning ascribed to them in the TPLP Plan of Reorganization):

         "Capital Stock" means, collectively, the Class A Common Stock of New GP, the Class B Common Stock of New GP and the Preferred Stock.

         "Common Stock" means the Class A Common Stock of New GP, the Class B Common Stock of New GP, and any capital stock of any class of New GP hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of New GP.

         "Common Stock Series A-1 Preferred Catch-Up Amount" means the product of (a) the number of shares of Common Stock then outstanding, multiplied by (b) the Conversion Price then in effect for the Preferred Stock of New GP.

         "Control Stock" means the outstanding Capital Stock of New GP which possesses the voting power (under ordinary circumstances) to elect a majority of New GP's Board of Directors.

         "Junior Securities" means all capital stock and other equity securities of New GP, except for the Preferred Stock.

         "Liquidation Value" of any share of Preferred Stock of New GP as of any particular date shall be equal to $1,000.00.

         "Preferred Stock" means, collectively, the Preferred Stock of New GP and any Undesignated Preferred Stock.

         "Public Offering" means any offering by New GP of its capital stock or equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force.

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

         "Qualified Public Offering" means a sale by New GP for its own account of shares of Common Stock having an aggregate offering value of at least $75,000,000 in an underwritten Public Offering.

         "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing general partner of such limited liability company, partnership, association or other business entity.

         "Undesignated Preferred Stock" means any undesignated shares of Preferred Stock which may be issued from time to time in one or more series, including Preferred Stock of New GP, in accordance with Part C of Article Four of the certificate of incorporation of New GP.

         4.       INVESTOR RIGHTS AGREEMENT

         Each share of Class A Common Stock of New GP issued to holders of Remaining Allowed Unsecured Claims that validly elect to have such shares governed by the Investor Rights Agreement and each share of Preferred Stock of New GP issued pursuant to the TPLP Plan of Reorganization shall be subject to the Investor Rights Agreement as provided therein. The following description is a summary of certain material provisions contained in the Investor Rights Agreement, which is attached as Exhibit "N" to this Joint Disclosure Statement. This description is only a summary and may not contain all of the information that is important to you. You are urged to read the Investor Rights Agreement in its entirety, including the provisions restricting transfers of shares of Class A Common Stock of New GP.

                  a.       RESTRICTIONS ON TRANSFER

         Shares of Class A Common Stock of New GP are subject to significant restrictions on transfer under the Investor Rights Agreement. Holders of Class A Common Stock of New GP may not sell, transfer, assign, pledge or otherwise directly or indirectly dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) (a "Transfer") any interest in any shares of Class A Common Stock of New GP, except (i) pursuant to and in accordance with the provisions of Section 2B of the Investor Rights Agreement, which generally provides for rights of first refusal and the New Equity Investors' participation rights, or Section 2C of the Investor Rights Agreement, which generally provides for participation rights on transfers by Significant Investors (as defined below), or (ii) pursuant to an Exempt Transfer (as defined in Section 2D of the Investor Rights Agreement).

         FIRST OFFER RIGHTS. Subject to certain limited exceptions, prior to making any Transfer of shares of Class A Common Stock of New GP, the stockholder proposing to transfer such shares must deliver a written notice to New GP and the New Equity Investors. That notice must disclose in reasonable detail the proposed number of shares to be transferred, the proposed terms and conditions of the Transfer, including the proposed price per share for share to be transferred, and the identity, if known, of the prospective transferee(s) (and if any such transferee is an entity, the beneficial owner(s) thereof). The New Equity Investors may elect to purchase all or any portion of the shares proposed to be transferred at the same price and on the same terms specified in the notice. If the New Equity Investors do not elect to purchase all of the shares proposed to be transferred, then, unless the Majority Oaktree Holder(s) direct otherwise, New GP may elect to purchase, at the same price and on the same terms and conditions specified in such notice, all (but not less than all) of the remaining shares which the New Equity Investors have not elected to purchase. If the New Equity Investors and/or New GP, collectively, do not elect to purchase all of the shares proposed to be transferred, then the New Equity Investors and New GP shall not be permitted to purchase any of the shares proposed to be transferred, and the stockholder proposing to transfer such shares may, subject to the New Equity Investors' participation rights described below, Transfer to the transferee(s) identified in the notice all (but not less than all) of the shares proposed to be transferred, during the sixty day period immediately following the expiration of the applicable election period, for a cash purchase price no less than the price specified in the notice and on other terms no more favorable to the transferee(s) thereof than specified in the notice.

         The Investor Rights Agreement provides that "Majority Oaktree Holder(s)" means, at any time, the record holder at such time of a majority of the Oaktree Shares (as defined in the Investor Rights Agreement), determined on a Fully Diluted Basis (as defined in the Investor Rights Agreement); provided that, if no single Person is the record holder at such time of a majority of the Oaktree Shares, determined on a Fully Diluted Basis, then "Majority Oaktree Holder(s)" means any two or more Persons who are collectively the record holders at such time of a majority of the Oaktree Shares, determined on a Fully Diluted Basis.

         NEW EQUITY INVESTORS' PARTICIPATION RIGHT. If the New Equity Investors and/or New GP have not elected to purchase all of the shares proposed to be transferred by the transferring stockholder pursuant to the right of first refusal described above, the New Equity Investors may elect to participate in the contemplated Transfer of the shares that are proposed to be transferred, provided such shares (combined with the shares previously sold by the transferring shareholder) represent in excess of ten percent (10%) of the aggregate number of the originally issued to such transferring stockholder. If the New Equity Investors elect to participate in such Transfer, the transferring stockholder and the New Equity Investors shall each be entitled to sell in such Transfer, at the same price and on the same terms, a number of shares equal to the product of (a) the quotient determined by dividing the percentage of shares owned by such stockholder by the aggregate percentage of shares owned by the transferring stockholder and the New Equity Investors, multiplied by (b) the number of shares to be sold in such Transfer, in each case calculated on an as converted basis. If the prospective transferee(s) refuse(s) to allow the participation of the New Equity Investors electing to participate, the transferring stockholder shall, at the same time as the contemplated Transfer and as a condition thereto, purchase the number of shares from the New Equity Investors that the New Equity Investors would otherwise be entitled to sell to the prospective transferee(s) at the same price and on the same terms described above.

         PARTICIPATION RIGHTS ON TRANSFERS BY SIGNIFICANT INVESTORS. Subject to certain conditions and significant exceptions, holders of shares of Class A Common Stock of New GP may elect to participate in any transfer of shares of Preferred Stock of New GP by a New Equity Investor who, together with its affiliates, holds at least 10% of the then outstanding shares of Common Stock determined on an as converted basis (a "Significant Investor"), if the aggregate number of shares of Preferred Stock of New GP being transferred by such Significant Investor will exceed 10% of the aggregate number of shares of Preferred Stock of New GP issued to the New Equity Investors pursuant to the Investment Agreement (adjusted for all stock splits, stock dividends, share combinations and similar recapitalization transactions). Such Significant Investor and the participating stockholders shall each be entitled to sell in such Transfer a number of shares equal to the product of (a) the quotient determined by dividing the percentage of shares owned by such stockholder by the aggregate percentage of shares owned by such Significant Investor and all participating stockholders, collectively, multiplied by (b) the number of shares to be sold in such Transfer, in each case calculated on an as converted basis. If the prospective transferee declines to allow the participation of any participating stockholder, as an alternative, such Significant Investor may consummate the proposed Transfer so long as contemporaneously therewith such Significant Investor offers to purchase, and assuming the prompt acceptance by such participating stockholder of such offer, such Significant Investor purchases, the shares from such participating stockholder at the price and on the other economic terms on which such participating stockholder would otherwise have been entitled to sell such shares in such Transfer.

         EXEMPT TRANSFERS. The first offer right, the New Equity Investors' participation rights and the participation rights on transfers by Significant Investors described above shall not apply to any of the following Transfers of Stockholder Shares (each, an "Exempt Transfer"): (i) subject to the unnumbered paragraph immediately below, any Transfer of shares by a stockholder who is not an individual to any affiliate of such stockholder (provided that no such Transfer shall be made to a Person reasonably determined by the Majority Oaktree Holders to be a competitor of New GP); (ii) subject to the unnumbered paragraph immediately below, a Transfer of shares by a stockholder who is an individual
(A) pursuant to applicable laws of descent and distribution or (B) among such stockholder's Family Group (as defined in the Investor Rights Agreement) (provided that no such Transfer shall be made to a Person reasonably determined by the Majority Oaktree Holders to be a competitor of New GP); (iii) any Transfer of shares pursuant to an Approved Sale; (iv) any Public Sale (as defined in the Investor Rights Agreement) of shares; (v) any redemption or other repurchase of (A) Preferred Stock by New GP in accordance with its Certificate of Incorporation or (B) any Common Stock from an employee in connection with the termination of his or her employment with the Company and its subsidiaries; (vi) subject to the unnumbered paragraph immediately below, any Transfer of shares by a stockholder who is not an individual to a successor corporation or other successor entity as a result of a merger or consolidation with, or a sale of all or substantially all of the assets of, such stockholder or, if a general or limited partnership, in connection with the liquidation and dissolution of such partnership (provided that no such Transfer shall be made to a Person reasonably determined by the Majority Oaktree Holders to be a competitor of New GP); (vii) any Transfer by a New Equity Investor of any shares of Preferred Stock in exchange for a purchase price per share which is less than or equal to the sum of the Liquidation Value thereof plus the aggregate amount of all accrued but unpaid dividends thereon; and (viii) any Transfer to Oaktree or any of its Affiliates.

         Not less than ten days prior to any Transfer of shares pursuant to the foregoing clauses (i), (ii)(B) or (vi), the proposed transferor will deliver a written notice to New GP, which notice will disclose in reasonable detail the nature of the proposed Transfer and the identity of the proposed transferee.

         TERMINATION OF RESTRICTIONS/RIGHTS. The restrictions relating to the first offer right, the New Equity Investors' participation rights and the participation rights on transfers by Significant Investors described above shall continue with respect to each Stockholder Share until the earlier of (i) the date on which such Stockholder Share has been transferred in a Public Sale, and
(ii) the consummation of an Approved Sale. In addition, the participation rights of holders of shares of Class A Common Stock of New GP on transfers by Significant Investors described above shall terminate upon the consummation of a Public Offering.

                  b.       SALE OF NEW GP

         The Investor Rights Agreement provides that if the Majority Oaktree Holder(s) (as defined in the Investor Rights Agreement) approve(s) a sale of New GP (an "Approved Sale"), each holder of shares of Class A Common Stock of New GP will vote for, consent to, and not object or otherwise impede the consummation of the Approved Sale. Holders of Shares of Class A Common Stock of New GP will also be required to waive all dissenter's rights, appraisal rights and similar rights in connection with any such transaction.

                  c.       LIMITED PREEMPTIVE RIGHTS

         Subject to certain conditions and significant exceptions, holders of shares of Class A Common Stock of New GP will have limited preemptive rights in respect of issuances of shares of equity securities of New GP, or options or other rights to acquire shares of equity securities of New GP, to Oaktree or any of its affiliates. The limited preemptive rights shall terminate upon the first to occur of (i) the consummation of a Qualified Public Offering, and (ii) the consummation of an Approved Sale.

                  d.       BOARD OF DIRECTORS

         The Investor Rights Agreement provides that the authorized number of directors on New GP's Board shall be established at five directors or such greater number of directors as the Majority Oaktree Holder(s) may specify from time to time by written notice to New GP (in which case the Majority Oaktree Holder(s) (and/or one or more designees thereof) shall be entitled to designate such additional representatives). The Investor Rights Agreement provides that the following persons shall be elected to New GP's Board: (a) New GP's chief executive officer (the "CEO") who initially shall be Carl Stutts; (b) three persons designated by the Majority Oaktree Holder(s) if the number of Oaktree Shares then outstanding (determined on an as converted basis) is greater than or equal to 25% of the Company's then outstanding voting power (determined on an as converted basis); two persons designated by the Majority Oaktree Holder(s) if the number of Oaktree Shares then outstanding (determined on an as converted basis) is greater than or equal to 10% but less that 25% of the Company's then outstanding voting power (determined on an as converted basis); and one person designated by the Majority Oaktree Holder(s) if the number of Oaktree Shares then outstanding (determined on an as converted basis) is less that 10% of the Company's then outstanding voting power (determined on an as converted basis); such designees shall initially be Stephen A. Kaplan, B. James Ford and Jordon L. Kruse; and (c) one person designated by the Majority Other Holder(s), but only if such person is approved by the Majority Oaktree Holder(s), which approval shall not be unreasonably withheld, and only if Claimants receiving at least 50% of the Class 5 Distribution Shares elect to become a party to and bound by the Investor Rights Agreement. In general, the "Majority Other Holder(s)" will be, at any time, the record holder at such time of a majority of the shares of shares of Class A Common Stock of New GP; provided that, if no single Person is the record holder at such time of a majority of the shares of Class A Common Stock of New GP, then the "Majority Other Holder(s)" will be any two or more Persons who are collectively the record holders at such time of a majority of the shares of Class A Common Stock of New GP.

         The provisions relating to New GP's Board described above shall terminate upon the consummation of a Qualified Public Offering.

                  e.       IRREVOCABLE PROXY

         The Investor Rights Agreement provides that each holder of shares of Class A Common Stock of New GP will, under such agreement, appoint Oaktree as such stockholder's true and lawful proxy and attorney-in-fact, with full power of substitution, to vote all of his, her or its shares of Class A Common Stock of New GP (i) to approve an Approved Sale, (ii) to approve a public offering by New GP and any recapitalization, reorganization and/or exchange of shares necessary or advisable in connection therewith, (iii) in furtherance of the election and/or removal of directors as set forth in the Investor Rights Agreement, and (iv) any other action necessary or desirable to effectuate any of the foregoing as determined by Oaktree; provided, however, that no such action shall (a) be inconsistent with the terms of the Investor Rights Agreement or (b) have a material adverse effect on any stockholder's rights or interests in respect of any shares that would be borne disproportionately by such stockholder relative to the effect on the rights or interests of other stockholders in respect of holdings of shares of the same class, unless approved by holders of a majority of the shares so adversely affected; provided further that no amendment or waiver of Section 4 of the Investor Rights Agreement which adversely affects the Other Shareholders (as defined in the Investor Rights Agreement) shall be effective without the consent of the Majority Other Holder(s). Oaktree may exercise such irrevocable proxy at any time any such stockholder fails to comply with the provisions of the Investor Rights Agreement.

         The provisions relating to the irrevocable proxy described above shall terminate upon the consummation of a Qualified Public Offering.

                  f.       REGISTRATION RIGHTS

         New GP will grant the New Equity Investors customary demand registration rights. Subject to certain conditions and significant exceptions (including cut backs on the number of shares to be registered), holders of shares of Class A Common Stock of New GP will have the opportunity to have their shares included in such registration statements.

         In particular, Section 9A of the Investor Rights Agreement provides, subject to Section 9B and 9C of the Investor Rights Agreement, (i) at any time and from time to time, the holders of a majority of the Oaktree Registrable Securities may request registration under the Securities Act (a "Demand Registration") of all or any portion of such holders' Registrable Securities on Form S-1 or any similar long-form registration (a "Long-Form Registration") or, if available, on Form S-2 or S-3 or any similar short-form registration (a "Short-Form Registration") and (ii) at any time after the 180th day following the consummation of a Qualified Public Offering, Other Stockholders who then collectively hold at least 30% of the Other Registrable Securities may request a Demand Registration of all or any portion of such holders' Registrable Securities3; provided, however, that (i) each such Long-Form Registration shall have an anticipated offering price of at least $10 million in the aggregate or include all of the Registrable Securities then held by the Persons initially requesting such Demand Registration, and (ii) each such Short-Form Registration shall have an anticipated offering price of at least $5 million in the aggregate or include all of the Registrable Securities then held by the Persons initially requesting such Demand Registration. Within ten (10) days after receipt of any such request, the New GP will give written notice of such requested registration to all other holders of Registrable Securities and, subject to Section 9D of the Investor Rights Agreement, will include in such registration all Registrable Securities with respect to which the New GP has received written requests for inclusion therein within fifteen (15) days after the receipt of the New GP's notice.

         Section 9B of the Investor Rights Agreement provides that the holders of a majority of the Oaktree Registrable Securities will be entitled to request two Long-Form Registrations and the Other Stockholders who then collectively hold at least 30% of the Other Registrable Securities will be entitled to request one Long-Form Registration.

         Section 9C of the Investor Rights Agreement provides that in addition to the Long-Form Registrations provided pursuant to Section 9B of the Investor Rights Agreement, the holders of a majority of the Oaktree Registrable Securities will be entitled to request an unlimited number of Short-Form Registrations, and the Other Stockholders who then collectively hold at least 30% of the Other Registrable Securities will be entitled to request one Short-Form Registration (but only if such holders have not previously requested a Long-Form Registration) for which the New GP will pay all Registration Expenses incurred in connection therewith, provided that, in the event the holders of Other Registrable Securities initially requesting such Demand Registration are unable to sell at least 80% of the Registrable Securities initially requested (and not withdrawn) by such holder(s) to be included in such registration, then such request and any related registration shall not count as the one Short-Form Registration to which the holders of at least 30% of Other Registrable Securities are entitled to request pursuant to Section 9C of the Investor Rights Agreement. Demand Registrations will be Short-Form Registrations whenever the New GP is permitted to use any applicable short form. After the New GP has become subject to the

---------------------------
         (3) The italicized provision providing the holders of Other Registerable Securities with a Demand Registration Right (and all related provisions) will be removed from the execution version of the Investor Rights Agreement unless the holder(s) of at least 50% of the Class 5 Distribution Shares elect to become a party to and bound by the Investor Rights Agreement.

reporting requirements of the Exchange Act, the New GP will use its reasonable best efforts to make Short-Form Registrations available for the sale of Registrable Securities.

         Section 9D of the Investor Rights Agreement provides that the New GP will not include in any Demand Registration any securities which are not Registrable Securities without the prior written consent of the holders of a majority of the Registrable Securities initially requested to be included in such Demand Registration (the "Initiating Holders"). If a Demand Registration is an underwritten offering and the managing underwriters, which shall include a nationally recognized investment bank, advise the New GP in writing that in their opinion the number of Registrable Securities and, if permitted under the Investor Rights Agreement, other securities requested to be included in such offering exceeds the number of Registrable Securities and other securities, if any, which can be sold in an orderly manner in such offering within a price range acceptable to the Initiating Holders (the "Optimal Number"), the New GP shall include in such registration, if any, (i) first, the Registrable Securities requested to be included in such registration up to the Optimal Number, pro rata among the holders of such Registrable Securities on the basis of the number of Registrable Securities owned by each such holder, and (ii) second, if all Registrable Securities requested to be included in such registration by the holders thereof have been so included, such other securities requested to be included in such registration up to a number of such securities that, when combined with the Registrable Securities included in such registration, causes the total number of securities (including all Registrable Securities) included in such registration to be less than or equal to the Optimal Number.

         In addition, and subject to certain conditions and significant exceptions (including cut backs on the number of shares to be registered), New GP will grant the New Equity Investors and holders of shares of Class A Common Stock of New GP customary "piggy back" registration rights. The Investor Rights Agreement restricts the transfer of shares of New GP for up to 180 days after the effectiveness of any registration statement filed by New GP.

         5.       PROFESSIONAL SERVICES AGREEMENT

         The following is a description of certain material provisions contained in the Professional Services Agreement among New GP, the New Partnership and Oaktree Capital Management, LLC (the "Consultant"), which is attached as Exhibit "O" to this Joint Disclosure Statement. This description is only a summary and may not contain all of the information that is important to you. You are urged to read the Professional Services Agreement in its entirety.

         Pursuant to the terms of the Professional Services Agreement, New GP and the New Partnership will engage the Consultant to provide financial and management consulting services to New GP and the New Partnership, including consulting the board of directors of New GP and the management of the New Partnership on such matters as business strategy, budgeting of future corporate investments, acquisition and divesture strategies, and debt and equity financing.

         In connection with the Consultant providing such financial and management consulting services, the New Partnership shall pay to the Consultant, on the date the New Equity Investors initially purchase shares of Preferred Stock of New GP pursuant to the Investment Agreement (the "Initial Closing Date"), a transaction fee in immediately available funds equal to the sum of (a) $400,000 plus (b) 2% of the aggregate purchase price paid by the New Equity Investors on the Initial Closing Date in connection with such purchase. On each date the New Equity Investors subsequently purchase any shares of Preferred Stock of New GP pursuant to the Investment Agreement, the New Partnership shall pay to the Consultant an additional transaction fee in immediately available funds equal to 2% of the aggregate price paid by the New Equity Investors to New GP on such date in connection with such purchase. Further, the New Partnership shall pay to the Consultant an annual consulting fee of $250,000 in immediately available funds, payable in advance in quarterly installments commencing on the Initial Closing Date.

         The Professional Services Agreement provides that the New Partnership shall promptly reimburse the Consultant for all reasonable fees and expenses (including, without limitation, reasonable legal, accounting, consulting, travel and other third party fees and expenses) incurred by or on behalf of the Consultant or any of its affiliates or its or their respective stockholders, members, partners, directors, managers, officers, employees, agents and representatives in connection with the rendering of any services under the Professional Services Agreement.

         The term of the Professional Services Agreement will continue until the earlier of: (a) the date on which the New Equity Investors and their respective affiliates collectively own less than 25% of the Preferred Stock of New GP (and/or any securities issued upon conversion thereof or in exchange therefor) acquired by the New Equity Investors pursuant to the Investment Agreement or (b) the fifth anniversary of the Initial Closing Date; provided that, if the Consultant commits gross negligence or willful misconduct in the performance of its duties under the Professional Service Agreement, the Professional Service Agreement may be terminated by the New Partnership at any time thereafter (upon the affirmative vote of a majority of the members of the board of directors of the New Partnership).

         6.       FORMATION OF NEW GP

         New GP has been incorporated by TPLP as a corporation under the laws of the State of Delaware, is a joint participant in the TPLP Plan of Reorganization, and shall be entitled to any protections, exemptions or rights provided under Section 1145(a) of the Bankruptcy Code.

                  a.       BOARD OF DIRECTORS

         At the Effective Date, the New Board of New GP shall consist of four
(4) directors, which shall include the chief executive officer of New GP, and three (3) additional directors which may be designated by the New Equity Investor. An additional director may subsequently be designated by the holders of Class 5 Distribution Shares only if the holders of at least 50% of the Class 5 Distribution Shares elect to become a party to and bound by the Investor Rights Agreement as provided in the Investor Rights Agreement. See "Risk Factors
- Risks Related to Confirmation - Holders of Remaining Allowed Unsecured Claims Failing to Elect to have Shares of Class A Common Stock of New GP Governed by the Investor Rights Agreement will not Receive any of the Benefits, or be Subject to any of the Restrictions, Provided Under the Investor Rights Agreement". The New Board of New GP at the Effective Date shall be provided for in the Confirmation Order, such appointment shall be deemed ratified by the initial holders of the equity securities of New GP and by all Persons receiving equity securities of New GP in connection with the TPLP Plan of Reorganization, and the board of directors shall be authorized to take such actions as may be necessary to consummate the TPLP Plan of Reorganization, but shall not act in contravention of the terms of the TPLP Plan of Reorganization. The subsequent tenure and manner of selection of directors shall be as provided in the charter and bylaws of New GP and the Investor Rights Agreement.

                  b.       OFFICERS

         Under the TPLP Plan of Reorganization, the board of directors of the New GP shall select the appropriate officers and senior management of New GP and the New Partnership. On the Closing Date after the Closing, New GP's and the New Partnership's senior management will include Carl S. Stutts, President and Chief Executive Officer; E. Joseph Grady, Senior Vice President of Finance and Chief Financial Officer; John Yoars, Senior Vice President of Operations; and Stephen
R. Wright, Senior Vice President, Secretary and General Counsel.

                  c.       EMPLOYMENT AGREEMENTS WITH OFFICERS

         On or prior to the Effective Date, New GP shall enter into the Employment Agreements with Carl S. Stutts, E. Joseph Grady, John Yoars and Stephen R. Wright. Forms of the Employment Agreements are exhibits to the Investment Agreement.

                  d.       CHARTERS AND BYLAWS

         Prior to the Closing, New GP shall amend its charter to be in substantially the form attached as Exhibit "M" to this Joint Disclosure Statement. The bylaws of New GP shall contain such provisions as are reasonably satisfactory to the Committee and as the Debtor and the board of directors of New GP and, on or after the Effective Date, the New Board of New GP, believe are necessary to satisfy the provisions of the TPLP Plan of Reorganization and such other provisions as are satisfactory in form and substance to the Debtor and, on or after the Effective Date, the New Board of New GP. Such charter and bylaws shall be subject to further amendment as permitted therein and by applicable law. Such charter and bylaws shall contain indemnification provisions applicable to officers, directors, and employees of New GP and such other Persons as may in the discretion of the board of New GP be appropriate.

         7.       FORMATION OF NEW LP

         New LP has been incorporated by the Debtor as a corporation under the laws of the State of Delaware, and shall be entitled to any protections, exemptions or rights provided under Section 1145(a) of the Bankruptcy Code.

                  a.       BOARD OF DIRECTORS

         At the Effective Date, the New Board of New LP shall consist of the same individuals as the New Board of New GP. The New Board of New LP at the Effective Date shall be provided for in the Confirmation Order, such appointment shall be deemed ratified by New GP, as the initial holder of all of the equity securities of New LP, and the New Board of New LP shall be authorized to take such actions as may be necessary to consummate the TPLP Plan of Reorganization but shall not act in contravention of the terms of the TPLP Plan of

Reorganization. The subsequent tenure and manner of selection of directors shall be as provided in the charter and bylaws of New LP and in the Investor Rights Agreement.

                  b.       OFFICERS

         On the Closing Date after the Closing, unless otherwise provided by the board of directors, New LP's senior management will include Carl S. Stutts, President and Chief Executive Officer; E. Joseph Grady, Senior Vice President of Finance and Chief Financial Officer; John Yoars, Senior Vice President of Operations; and Stephen R. Wright, Senior Vice President, Secretary and General Counsel.

                  c.       CHARTERS AND BYLAWS

         The charter and bylaws of New LP shall contain such provisions as the Debtor, the Committee, and, on or after the Effective Date, the New Board of New LP, believe are necessary to satisfy the provisions of the TPLP Plan of Reorganization and such other provisions as shall be satisfactory in form and substance to the Debtor and, on or after the Effective Date, the New Board of the New LP, and shall be subject to further amendment of the charter and bylaws as permitted therein and by applicable law. Such charter and bylaws shall contain indemnification provisions applicable to officers, directors, and employees of New LP and such other Persons as may in the discretion of the board of New LP be appropriate.

         8.       NEW PARTNERSHIP

         New GP and New LP have formed the New Partnership as a Texas limited partnership, with New GP as the sole general partner having a 0.1% general partner interest and New LP as the sole limited partner having a 99.9% limited partner interest. The New Partnership shall be entitled to any protections, exemptions or rights provided under Section 1145(a) of the Bankruptcy Code.

         9.       SECURITIES LAW MATTERS

         It is an integral and essential element of the TPLP Plan of Reorganization that the offering, sale and issuance and distribution of shares of Class A Common Stock of New GP that are Class 5 Distribution Shares pursuant to the TPLP Plan of Reorganization, including the transfer of such shares to TPLP and the subsequent transfer to the Liquidating Trust and the subsequent distribution of such Class A Common Stock of New GP to the holders of the Remaining Allowed Unsecured Claims pursuant to the TPLP Plan of Reorganization, be exempt from registration under the Securities Act of 1933, as amended, and similar state laws pursuant to section 1145 of the Bankruptcy Code. The Confirmation Order shall provide (and be binding on all Claimants and parties-in-interest to the Bankruptcy Case, the Securities and Exchange Commission, and all state regulation or enforcement agencies) that all such offerings, sales and issuances fall within the exemptions provided in section 1145 of the Bankruptcy Code.

         10.      NEW REVOLVING CREDIT FACILITY AND NEW TERM LOAN APPROVAL

         Confirmation of the TPLP Plan of Reorganization shall constitute, as of the Effective Date, approval of the New Revolving Credit Facility and New Term Loan. The material documentation of the New Revolving Credit Facility and New Term Loan will be in substantially the form filed with the Bankruptcy Court as Plan Documents. The Confirmation Order shall include provisions approving the New Revolving Credit Facility and the New Term Loan and granting the Liens and priority as provided therein. At the option of the lenders that are providing the New Revolving Credit Facility and New Term Loan, and as provided in the documents related thereto, such lenders may succeed to the Liens of the existing Term Lenders and Revolving Lenders.

         11.      ESTIMATION STATEMENT

         Not earlier than five days and not later than one day prior to the Closing, and with the consent of the Committee which shall not be unreasonably withheld, the Debtor shall deliver to the New Partnership and the New Equity Investor Designee the Estimation Statement, setting forth the Debtor's good faith estimates of (a) the Estimated Cash Purchase Price and (b) the Estimated Class 5 Distribution Shares.

         12.      BID PROCEDURES; SUBSTITUTION OF BIDDER

         The TPLP Plan of Reorganization and this Joint Disclosure Statement contemplate a reorganization based on various alternative structures that may be developed through an auction to be held at the offices of Bracewell & Patterson, L.L.P., in Houston, Texas, on February 25, 2004, or such other date as may be approved by the Bankruptcy Court. The TPLP Plan of Reorganization and this Joint Disclosure Statement outline the terms of an agreement between TPLP, OCM Principal Opportunities Fund II, L.P., the initial New Equity Investor, and others, providing for one such structure, which will be the "stalking horse" or initial bid. As described further in the TPLP Plan of Reorganization, alternative bids by holders of Allowed Unsecured Claims may be submitted providing for structures that are different than that outlined in the TPLP Plan of Reorganization. TPLP and the Committee will select the highest and best bid from all bids submitted. TPLP expects the form of recovery for holders of Allowed Unsecured Claims (Class 5) to remain or include equity in a reorganized entity or a partnership similar to the New Partnership and for all other classes of Claims to receive the same or similar treatment as provided in the TPLP Plan of Reorganization. TPLP, however, expects that the percentage of equity in a reorganized entity or a partnership similar to the New Partnership to be provided to Unsecured Creditors will change with each alternative bid. Accordingly, TPLP believes that, regardless of the ultimate bid selected by TPLP and the Committee at the auction as the winning bid, the TPLP Plan of Reorganization will not need to be re-distributed to voting Creditors and that all votes cast for the TPLP Plan of Reorganization will be deemed by the Bankruptcy Court as cast for an amended TPLP Plan of Reorganization containing the terms of the winning bid.

         The Investment Agreement and the TPLP Plan of Reorganization contemplate that bid procedures will be established by Order of the Bankruptcy Court (the "Bid Procedures Order"), and that an auction may occur. On January 26, 2004, the Court approved the Bid Procedures Order attached to this Joint Disclosure Statement as Exhibit "J". The following is a description of certain material provisions contained in the Bid Procedures Order, and if and to the extent that this summary conflicts with the Bid Procedures Order, the terms of the Bid Procedures Order will control. This description is only a summary and may not contain all of the information that is important to you. You are urged to read the Bid Procedures Order in its entirety.

         The Bid Procedures Order provides that all bids must be in writing, submitted to and actually received by (i) Texas Petrochemicals LP, the Debtor (8600 Park Place Blvd., Houston, TX, 77017, Attn: Carl S. Stutts, with a copy to Bracewell and Patterson, L.L.P., 711 Louisiana, Suite 2900, Houston, TX 77002,
Attn: Henry J. Kaim (counsel for the debtor)), (ii) Strook & Strook & Lavan LLP, the counsel for the Committee (180 Maiden Lane, New York, NY 10038-4982, Attn:
Michael J. Sage and Kristopher M. Hansen) and (iii) Oaktree Capital Management LLC (333 South Grande Avenue, 28th Floor, Los Angeles, CA 90071, Attn: B. James Ford and Jordon L. Kruse, with a copy to Kirkland & Ellis LLP, 200 East Randolph Drive, Chicago Illinois 60601, Attn: John A. Weissenbach and Christopher J. Greeno (counsel for OCM)), by no later than 12:00 p.m. (CST) on February 23, 2004 (the "Bid Submission Deadline"). Prior to the auction, TPLP and the Committee shall, with input from their respective financial advisors and counsel, evaluate each bid and jointly determine whether such bid is a Qualifying Bid (as defined in the Bid Procedures Order); provided, however, that the New Equity Investor shall be deemed a Qualified Bidder (as defined in the Bid Procedures Order), and the New Equity Investor's bid, as embodied in the Investment Agreement, shall be deemed a Qualified Bid (provided that any revised bid submitted by the New Equity Investor contains treatment that is no less favorable to the Allowed Secured Claims of the Term Lenders and the Revolving Lenders as that currently provided in the TPLP Plan of Reorganization on file as of January 22, 2004).

         If more than one Qualified Bid is received prior to the Bid Submission Deadline, TPLP will conduct an auction with respect to the Qualified Bids. If no Qualified Bid (other than that of the New Equity Investor) is received by the Bid Submission Deadline, TPLP shall report the same to the Bankruptcy Court at the Plan Confirmation Hearing, where TPLP shall request (i) that the New Equity Investor's bid be deemed the highest or otherwise best Qualified Bid and (ii) authority to proceed to close as promptly as possible the reorganization transactions in accordance with the Investment Agreement (and the ancillary documents referenced therein) pursuant to confirmation of the TPLP Plan of Reorganization. If an auction is necessary, it will be held on Wednesday, February 25, 2004 at 1:00 p.m. (CST) at the offices of Bracewell & Patterson, L.L.P. in Houston, TX.

         Only the New Equity Investor, the Committee, Qualified Bidders, and professionals of the foregoing shall be entitled to attend and be heard at the auction, and only Qualified Bidders who have submitted a Qualified Bid shall be entitled to make any subsequent bids at the auction. All Qualified Bidders, or their qualified representatives, must be physically present at the auction.

         At the conclusion of the auction, TPLP and the Committee shall jointly select the highest or otherwise best Qualified Bid submitted at the auction (the "Accepted Bid"). The bidder submitting such Accepted Bid shall become the "Winning Bidder" and shall, in the case of a Non-Creditor Qualified Bidder (as defined in the Bid Procedures Order), have such rights and responsibilities of the Purchaser (as defined in the Investment Agreement). In order to constitute the Winning Bid, the Accepted Bid must provide for the requirements of clause
(g)(xi) of the Bid Procedures Order. The Winning Bidder (if other than the New Equity Investor) shall, within 48 hours after adjournment of the auction, complete and execute all agreements, contracts, instruments and other documents in form and substance jointly acceptable to TPLP and the Committee evidencing and containing the terms and conditions of the Accepted Bid.

         If the New Equity Investor is not the Winning Bidder, TPLP shall, within 72 hours after adjournment of the Auction, pay a break-up fee of $1,750,000 to the New Equity Investor by wire transfer of immediately available funds. The Winning Bidder must close on the eleventh day immediately following the date the Plan is confirmed, unless TPLP and the Committee jointly agree to extend such time.

         The Accepted Bid shall be subject to the approval of the Bankruptcy Court at a Plan Confirmation Hearing, which shall be held as soon as practicable after adjournment of the auction. Following approval of the Accepted Bid at the Plan Confirmation Hearing, the Winning Bidder shall close the transaction pursuant tot the terms set forth in the Definitive Documents.

         In addition to the foregoing, the Bid Procedures Order contemplates that a Creditor-Sponsored Bid (as defined below) may be submitted by the holder of an Allowed Unsecured Claim who held such Claim as of January 15, 2004. A Creditor-Sponsored Bid, as authorized under the Bid Procedures Order, may include documents materially different from the present Investment Agreement and may have a structure that does not match the present structure of the Investment Agreement and the transactions it contemplates. A Creditor-Sponsored Bid may be structured as a direct investment, merger, asset sale or otherwise. Additionally, a Creditor-Sponsored Bid may be structured so as not to provide the Cash Election contemplated in the Investment Agreement and the TPLP Plan of Reorganization. If a Creditor-Sponsored Bid becomes the Accepted Bid, following determination of the Debtor and the Committee that the Creditor-Sponsored Bid is a higher and better bid, the Debtor may modify the TPLP Plan of Reorganization to include the provisions of the Creditor-Sponsored Bid, file and provide notice (as required by the Bankruptcy Court) of the amended TPLP Plan of Reorganization and, if the Debtor and the Committee believe it appropriate, seek a determination of the Bankruptcy Court that no additional solicitation of Creditors is necessary, to the extent that the rights of Creditors are not adversely affected by the terms of the amended TPLP Plan of Reorganization. The Debtor also may file as Plan Documents such of the definitive documents related to the Accepted Bid, as the Debtor with the consent of the Committee, which will not be unreasonably withheld, deems appropriate, subject to redaction or confidentiality restrictions as appropriate.

         If a Creditor-Sponsored Bid becomes the Accepted Bid, then the provisions contained in the TPLP Plan of Reorganization which provide that the New Equity Investor or the New Equity Investor Designee possess the right to be consulted by the Debtor or the Committee or possess the right to decide an issue jointly with the Debtor shall apply (to the extent included in the TPLP Plan of Reorganization or in any modification of the TPLP Plan of Reorganization) to the relevant party or parties submitting such Creditor-Sponsored Bid.

         The Bid Procedures Order defines a "Creditor-Sponsored Bid" as an Investment Proposal (as defined in the Investment Agreement), whether structured as a direct investment, merger, asset sale or otherwise, made by one or more holder(s) as of January 15, 2004 of an Allowed Unsecured Claim (as defined in the TPLP Plan of Reorganization) against TPLP or any of its affiliates who are also debtors (each an "Eligible Unsecured Creditor"), but only if all of the equity and equity-like financing (e.g., financing in exchange for debt instruments which are convertible into equity) necessary or otherwise contemplated by such Investment Proposal is to be provided solely by one or more Eligible Unsecured Creditor(s).

         The Debtors believe that the most likely outcome of the alternative procedures outlined in the Bid Procedures Order is that the TPLP Plan of Reorganization will remain unchanged or that it will be modified in a manner that does not adversely change the treatment of any Claim. The Debtors believe it is unlikely that the TPLP Plan of Reorganization will be modified in a manner that will require resolicitation of votes or transmission of an amendment to this Joint Disclosure Statement, but no assurances in that regard can be provided.

         13.      ADJUSTMENT PROCEDURES

         If from time to time after the Closing and prior to the Final Distribution the Liquidating Trust requires additional cash to satisfy or reserve for Senior Claims under the TPLP Plan of Reorganization, the Liquidating Trustee shall deliver to the New Partnership and the New GP a written statement describing in reasonable detail (i) the amount of cash required to satisfy or reserve for such Senior Claims, and (ii) the Senior Claims to be so satisfied or reserved for. Within five Business Days after the delivery of such statement to the New Partnership and the New GP, the New Partnership shall deliver to the Liquidating Trust the cash so required. The written statement shall also include a reasonably detailed revised calculation of the Estimated Cash Purchase Price and a reasonably detailed revised calculation of the number of Estimated Class 5 Distribution Shares. If such revised number of Estimated Class 5 Distribution Shares is less than the immediately preceding number of Estimated Class 5 Distribution Shares, the Liquidating Trust shall, within five Business Days after the delivery of such statement to the New Partnership and the New GP, transfer to the New Partnership a number of shares of Class A Common Stock of New GP equal to such difference.

         At least twenty but no more than thirty Business Days prior to the Final Stock Distribution Date, the Liquidating Trustee shall prepare and deliver to the New Partnership and New GP an Adjustment Statement showing a reasonably detailed calculation of the final amount of (a) the Cash Purchase Price, (b) Ordinary Course Administrative Claims not assumed by the New Partnership as Assumed Liabilities, (c) the aggregate amount of Transaction Expenses, (d) the aggregate amount of Senior Claims, (e) the Debtor Cash Amount, (f) the Aggregate Unsecured Claims Buy Back Amount, (g) the number of Class 5 Distribution Shares,
(h) the Pre-Closing Unsecured Claims Equity Value, (i) the aggregate dollar amount of the Remaining Allowed Unsecured Claims, (j) the aggregate dollar amount of Allowed Unsecured Claims, (k) the Conversion Percentage and (l) the Cash Election Amount. The final Cash Purchase and the final number of Class 5 Distribution Shares determined pursuant hereto are referred to herein as the "Final Cash Purchase Price" and the "Final Class 5 Distribution Shares."

         The New Partnership will give the Liquidating Trustee and its Representatives reasonable access to such books and records of the Debtor and the New Partnership as are reasonably necessary to allow the Liquidating Trustee and its Representatives to prepare such Adjustment Statement and the other calculations in this Section. The Liquidating Trustee will give the New Partnership and its authorized representatives reasonable access to such books and records of the Liquidating Trustee and of the Debtor in the possession of the Liquidating Trustee as are reasonably necessary to allow the New Partnership and its authorized representatives to review, verify and audit such Adjustment Statement and other calculations, provided the costs of any such procedures or audit shall be borne by the New Partnership.

         The Adjustment Statement and the calculations contained therein shall become final and binding on the Liquidating Trust, the New GP and the New Partnership on the Dispute Deadline Date, unless prior to the Dispute Deadline Date the New Partnership delivers written notice to the Liquidating Trustee of its disagreement with the Adjustment Statement. The New Partnership's written notice shall set forth all of the New Partnership's disputed items together with the New Partnership's proposed changes thereto, including an explanation in reasonable detail of the basis on which the New Partnership proposes such changes. If the New Partnership has delivered a timely notice of disagreement, then the Liquidating Trustee and the New Partnership shall use their good faith efforts to reach written agreement on the disputed amounts. If all of the New Partnership's disputed items have not been resolved by the Liquidating Trustee and the New Partnership by the tenth Business Day following the Liquidating Trust's receipt of the notice of disagreement, then the New Partnership's disputed items shall be submitted to the Bankruptcy Court, or if the Court will not accept the dispute, submitted to binding arbitration by an independent nationally recognized accounting firm without any material financial relationship to either the Liquidating Trustee, the New Equity Investor, the New GP or the New Partnership, as mutually selected by the Liquidating Trustee and the New Partnership within five (5) business days after the end of the foregoing ten (10) Business Day period (or in the absence of agreement between the Liquidating Trustee and the New Partnership an independent nationally recognized accounting firm chosen by lot). The fees and expenses of such accounting firm shall be borne 50% by the Liquidating Trust and 50% by the New Partnership. The determination of the Final Cash Purchase Price and number of Final Class 5 Distribution Shares by the Bankruptcy Court or such accounting firm shall be final and binding upon the Liquidating Trust, the New GP, the New Partnership and the holders of Allowed Unsecured Claims for all purposes under the TPLP Plan of Reorganization.

         Notwithstanding any implication herein to the contrary, the Liquidating Trustee shall not make the Final Stock Distribution until all disputes under this Section have been finally resolved and the Final Cash Purchase Price and the Final Class 5 Distribution Shares have been finally determined in accordance with the terms of the TPLP Plan of Reorganization.

         If the Final Cash Purchase Price is greater than the last Estimated Cash Purchase Price, then New Partnership shall pay such difference to the Liquidating Trust within five Business Days after such amount is finally determined pursuant to this Section. If the Final Cash Purchase Price is less than the last Estimated Cash Purchase Price, then the Liquidating Trust shall pay such difference to the New Partnership within five Business Days after such amount is finally determined pursuant to this Section. If the number of Final Class 5 Distribution Shares is greater than the last Estimated Class 5 Distribution Shares, then New GP will issue to the New Partnership and the New Partnership shall transfer a number of shares of Class A Common Stock of New GP equal to such difference to the Liquidating Trust within five Business Days after such number is finally determined pursuant to this Section. If the number of Final Class 5 Distribution Shares is less than the last Estimated Class 5 Distribution Shares, then the Liquidating Trust shall transfer a number of shares of Class A Common Stock of New GP equal to such difference to the New Partnership within five Business Days after such number is finally determined pursuant to this Section.

B.       LIQUIDATING DEBTORS' PLANS OF LIQUIDATION(4)

         1.       APPOINTMENT OF A PLAN TRUSTEE

         The Plan provides for the appointment of a Plan Trustee to collect, administer and distribute in accordance with the terms of the Plan all of the Plan Assets. The Plan Trustee shall be the successor to the Debtor. Whenever the Plan or Plan Documents require or permit notice to the Debtor after the Effective Date, such notice shall be effective only when given to the Plan Trustee and the Plan Trustee shall have the right to take all actions that the Debtor would have had the right to take if it had not been dissolved on the Effective Date.

         2.       IDENTITY AND EMPLOYMENT OF PLAN TRUSTEE

         The individual or Entity identified in the pleading to be filed by the Debtor with the Bankruptcy Court, not later than ten (10) days prior to the initial date of the Confirmation Hearing, shall be the Plan Trustee. The Plan Trustee will initially be appointed by the Bankruptcy Court in the Confirmation Order. The Plan Trustee will act as the Estate's representative for all purposes, and will be responsible for (a) administering the liquidation of the Plan Assets, (b) controlling and managing the consideration received from the liquidation of the Plan Assets, (c) filing, prosecuting and settling Claim objections, (d) prosecuting and settling any Estate causes of action, (e) making distributions in accordance with the terms of the Plan, and (f) winding-up and closing the Estate. The Plan Trustee's compensation will be approved by the Bankruptcy Court. The Plan Trustee will be authorized to employ legal and accounting Professionals employed by the Debtor pre-confirmation, as well as such other professionals as may be approved by the Bankruptcy Court, including without limitation employment of Professionals on a contingent fee basis.

         3.       NO LIMITATION OF RIGHTS REGARDING SECURED CLAIMS

         Nothing contained in the Plan shall limit the right of the Plan Trustee to seek authority to surrender Collateral to any holder of a valid, enforceable, perfected Lien on that Collateral, and nothing shall limit the rights of any holder of a Secured Claim to request either a vacation of any applicable stay against the enforcement of its rights against Collateral in the possession of the Plan Trustee or object to the Plan Trustee's proposed use or sale of Collateral or the right of the Plan Trustee to oppose any such request. The provisions of sections 361, 363 and 364 of the Bankruptcy Code shall apply to the Plan Trustee's use or sale of Collateral under the Plan.

         4.       PARTIES-IN-INTEREST

         Any holder of an Allowed Unsecured Claim may request from the Plan Trustee an accounting of receipts and payments of the Estate. Further, any holder of an Allowed Unsecured Claim may seek relief from the Bankruptcy Court regarding the conduct of the Plan Trustee,

---------------------------
         (4) In this Article XII.B., the means for execution and implementation of the Liquidating Debtors' Plans are described in the singular. Any reference to Debtor, Plan or Plan Trustee shall apply equally to all of the Liquidating Debtors, their respective Plans and the Plan Trustees under such Plans.

including, but not limited to, seeking the removal of the Plan Trustee or objecting to the fees and expenses charged by the Plan Trustee and any Professionals employed by the Plan Trustee.

         5.       PLAN DISTRIBUTIONS

         The Plan Trustee shall make all distributions required under the Plan. Distributions shall be made on or about the Effective Date (unless otherwise provided herein or ordered by the Bankruptcy Court) with respect to all Claims. Distributions to be made on the Effective Date shall be deemed actually made on the Effective Date if made either (a) on the Effective Date or (b) as soon as practicable thereafter.

         6.       INTERIM DISTRIBUTIONS

         The Plan Trustee may make interim distributions to all Classes then entitled to such a distribution (a) at any time that the Plan Trustee concludes, in its sole discretion, that such a distribution is appropriate or (b) at such time as the Bankruptcy Court determines that such a distribution is appropriate based on a request of a holder of an Allowed Secured Claim after notice to the Plan Trustee.

         7.       INTEREST ON CLAIMS

         Unless otherwise specifically provided for in the Plan or the Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim. Interest shall not accrue or be paid on any Disputed Claim in respect of the period from the Petition Date to the date a final distribution is made thereon if and after such Disputed Claim becomes an Allowed Claim.

         8.       FURTHER AUTHORIZATIONS

         The Debtor and the Plan Trustee, if and to the extent necessary, may seek such orders, judgments, injunctions and rulings that any of them deems necessary to further carry out the intentions and purposes of, and give full effect to the provisions of, the Plan.

         9.       PAYMENT OF UNITED STATES TRUSTEE'S FEES

         On the Effective Date, the Debtor shall pay all fees to the United States Trustee required by applicable laws of the United States.

         10.      TERMINATION OF THE ESTATE

         Upon the final distribution of all Cash under the Plan and the preparation and filing of any tax returns required of the Estate, the Plan Trustee shall effectuate the dissolution of the Debtor in accordance with
Section 9.2 of the Plan, be discharged and have no further responsibilities or duties.

         11.      DIRECTORS AND OFFICERS

         The existing officers and the board of directors of the Debtor shall cease to serve in their current capacities at 11:59 p.m. on the Effective Date. On the Effective Date, the term of the current board of directors of the Debtor shall expire and the position of each officer and director shall terminate.

                                      XIV.
             ORGANIZATION, IMPLEMENTATION, POWERS AND DUTIES OF THE
                    LIQUIDATING TRUST AND LIQUIDATING TRUSTEE

A.       TRANSFER OF ASSETS TO THE LIQUIDATING TRUST

         On the Effective Date after the Closing, (i) the cash and shares of Class A Common Stock of New GP received by Debtor as part of the consideration received pursuant to Section 11.9.9 of the TPLP Plan of Reorganization, (ii) the Debtor's cash on hand, and (iii) the Bank of America Litigation will be reserved, preserved, assigned, transferred, and conveyed, as the case may be, to the Liquidating Trust free and clear of all liens, claims and encumbrances or interests except to the extent of obligations expressly provided under the TPLP Plan of Reorganization.

B.       POWERS AND DUTIES OF THE LIQUIDATING TRUSTEE

         1.       MAINTENANCE, SAFEKEEPING AND LIQUIDATION OF ASSETS

         Subject to the provisions of the Liquidating Trust Agreement and of the TPLP Plan of Reorganization, the Liquidating Trustee will take possession of the Initial Trust Assets and (i) will conserve, protect and distribute to holders of Remaining Allowed Unsecured Claims as provided in the TPLP Plan of Reorganization the Class 5 Distribution Shares, (ii) will conserve, protect and distribute to Validly Electing Holders as provided in the TPLP Plan of Reorganization the Aggregate Cash Election Payment Amount, and (iii) will conserve, protect, collect and liquidate or otherwise convert into cash all other assets that constitute part of the Trust Assets and all other property incidental thereto which may thereafter be acquired by the Liquidating Trust from time to time under the Liquidating Trust or under the TPLP Plan of Reorganization and distribute the same to holders of Remaining Allowed Unsecured Claims. To the end of accomplishing the purposes of the Liquidating Trust, the Liquidating Trustee will have the sole right, power and discretion to manage the affairs of the Liquidating Trust including, but not limited to, having authority to collect and control assets under terms and conditions set forth in the Plan and in the Liquidating Trust Agreement, but in all other respects under such terms and conditions as the Liquidating Trustee, in its sole discretion, deems appropriate to carry out the purposes of the Liquidating Trust. Subject to the foregoing, the Liquidating Trustee will have the right and power to enter into any contracts or agreements binding the Liquidating Trust, and to execute, acknowledge and deliver any and all instruments that are necessary, required or deemed by the Liquidating Trustee to be advisable in connection with the performance of its duties hereunder and thereunder. Additionally, the Liquidating Trustee will have power to (i) do all acts contemplated by the TPLP Plan of Reorganization to be done by the Liquidating Trustee and (ii) do all other acts that may be necessary or appropriate for the final liquidation and distribution of the Trust Assets to the extent not inconsistent with the Plan or the Liquidating Trust Agreement.

         2.       DISTRIBUTION OF TRUST ASSETS

         The Liquidating Trustee will have the exclusive right and duty to distribute the Trust Assets subject to the provisions of the Liquidating Trust Agreement and the TPLP Plan of Reorganization. In that regard, the Liquidating Trustee will exercise his reasonable business judgment in costs and procedures for distribution of Trust Assets. Further, the Liquidating Trustee may abandon any property of the Debtor or Liquidating Trust if to do so is in the best interest of the Estate.

         3. PURSUIT OF LITIGATION AND COLLECTION OF NET PROCEEDS OF LITIGATION CLAIMS

         The Liquidating Trustee will be a representative of the Debtor's Estate pursuant to Bankruptcy Code section 1123(b)(3) and as such will have the power to prosecute, in the name of the Liquidating Trust, litigation claims of the Debtor's Estate or otherwise any claims of the Debtor's Estate (in each case to the extent such claims do not constitute Acquired Assets), including but not limited to the Bank of America Litigation (asserted on behalf of the Estate by the Committee). The net proceeds of any litigation conducted by the Debtor or Committee before the Effective Date which were not conveyed to the New Partnership, and pursued by the Liquidating Trustee thereafter, will be included as an asset of the Liquidating Trust and shall be administered and distributed pursuant to the Liquidating Trust Agreement and the TPLP Plan of Reorganization.

         4.       RELEASE

         The Liquidating Trustee will be released and indemnified by the Liquidating Trust for all obligations and liabilities of the Debtor and the Liquidating Trust, save and except those duties and obligations of the Liquidating Trustee set forth in the Plan and the Liquidating Trust Agreement and those attributable to the gross negligence or willful misconduct of the Liquidating Trustee.

         5.       BONDING

         The Liquidating Trustee will not be required to post any bond, except as otherwise expressly provided in the TPLP Plan of Reorganization.

C.       COMPENSATION OF TRUSTEE AND COMPENSATION AND RETENTION OF PROFESSIONALS

         The Liquidating Trustee shall be entitled to receive compensation for services rendered in the form of an hourly fee, at the customary rates changed by the Liquidating Trustee or the Liquidating Trustee's firm for the Liquidating Trustee's services. The Liquidating Trustee shall be entitled to pay himself or herself at the end of each month from cash in the Liquidating Trust. The amount of the compensation to the Liquidating Trustee shall be subject to periodic adjustment based upon the amount of activity of the Liquidating Trust after one year following the Effective Date. The Liquidating Trustee shall also be reimbursed for all reasonable out-of-pocket expenses incurred by the Liquidating Trustee in the performance of his or her duties. The Liquidating Trustee may retain Professionals to effectively administer the estate. Compensation and reimbursement of the Liquidating Trustee will not be reviewed by the Bankruptcy Court post-confirmation.

D.       REPORTING DUTIES

         Forty-five (45) days after the end of each annual calendar quarter and forty-five (45) days after termination of the Liquidating Trust, the Liquidating Trustee will file with the Bankruptcy Court an unaudited written report and account showing (i) the assets of and Claims to be satisfied by the Liquidating Trust at the end of such quarter or upon termination, (ii) any changes in the Trust Assets which have not been previously reported, (iii) any material action taken by the Liquidating Trustee in the performance of its duties under the Liquidating Trust and under the TPLP Plan of Reorganization that has not been previously reported and (iv) in reasonable detail, all time spent by and all payments made to the Liquidating Trustee that have not been previously reported.

E.       TRUST IMPLEMENTATION

         On the Effective Date, the Liquidating Trust will be established and become effective. The Debtor shall execute any documents or other instruments as may be necessary to cause title to the Initial Trust Assets to be transferred to the Liquidating Trust, but notwithstanding the execution of such documents, title to the Initial Trust Assets will automatically vest in the Liquidating Trust on the Effective Date immediately after the Closing.

F.       TERMINATION OF TRUST

         The Liquidating Trust will terminate, subject to the Bankruptcy Court's review, no later than at the end of three years from the Effective Date provided that upon complete liquidation of the Trust Assets and satisfaction as far as possible of all remaining obligations, liabilities and expenses of the Liquidating Trust pursuant to the TPLP Plan of Reorganization, it may terminate prior to such date. Upon the conclusion of the prosecution of any litigation or other actions brought by the Liquidating Trustee, the Liquidating Trustee may, with approval of the Court, sooner terminate the Liquidating Trust. Upon termination and complete satisfaction of its duties under the Liquidating Trust Agreement, the Liquidating Trustee will be forever discharged and released from all powers, duties, responsibilities and liabilities pursuant to the Liquidating Trust other than those attributable to the gross negligence or willful misconduct of the Liquidating Trustee.

G.       PAYMENT OF POST-CONFIRMATION QUARTERLY FEES

         The Liquidating Trustee shall timely pay from the Trust Assets all fees incurred pursuant to 28 U.S.C. Section 1930(a)(6) until the clerk of the Court closes the Debtor's chapter 11 case. The Liquidating Trustee shall file with the Bankruptcy Court, and serve on the United States Trustee, the report for each quarter (or portion thereof), as required above, until the Clerk closes the Debtor's chapter 11 case.

H.       MODIFICATION OF CERTAIN PROVISIONS

         The provisions of Sections 10.3 and Sections 12.2 through 12.7 of the TPLP Plan of Reorganization are subject to modification in the Liquidation Trust Agreement, which modifications must be acceptable to TPLP, the Trustee and the Committee (and which, in the case of modifications to the first sentence of Section 10.3.5 of the TPLP Plan of Reorganization must also be acceptable to the New Equity Investor Designee), and may not be inconsistent with the other provisions of the TPLP Plan of Reorganization.

                                      XV.
                    CONDITIONS TO EFFECTIVENESS OF THE PLANS

A.       TPLP PLAN OF REORGANIZATION

         1.       CONDITIONS TO EFFECTIVENESS

         The TPLP Plan of Reorganization shall not become effective and operative unless and until the Effective Date occurs. The Effective Date shall occur after the following conditions have been satisfied; provided, however, that the Debtor, upon obtaining the consent of the Committee, which will not be unreasonably withheld, and subject to the terms of the Investment Agreement, may waive any or all of the following conditions (but may not waive any conditions that impair the rights of the New Equity Investor without its consent), whereupon the Effective Date shall occur immediately following the Closing without further action by any Person:

                  a. The Confirmation Order and all other documents necessary to implement the TPLP Plan of Reorganization shall be in form and substance satisfactory to the Debtor and the Committee and the New Equity Investor Designee;

                  b.       The Confirmation Order shall have become a Final
Order;

                  c. The conditions in subparagraphs 14.2.1 or 14.2.2 of the TPLP Plan of Reorganization have occurred or been waived by no later than one-hundred twenty (120) days after the Confirmation Date;

                  d. The Investment Agreement or other definitive agreement with respect to a higher and better bid satisfactory to the Debtor and the Committee shall be in full force and effect;

                  e. The New Revolving Credit Facility and New Term Loan shall have been arranged in a form satisfactory to the Debtor and the Committee; and

                  f. The Closing shall have occurred contemporaneously with the Effective Date.

         2.       WAIVER OF CONDITIONS

         Subject to the terms of the Investment Agreement, TPLP, upon obtaining the consent of the Committee, which will not be unreasonably withheld, may waive the conditions set forth above at any time (after consultation with the Committee and the New Equity Investor Designee) (but may not waive any conditions that impair the rights of the New Equity Investor without its consent), without notice to any parties in interest, without leave of or order of the Court, and without any formal action other than proceeding to consummate the TPLP Plan of Reorganization.

         3.       NO REQUIREMENT OF FINAL ORDER

         So long as no stay is in effect, the Effective Date of the TPLP Plan of Reorganization will likely occur notwithstanding the pendency of an appeal of the Confirmation Order or any Order related thereto. In that event, TPLP or the New Partnership may seek dismissal of any such appeal as moot following the Effective Date of the TPLP Plan of Reorganization.

B.       LIQUIDATING DEBTORS' PLAN OF LIQUIDATION

         1.       CONDITIONS TO EFFECTIVENESS

         The Effective Date of each Liquidating Debtor's Plan shall not occur unless and until each of the following conditions has been satisfied or, if applicable, waived in writing by such Liquidating Debtor under its Plan:

                  a. the Bankruptcy Court shall enter the Confirmation Order in form and substance satisfactory to the Debtor and such order shall become a Final Order; and

                  b.       the Plan Trustee shall be approved by the Bankruptcy
Court.

                                      XVI.
                          EFFECTS OF PLAN CONFIRMATION

A.       SATISFACTION, RELEASE AND DISCHARGE OF CLAIMS

         To the extent permitted by law and except as otherwise specifically provided in the Plan, or in the Confirmation Order, the confirmation of the Plan shall discharge the Debtor and its property or assets, including those transferred or to be transferred to the New Partnership, from all Claims that existed or arose before the Confirmation Date and extinguish completely all liabilities in respect of any Claim or other obligation or Partnership Interest, whether reduced to judgment or not, liquidated or unliquidated, contingent or non-contingent, asserted or unasserted, fixed or not, matured or unmatured, disputed or undisputed, legal or equitable, known or unknown, that existed or arose from any agreement of the Debtor entered into or obligation of the Debtor incurred before the Confirmation Date, or from any conduct of the Debtor prior to the Confirmation Date, or that otherwise existed or arose prior to the Confirmation Date, including, without limitation, all interest, if any, on any such Claims, Partnership Interests or obligations, whether such interest accrued before or after the Petition Date, and including, without limitation, any liability of the kind specified in sections 502(g), 502(h) and 502(i) of the Bankruptcy Code, whether or not a Proof of Claim is filed or deemed filed under section 501 of the Bankruptcy Code, such Claim is allowed under section 502 of the Bankruptcy Code, or the holder of such Claim accepted the Plan. The treatment of and consideration to be received by holders of Allowed Claims or Partnership Interests pursuant to the Plan are in full satisfaction, settlement, discharge, and release of such holders' respective Claims against or Partnership Interests in the Debtor and the Estate.

B.       INJUNCTION

         Provided that the Effective Date occurs, the entry of the Confirmation Order shall and shall be deemed to permanently enjoin all Persons that have held, currently hold or may hold a Claim against, or be owed obligations by, the Estate, or who have held, currently hold or may hold a Partnership Interest in the Debtor, from taking any of the following actions on account of such Claim or Partnership Interest: (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind against the New Partnership, New GP, New LP or any of their respective Representatives;
(ii) enforcing, levying, attaching, collecting, or otherwise recovering in any manner or by any means, directly or indirectly, any judgment, award, decree, or order against the New Partnership, New GP, New LP or any of their respective Representatives, (iii) creating, perfecting or enforcing in any manner, directly or indirectly, any lien, charge or encumbrance of any kind against the New Partnership, New GP, New LP or any of their respective Representatives; (iv) asserting any setoff, right of subrogation or recoupment of any kind, directly or indirectly, against any debt, liability or obligation due to the New Partnership, New GP, New LP or any of their respective Representatives; and (v) proceeding in any manner, directly or indirectly, in any place whatsoever against the New Partnership, New GP, New LP or any of their respective Representatives.

C.       NO LIABILITY FOR SOLICITATION OR PARTICIPATION

         Pursuant to section 1125 of the Bankruptcy Code, Persons that solicit acceptances or rejections of the Plan and/or that participate in the offer, issuance, sale, or purchase of securities offered or sold under the Plan, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, shall not be liable, on account of such solicitation or participation, for violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer, issuance, sale, or purchase of securities.

D.       RELEASE AND LIMITATION OF LIABILITY OF EXCULPATED PERSONS

         The Exculpated Persons shall not have or incur any liability to any Person for any act taken or omission made in good faith in connection with or in any way related to negotiating, formulating, implementing, confirming, or consummating the Plan, the Disclosure Statement or any contract, instrument, filing with governmental agencies, release, or other agreement or document created in connection with or related to the Plan, this Joint Disclosure Statement, any plan or disclosure statement of any Affiliate of the Debtor, or the administration of the Bankruptcy Case, nor with respect to any liability, claim or cause of action, whether known or unknown, asserted or unasserted, belonging to or assertable by the Debtor or the Estate against the Exculpated Persons, from the beginning of time until the Effective Date. The Exculpated Persons shall have no liability to any Person for actions taken in good faith under or relating to the Plan or the other matters described above or in connection with the administration of the Bankruptcy Case including, without limitation, failure to obtain confirmation of the Plan or to satisfy any condition or conditions precedent, or waiver of or refusal to waive any condition or conditions precedent to confirmation or to the occurrence of the Effective Date. Further, the Exculpated Persons shall not have or incur any liability to any Person for any act or omission in connection with or arising out of their administration of the Plan except for gross negligence or willful misconduct as determined by the Bankruptcy Court.

         On the Effective Date, the individuals described in the following sentence shall be forever irrevocably and unconditionally released and discharged from any and all claims, actions, suits, debts, accounts, causes of action, agreements, promises, damages, judgments, demands and liabilities which any of the Debtor or Creditors or other Persons may have against them, whether held directly, indirectly, or derivatively, which are in any way related to the Debtor, New GP, New LP, TPCHC, PPHI, TPHI, TPC Holding LLC, Petrochemicals Partnership Holdings LLC, TBCC, the New Partnership or any of their Affiliates or the Bankruptcy Case, and arise from facts, circumstances, events or conditions occurring or otherwise existing prior to the Effective Date (other than claims of the Purchasers, as defined in the Investment Agreement, that are based on fraud, willful misconduct or gross negligence in connection with the Transactions, as defined in the Investment Agreement.). The Persons released hereby are all Persons who have served as directors or officers or Persons serving in similar capacities of TPLP, New GP, New LP, TPLP GP, TPCHC, PPHI, TPHI, TPC Holding LLC, Petrochemicals Partnership Holdings LLC, TBCC, the New Partnership or any of their Affiliates from or after April 1, 2003. The releases discussed in this paragraph are contractually required by the New Equity Investor pursuant to paragraphs 4H and 4I of the Investment Agreement (attached hereto as Exhibit "L" to this Joint Disclosure Statement).

         The Term Lender Agent, the Term Lenders, Bank of America, N.A., the Revolving Lenders (with certain limitations provided in the Plan as to the Bank of America Litigation) and each of their officers, directors, employees, agents, professionals and other representatives shall be released, on the Effective Date, from any and all claims or causes of action held by the Debtors or any third party (including any creditors of the Debtor) for any actions or omissions arising from or related to the Debtors, the Term Loans or the Debtors' bankruptcy case. This release shall include all claims or causes of action, whether known or unknown, and all acts and omissions, whether intentional or otherwise. The Term Lender Agent and the Term Lenders shall not be deemed to have been in control of the operations of the Debtors or to have been acting as a "responsible person" or "owner or operator" with respect to the operations or management of the Debtors.

         Bank of America, N.A., the Revolving Lenders and each of their officers, directors, employees, agents, professionals and other representatives shall be released, on the Effective Date, from any and all claims or causes of action held by the Debtors or any third party (including any creditors of the Debtor) for any actions or omissions arising from or related to the Debtors, the Revolving Loans or the Debtors' Bankruptcy Cases. Notwithstanding anything contained in TPLP Plan of Reorganization to the contrary, however, the Committee and/or the Liquidating Trustee, on behalf of the Estate, shall retain the right to assert the Bank of America Litigation against Bank of America, N.A. This release shall include all claims or causes of action, whether known or unknown, and all acts and omissions, whether intentional or otherwise. Bank of America, N.A. and the Revolving Lenders shall not be deemed to have been in control of the operations of the Debtors or to have been acting as a "responsible person" or "owner or operator" with respect to the operations or management of the Debtors.

         The New Equity Investor, its Affiliates and their respective Representatives shall be released, on the Effective Date, from any and all claims or causes of action held by the Debtor or any other Person (including any Creditors of the Debtor) for any actions or omissions arising from or related to the Debtor, the New Equity Investment or the Debtor's Bankruptcy Case. This release shall include all claims or causes of action, whether known or unknown, and all acts and omissions, whether intentional or otherwise.

         The Huff Alternative Income Fund LP and its affiliates, through its counsel, has taken the position in Bankruptcy Court that the releases provided in the Plan are inappropriate and they will object to the same at the Confirmation Hearing on the Plan.

E.       INDEMNIFICATION

         As required by the terms of the Investment Agreement, the TPLP Plan of Reorganization provides that the New Partnership shall assume each indemnification obligation of the Debtor and its Affiliates specifically referenced in Section 4H of the Disclosure Letter (as defined in the Investment Agreement) of the Investment Agreement to any Person who has served as an officer or director of the Debtor or any of its Affiliates at any time from and after April 1, 2003 (the "Indemnified Persons") in such capacity, provided that, notwithstanding the foregoing, the Plan shall provide that all such indemnification obligations relating in any way to the "Huff Litigation" shall be limited solely to the payment of the reasonable fees and expenses (up to $2,000,000 in the aggregate) of one law firm selected by the New Partnership to represent the

Indemnified Persons in connection with the Huff Litigation and any necessary local counsel licensed in the jurisdiction in which such claims are pending. "Huff Litigation" means any and all claims, actions, suits or proceedings brought by Huff Alternative Income Fund, L.P. and/or any of its Affiliates, partners, members, employees or representatives against one or more Indemnified Persons (including, without limitation, the lawsuit captioned "The Huff Alternative Income Fund, L.P. v. Carl S. Stutts, et al." filed in the Superior Court of New Jersey Law Division: Bergen County). In addition to the foregoing indemnification obligations of the New Partnership, certain Executory Contracts listed on Exhibit "I" to this Joint Disclosure Statement contain indemnification provisions relating to persons who are not officers or directors of TPLP or any of its Affiliates. Such Executory Contracts are to be assumed by the New Partnership pursuant to the TPLP Plan of Reorganization, and the New Partnership will be obligated to indemnify such persons. For more information concerning the assumption of Executory Contracts under the TPLP Plan of Reorganization, please see "Treatment of Executory Contracts Under the Plan--Assumption of Contracts."

F.       TERMS OF INJUNCTIONS AND STAYS

         Unless otherwise specifically provided in the Plan or the Confirmation Order, all injunctions or stays provided for in the Bankruptcy Case pursuant to sections 105, 362 or 524 of the Bankruptcy Code or otherwise and in effect on the Confirmation Date shall remain in full force and effect until the Effective Date.

G.       RELEASE OF LIENS

         Except as otherwise specifically provided in the Plan or the Confirmation Order, all Liens, security interests, deeds of trust, or mortgages against property of the Estates shall and shall be deemed to be released, terminated, and nullified as of the Effective Date.

H.       CANCELLATION OF SENIOR SUBORDINATED NOTES AND TERMINATION OF INDENTURES

         On the Effective Date, except to the extent otherwise provided in the TPLP Plan of Reorganization, all notes, instruments, certificates and other documents evidencing the Senior Subordinated Notes shall be canceled and the obligations of TPLP thereunder or in any way related thereto shall be discharged. On the Effective Date, except to the extent otherwise provided in the TPLP Plan of Reorganization, the Indentures shall be deemed canceled, as of the Effective Date, and the obligations of TPLP thereunder shall be discharged, except for TPLP's obligation to pay, reimburse and indemnify the Indenture Trustee for its and its Representatives' fees and expenses and the rights of the Indenture Trustee to payment thereof (including any priority or lien rights granted in connection with the foregoing Indentures); provided that the Indentures shall continue in effect for purposes of allowing the Indenture Trustee, its agent or services, to make the distributions to holders of the Senior Subordinated Notes. Following the completion of all distributions to holders of the Senior Subordinated Notes, the Indenture Trustee shall be discharged of all further duties under the Indenture.

                                     XVII.
                             FEASIBILITY OF THE PLAN

A.       FEASIBILITY OF THE TPLP PLAN OF REORGANIZATION

         TPLP carefully reviewed all available options for future operation. In doing so, TPLP has provided under its Plan a refinancing that should provide New GP and its operating subsidiary, the New Partnership, with stable operations in the upcoming years. The New Partnership's strategy for future operations is grounded in fundamental business strategies--butadiene sales and expansion of the specialties business, streamlined operations and restructuring its work force to adapt to the current production levels, and providing for sufficient additional liquidity to complete its capital spending program for environmental and growth opportunities while adjusting its capital structure to an appropriate level of debt for expected earnings. These essential changes should provide for New GP and the New Partnership to exit from these proceedings with an appropriate capital structure and ongoing, sufficient expected cash flow from operations.

         The projections for the New Partnership's future operations, as well as the assumptions supporting these projections, are set forth in Exhibit "D".

         1.       BUSINESS STRATEGY

         The New Partnership's business plan is predicated upon the following strategies:

         - POSITION THE NEW PARTNERSHIP AS THE MARKET LEADER IN THE C4 CHEMICALS NICHE

                  The New Partnership will seek to maintain its position as one of the largest butadiene producer in the world through utilization of existing extraction capacity. During 2001, Debtors completed modifications that increased their butadiene extraction capacity by 300 million pounds per year to a total annual capacity of 1.2 billion pounds. Included in the project were changes that expanded the Debtor's logistical capabilities to support the increased throughput. The New Partnership believes that it will utilize approximately 1.0 billion pounds of such capacity. The New Partnership intends to maintain its leadership position in specialty products and expand its production and sale of polyisobutylenes, which are used in the production of fuel and lube additives, adhesives, sealants and packaging. The New Partnership may also seek to expand production capacity for alkylate, which is used as a gasoline blend component. The New Partnership will also focus on customer service.

         -        EXIT THE MTBE BUSINESS EXCEPT FOR MODEST BY-PRODUCT PRODUCTION

                  There is concern in a number of states that MTBE may enter drinking water supplies as a result of leaks in underground gasoline storage tanks. As a result of this concern, several states have enacted laws to eliminate the use of MTBE in gasoline commencing on December 31, 2003. These pending bans have had a significant impact on the domestic demand for MTBE as several large gasoline marketers have taken steps to eliminate or reduce their usage of MTBE.

                  The Debtors are considering whether to permanently shut down their "on-purpose" production (dehydro unit) of MTBE due to a lack of demand for MTBE and related poor economics on MTBE margins. Under such scenario, it is anticipated that the New Partnership would continue to sell small quantities of MTBE that result during the production of the New Partnership's specialty chemicals. The New Partnership intends to reduce associated fixed costs with its MTBE business and, though not critical to its future business plan, it will continue to pursue alternative uses for the assets previously devoted to MTBE production.

         -        RIGHT SIZE THE NEW PARTNERSHIP TO REDUCE COSTS

                  The New Partnership intends to continue implementing its strategy of improving efficiency and reducing fixed costs. The New Partnership intends to implement process improvements and maintain its substantially reduced headcount. The New Partnership will continue to examine the efficiency of its workforce and operations.

B.       ALTERNATIVES TO CONFIRMATION OF THE TPLP PLAN OF REORGANIZATION

         There are three possible consequences if the Plan is rejected or if the Bankruptcy Court refuses to confirm the Plan: (a) the Bankruptcy Court could dismiss TPLP's Chapter 11 bankruptcy cases, (b) TPLP's Chapter 11 bankruptcy case could be converted to a liquidation case under Chapter 7 of the Bankruptcy Code or (c) the Bankruptcy Court could consider an alternative plan of reorganization proposed by some other party.

         1.       DISMISSAL

         If TPLP's bankruptcy case were to be dismissed, TPLP would no longer have the protection of the Bankruptcy Court and the applicable provisions of the Bankruptcy Code. The Working Capital Lenders, the Term Lenders, and the other secured creditors would immediately exercise their rights as secured creditors to foreclose and liquidate TPLP's most valuable assets. Dismissal would force a race among other creditors to take over and dispose of any remaining assets. In the event of dismissal, even the most diligent unsecured creditors would likely fail to realize any significant recovery on their claims.

         2.       CHAPTER 7 LIQUIDATION

         If the TPLP Plan of Reorganization is not confirmed, it is possible that TPLP's Chapter 11 case will be converted to a case under Chapter 7 of the Bankruptcy Code, in which a trustee would be elected or appointed to liquidate the assets of TPLP for Distribution to creditors in accordance with the priorities established by the Bankruptcy Code. Whether a bankruptcy case is one under Chapter 7 or Chapter 11, secured creditors, Administrative Claims and Priority Claims are entitled to be paid in cash and in full before unsecured creditors receive any funds.

         If TPLP's Chapter 11 case is converted to Chapter 7, the present Priority Claims may have a priority lower than priority claims generated by the Chapter 7 cases, such as the Chapter 7 trustees fees or the fees of attorneys, accountants and other professionals engaged by the trustee.

         TPLP believes that liquidation under Chapter 7 would result in far smaller Distributions being made to Creditors than those provided in the TPLP Plan of Reorganization. Conversion to

Chapter 7 would give rise to (a) additional administrative expenses involved in the appointment of a trustee and attorneys and other professionals to assist such trustee; (b) additional expenses and Claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of TPLP's operations; and (c) a failure to realize the going concern value of the TPLP's assets. In a Chapter 7 liquidation, it is likely that general unsecured creditors would receive a significantly smaller Distribution on their claims or nondistribution whatsoever. The Liquidation Analysis attached as Exhibit "E" reflects the likely Distribution to unsecured creditors in the event of an orderly liquidation of Debtors in Chapter 7. In a Chapter 7, additional administrative claims would likely reduce Distributions. Additionally, the Liquidation Analysis assumes that green field costs, in order to remediate the land (comprising the location for the Debtor's primary operating facility) will be paid out of the proceeds of TPLP's estate from assets pledged as first priority to the term lenders. In reality, the proceeds of the first assets to be sold would likely be used to pay BofA's Claims. If TPLP is liquidated under Chapter 7, then the estimated recovery to unsecured creditors in orderly liquidation on an unconsolidated basis (expressed as % of Claim) is 0%.

  ESTIMATED RETURN TO UNSECURED CREDITORS UNDER THE TPLP PLAN OF REORGANIZATION

1.       Convenience Claims                                  Distribution of Cash of 100% of Allowed
         (approximately $1.6 million, which                  Claim (Claims exceeding $10,000 and electing
         reflects the face amount of expected                to drop down to $10,000 and be treated as a
         Allowed Convenience Claims)                         Convenience Claim will receive 100% of the
                                                             drop down amount, i.e., $10,000)

2.       Unsecured Claims                                    Holders of Eligible Allowed Unsecured Claims
         (approximately $234.4 million)                      will receive shares of Class A Common Stock
                                                             of New GP unless they validly elect the Cash
                                                             Election.

                                                             Holders of Eligible Allowed Unsecured Claims
                                                             validly electing the Cash Election shall receive
                                                             the Cash Election Amount in cash for each
                                                             $1.00 of the Individual Unsecured Claims Buy
                                                             Back Amount of such holder's Eligible
                                                             Allowed Unsecured Claim.  The Cash Election
                                                             Amount is expected to be $0.1843 based on
                                                             estimates made as of the date of this Joint
                                                             Disclosure Statement, but could be less as
                                                             described herein and in the TPLP Plan of
                                                             Reorganization.  The Individual Unsecured
                                                             Claims Buy Back Amount is expected to equal
                                                             100% of the dollar amount of such holder's
                                                             Eligible Allowed Unsecured Claim, unless the
                                                             aggregate dollar amount of all Eligible
                                                             Allowed Unsecured Claims validly electing the
                                                             Cash Election is greater than approximately

                                                             $108.5 million (as adjusted by any changes to
                                                             the Cash Election Amount), in which case the
                                                             Individual Unsecured Claims Buy Back
                                                             Amount will be less than 100% of the dollar
                                                             amount of such holder's claim as described
                                                             herein and in the TPLP Plan of Reorganization.

                                                             Holders of Remaining Allowed Unsecured
                                                             Claims will receive a Pro Rata Share of the
                                                             Class 5 Distribution Shares and a Pro Rata
                                                             Share of any net cash proceeds from the Bank
                                                             of America Litigation.

                                                             Estimated recovery of Claims subject to the
                                                             Cash Election:  18.43%

                                                             Estimated recovery of Remaining Allowed
                                                             Unsecured Claims:  Pro Rata Share of the
                                                             Class 5 Distribution Shares, which are
                                                             expected to constitute from 39.5% to 70.8% of
                                                             the issued and outstanding capital stock of
                                                             New GP representing from approximately 6%
                                                             to 19% of the voting power of the New GP
                                                             (assuming conversion of all of the outstanding
                                                             Preferred Stock of New GP), depending upon
                                                             the aggregate amount of all Eligible Allowed
                                                             Unsecured Claims validly electing the Cash
                                                             Election (without giving any effect to the Stock
                                                             Option Plan and assuming the Conversion
                                                             Percentage is 20.7%), and a Pro Rata Share of
                                                             any net cash proceeds from the Bank of
                                                             America Litigation.  The Conversion
                                                             Percentage could be less, as described herein
                                                             and in the TPLP Plan of Reorganization, which
                                                             would mean that holders of Remaining
                                                             Allowed Unsecured Claims would receive less
                                                             of the issued and outstanding capital stock of
                                                             New GP.

         3.       CONFIRMATION OF AN ALTERNATIVE PLAN

         If the TPLP Plan of Reorganization is not confirmed, it is possible that TPLP or a third party would file and pursue confirmation of an alternative plan. TPLP believes the Plan provides the best prospect for reorganizing TPLP and maximizing creditor recoveries that can be achieved quickly. TPLP believes that any material delay in TPLP's exit from bankruptcy will harm its business and lessen creditor recoveries. By exiting bankruptcy quickly, Reorganized TPLP will eliminate the expense of being in bankruptcy (currently approximately $1,000,000 per month).

A quick confirmation will also assist TPLP in maintaining the confidence of its key customers. TPLP is unaware of any viable plan which would generate a greater return to the Creditors.

C.       FEASIBILITY OF THE LIQUIDATING PLANS

         Section 1129(a)(11) of the Bankruptcy Code requires that the Bankruptcy Court find that the confirmation of the plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtor unless such liquidation is proposed in the Plan. Each Liquidating Debtor's Plan provides for the liquidation of the Plan Assets by a Plan Trustee. The Plan Trustee will liquidate the Plan Assets or surrender them to the Secured Creditors holding Liens on them. Each Liquidating Debtor's Plan satisfies
Section 1129(a)(11) of the Bankruptcy Code because each Plan provides for the liquidation of substantially all of the Debtor's Plan Assets and creates a fund from which all distributions to Allowed Claims can be paid.

                                     XVIII.
                  FINANCIAL PROJECTIONS OF THE NEW PARTNERSHIP

A.       FINANCIAL PROJECTIONS

         TPLP has analyzed its ability to meet its obligations under the TPLP Plan of Reorganization, and as part of that analysis has prepared preliminary financial projections (the "Financial Projections") from fiscal year 2004 beginning July 1, 2003 through fiscal year 2008 ending June 30, 2008 (the "Forecast Period"). The Financial Projections are attached to this Joint Disclosure Statement as Exhibit "D". Based on the Financial Projections, TPLP believes that it will be able to make all payments required under the TPLP Plan of Reorganization, and therefore confirmation of the TPLP Plan of Reorganization is not likely to be followed by a liquidation of the New Partnership or need for further restructuring. The Financial Projections may be subject to further modifications.

         The Financial Projections are based on the general assumptions that the TPLP Plan of Reorganization will be confirmed by the Bankruptcy Court and that the Effective Date of the Plan will occur on or prior to February 29, 2004. While the forecasts and information are based on an Effective Date in February 2004, TPLP reasonably believes that an actual Effective Date later in the first quarter of 2004 would not have any material impact on the Financial Projections.

         TPLP has prepared the Financial Projections based on certain assumptions that it believes are reasonable under the circumstances. The Financial Projections have not been compiled or examined by independent accountants. TPLP makes no representations regarding the accuracy of the Financial Projections or its ability to achieve the forecasted results. Many of the assumptions underlying the Financial Projections are subject to significant uncertainties. Inevitably, some assumptions will not materialize, and unanticipated events and circumstances may affect the ultimate financial results. Therefore the actual results achieved during the Forecast Period may vary from the forecasts, and the variations may be material.

                                      XIX.
                  VALUATION OF REORGANIZATION VALUE AND EQUITY

         Petrie Parkman & Co., the financial advisor to the Debtors, has performed an analysis of the implied reorganization value of the New GP as of the Effective Date of the TPLP Plan of Reorganization. Petrie Parkman & Co. has estimated that the implied reorganization value of the New GP will be between $190 million and $210 million. After deducting funded secured debt of approximately $68 million, the implied equity value of the New GP would be between $122 million and $142 million.

         Under the TPLP Plan of Reorganization, unsecured creditors will receive all of the outstanding capital stock of TPLP GP and all of the limited partner interest in Reorganized TPLP, which will own a significant portion of the equity of New GP. TPLP estimates that the total amount of Allowed Unsecured Claims (other than Convenience Claims) will be approximately $234.4 million, and such Creditors will receive a beneficial interest in a significant portion of the equity value of New GP, regardless of the equity ownership which may be provided to any New Equity Investors.

         Based upon the Liquidation Analysis attached to this Joint Disclosure Statement, in a Chapter 7 liquidation the Debtors estimate the unsecured creditors will receive no recovery with respect to the Allowed Amount of their claims. Since the recovery to unsecured creditors under the Plan will be significant, and there is no recovery under a Chapter 7 liquidation, the Debtors urge creditors to vote to accept the TPLP Plan of Reorganization.

         The Debtors and their financial advisor, Petrie Parkman & Co., estimated the value of the New GP using conventional, well-accepted valuation methodologies. Petrie Parkman & Co. used a variety of methods in assessing the valuation of the New GP, which were dependent on the financial forecasts included in the business plan prepared by management.

         The foregoing valuations are based on a number of assumptions, including a successful reorganization of TPLP's business and finances in a timely manner, the achievement of the forecast reflected in the Financial Projections, the availability of certain tax attributes, the continuation of current market conditions through the Effective Date, and the TPLP Plan of Reorganization becoming effective in accordance with its terms.

         Estimates of value do not purport to be appraisals or necessarily reflect the values which may be realized if assets are sold. The estimates of value represent hypothetical implied reorganization values of the New GP as the continuing owners and operators of its businesses and assets. Such estimates reflect computations of the estimated implied reorganization value of the New GP through the application of various valuation techniques and do not purport to reflect or constitute appraisals, liquidated values or estimates of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different than the amounts set forth herein. The value of an operating business such as the New GP is subject to uncertainties and contingencies which are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such business. AS A RESULT, THE ESTIMATE OF THE RANGE OF IMPLIED REORGANIZATION VALUES OF THE NEW GP SET FORTH HEREIN IS NOT

NECESSARILY INDICATIVE OF ACTUAL OUTCOMES, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THOSE SET FORTH HEREIN. BECAUSE SUCH ESTIMATE IS INHERENTLY SUBJECT TO UNCERTAINTIES, NEITHER THE DEBTORS, NOR ANY OTHER PERSON ASSUMES RESPONSIBILITY FOR ITS ACCURACY. IN ADDITION, THE VALUATION OF NEWLY-ISSUED SECURITIES SUCH AS THE COMMON STOCK OF NEW GP IS SUBJECT TO ADDITIONAL UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the anticipated initial securities holdings of prepetition noteholders, some of which may prefer to liquidate their investment rather than hold it on a long-term basis, and other factors which generally influence the prices of securities. It should be noted that there is presently no trading market for the Class A Common Stock of New GP and there can be no assurance that such a trading market will develop.

         Petrie Parkman & Co. has assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by it for the purposes of this valuation. With respect to the Financial Projections, Petrie Parkman & Co. has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performances of the New GP. The valuation is necessarily based on economic, market and other conditions in effect on, and the information made available to it as of, the date of the valuation. THE VALUATIONS REPRESENT THE NEW GP'S ESTIMATED IMPLIED REORGANIZATION VALUES AND DO NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS.

         The valuation analysis was undertaken for purposes of determining the value available to distribute to creditors pursuant to the Plan and analyzing relative recoveries to creditors thereunder. The analysis is based on the projections as well as current market conditions and statistics. Petrie Parkman & Co. used the common stock comparison, discounted cash flow and comparable transaction methodologies to value the New GP's businesses. These valuation techniques reflect both management's and Petrie Parkman & Co.'s estimate of the market's current view of Reorganized TPLP's implied reorganization value as well as a longer-term focus on the intrinsic value of the cash flow projections in the business plan. The overall range of the implied reorganization value of the New GP's business is from $190 million to $210 million.

         In preparing a range of the estimated reorganization value of the New GP, the Debtors and Petrie Parkman & Co. (i) reviewed certain historical financial information of the Debtors for recent years and interim periods, (ii) reviewed certain internal financial and operating data of the New GP including financial projections relating to the New GP's business and prospects, (iii) reviewed the Debtors' operations and the New GP's future prospects, (iv) reviewed publicly available financial data and considered the market values of public companies deemed generally comparable to the operating business of the New GP's, (v) reviewed publicly available data related to acquisition prices paid to acquire companies and assets deemed generally comparable to the operating business of the New GP's (vi) considered certain economic and industry information relevant to the operating business, and conducted such other analyses as the Debtors, their management, and Petrie Parkman & Co. deemed appropriate.

                                      XX.
                                  METHODOLOGY

         In preparing its valuation, Petrie Parkman & Co. performed a variety of analyses and considered a variety of factors. The following summary of the analyses and factors does not purport to be a complete description of the analyses and factors considered.

         In determining the New GP's indicated implied reorganization value range, Petrie Parkman & Co. made judgments as to the significance and relevance of each analysis and factor. Petrie Parkman & Co. did not consider any one analysis or factor to the exclusion of any other analysis or factor. Accordingly, Petrie Parkman & Co. believes that its valuations must be considered as a whole and that selecting portions of its analyses, without considering all such analyses, could create a misleading or incomplete view of the processes underlying the preparation of its findings and conclusions. In its analyses, numerous assumptions were made with respect to the Debtors, industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the Debtors' control. In addition, analyses relating to the value of the business or securities do not purport to be appraisals or to reflect prices at which such business or securities will trade.

A.       COMMON STOCK COMPARISON

         Common stock comparison analysis compares a company's financial statistics to those of other similar companies and values the company by analogy to those companies. In a common stock comparison analysis, a subject company is valued by comparing it with publicly held companies in reasonably similar lines of business. One of the most common techniques of common stock comparison analysis is enterprise value to EBITDA multiple.

         Publicly-held corporations differ in terms of markets size, financial structure, organization and corporate strategies; however, these were deemed to be the most comparable to the New GP.

         Based on certain analyses, financial multiples based on a company's trailing twelve month, estimated 2003 and estimated 2004 EBITDA were developed to measure each company's valuation and relative performance, thereby providing a range of multiples to be considered in its analysis.

B.       DISCOUNTED CASH FLOW ("DCF") ANALYSIS

         The second common valuation methodology which was used to determine the implied reorganization value of the New GP was the discounted cash flow analysis. The discounted cash flow analysis represents the present value of future unlevered, after-tax cash flows to all providers of capital using an appropriate discount rate. The DCF approach takes into account the projected operating strategy of the New GP by using company projections as the basis for the financial model. The underlying concept of the DCF approach is that debt-free, after-tax cash flows are estimated for a projection period and a terminal value is estimated to determine the going concern value of the New GP from the end of the projection period forward. These cash flows are then discounted at an appropriate weighted average cost of capital ("WACC") as determined by Petrie Parkman & Co.

         In performing the DCF analysis, Petrie Parkman & Co. used inputs it considered reasonable based on the New GP's status, anticipated capital structure and the valuation of comparable companies and applied them to the New GP's projections. Specifically, Petrie Parkman & Co. used five years of projections. The assumptions included a range of discount rates, based on the New GP's WACC and a range of "terminal multiples" of EBITDA. This range of terminal multiples was largely based on the market valuations of comparable companies today.

         The Debtor's projections, as shown in this Joint Disclosure Statement, reflect significant assumptions made by the Debtor's management concerning anticipated results. The assumptions and judgments used in the projections may or may not prove correct, and there can be no assurance that projected results are attainable or will be realized. Actual future results may vary significantly from the forecasts.

C.       COMPARABLE TRANSACTIONS ANALYSIS

         The comparable transactions approach involves the multiplication of trailing twelve month EBITDA of the New GP by appropriate multiples as evidenced in acquisitions of companies that have an operational and economic similarity with the principal business operations of the New GP. EBITDA multiples were calculated based upon the transaction prices and the trailing twelve month EBITDA of the target companies. Both quantitative and qualitative factors related to the comparable transactions were taken into consideration in determining the appropriate multiples to be applied to the New GP's financial measures.

                                      XXI.
                                  RISK FACTORS

         The following discussion addresses the risk factors that may affect the ability of the New Partnership, which will be a wholly owned subsidiary of New GP, to meet the projections as well as the value of Class A Common Stock of New GP to be issued to holders of Remaining Allowed Unsecured Claims.

A.       RISKS RELATED TO CONFIRMATION

         1. THE CONDITIONS PRECEDENT TO CONSUMMATION OF THE TPLP PLAN OF REORGANIZATION MAY NOT BE SATISFIED OR WAIVED

         The TPLP Plan of Reorganization provides for certain conditions that must be satisfied or waived prior to confirmation of the TPLP Plan of Reorganization and for certain conditions that must be satisfied or waived prior to the Effective Date. As of the date of this Joint Disclosure Statement, there can be no assurance that any or all of the conditions precedent to the TPLP Plan of Reorganization will be satisfied or waived or that other conditions to Closing the investment in New GP by the New Equity Investors will be satisfied. In addition, it is possible that TPLP will seek to waive conditions under the TPLP Plan of Reorganization but the New Equity Investors will not waive similar conditions under the Investment Agreement. Hence, even if the Bankruptcy Court confirms the TPLP Plan of Reorganization, there can be no assurance that the TPLP Plan of Reorganization will be consummated and the restructuring completed.

         2.       THE NEW PARTNERSHIP MAY NOT OBTAIN THE EXIT FINANCING

         The TPLP Plan of Reorganization is conditioned upon the New Partnership securing exit financing in a sufficient amount, when combined with the other resources available to TPLP and the New Partnership, to fund TPLP's obligations under the TPLP Plan of Reorganization and to meet the business needs of the New Partnership following confirmation of the TPLP Plan of Reorganization. In addition, the obligation of the New Equity Investors to consummate the purchase of the Preferred Stock of New GP pursuant to the Investment Agreement is conditioned upon the New Partnership having obtained, prior to the Closing, on terms and conditions, and in amounts, satisfactory to Oaktree the New Credit Facilities, and the New Credit Facilities shall not have been amended or modified. As of the date of this Joint Disclosure Statement, the New Partnership had not obtained commitments for the New Credit Facilities. Further, there can be no assurance that the Debtors will be able to obtain commitments for the New Credit Facilities. Accordingly, there can be no assurance that the New Partnership will ultimately obtain the amount it needs for the exit financing.

         3. HOLDERS OF ELIGIBLE ALLOWED UNSECURED CLAIMS VALIDLY ELECTING THE CASH ELECTION COULD RECEIVE LESS THAN THE AMOUNTS ESTIMATED IN THIS JOINT DISCLOSURE STATEMENT

         TPLP estimates that holders of Eligible Allowed Unsecured Claims validly electing the Cash Election will receive approximately $0.1843 for each $1.00 of the Individual Unsecured Claims Buy Back Amount of such holder's Eligible Allowed Unsecured Claim. This estimate is made as of the date of this Joint Disclosure Statement. The Cash Election Amount is subject to change and could be significantly less if the actual amount of Allowed Unsecured Claims against TPLP exceeds current estimates, which could be the case if additional Allowed Unsecured Claims against TPLP arise due to unforeseen circumstances. In light of the foregoing, you are cautioned not to place undue reliance on the estimates included in this Joint Disclosure Statement. The estimates included in this Joint Disclosure Statement should not be regarded as representations by the Debtors, the Debtors' advisors or any other Person as the actual amounts may be materially different that such estimates.

         4. HOLDERS OF CLASS A COMMON STOCK OF NEW GP WILL BE SUBJECT TO SIGNIFICANT DILUTION

         The Investment Agreement contains provisions designed to protect the New Equity Investors from dilution if New GP or any of its Affiliates are required to issue shares or make payments to satisfy claims that are based on or arise from any event, fact, circumstance or condition occurring or existing on or prior to the Closing Date with respect to TPLP or its affiliates. If New GP or any of its Affiliates pay such claims or issue such shares, New GP will issue additional shares of its common stock, or in some cases its preferred stock, to the New Equity Investors. Any such issuances of shares to the New Equity Investors will result in dilution, which could be significant, to the holders of Class A Common Stock of New GP. For additional information about the New Equity Investors' anti-dilution protection, please see "Means for Execution and Implement of the Plans - TPLP Plan of Reorganization - Exit Financing - New Equity Financing - Anti-Dilution Protection".

         5. HOLDERS OF REMAINING ALLOWED UNSECURED CLAIMS FAILING TO ELECT TO HAVE SHARES OF CLASS A COMMON STOCK OF NEW GP GOVERNED BY THE INVESTOR RIGHTS AGREEMENT WILL NOT RECEIVE ANY OF THE BENEFITS, OR BE SUBJECT TO ANY OF THE RESTRICTIONS, PROVIDED UNDER THE INVESTOR RIGHTS AGREEMENT

         Pursuant to the TPLP Plan of Reorganization, holders of Remaining Allowed Unsecured Claims against TPLP (or in the case of a party electing the Cash Election, a contingent holder of a Remaining Allowed Unsecured Claim) will be given an opportunity to elect whether the Class A Common Stock of New GP issued to such holder, if any, will be governed by the Investor Rights Agreement (the "Investor Rights Agreement Opt-in"). The Investor Rights Agreement will not govern shares of Class A Common Stock of New GP given to holders of Remaining Allowed Unsecured Claims that do not affirmatively elect the Investor Rights Agreement Opt-in. Consequently, such holders will not receive any of the benefits available under the Investor Rights Agreement nor will such holders be subject to any of the restrictions provided in the Investor Rights Agreement.

         For example, holders of shares of Class A Common Stock of New GP that are parties to the Investor Rights Agreement have the benefit of limited preemptive rights, tag along rights and "piggy back" registration rights under certain circumstances.

         In addition to the foregoing, the holders of a majority of Class A Common Stock of New GP that are subject to the Investor Rights Agreement will have the right to designate a director only if the holders of at least 50% of the Class 5 Distribution Shares (i.e., the shares of Class A Common Stock of New GP distributed to holders of Remaining Allowed Unsecured Claims pursuant to the TPLP Plan of Reorganization) elect to become a party to and bound by the Investor Rights Agreement.

         On the other hand, shares of Class A Common Stock of New GP distributed to holders of Remaining Allowed Unsecured Claims that affirmatively elect the Investor Rights Agreement Opt-in will be subject to significant restrictions on transfer (as described in the following paragraph). Therefore, you are urged to consider carefully all of the benefits and risks associated with affirmatively electing the Investor Rights Agreement Opt-in and to discuss any questions regarding the Investor Rights Agreement Opt-in with your counsel and/or financial advisor(s) before making your decision concerning the Investor Rights Agreement Opt-in. For additional information concerning the Investor Rights Agreement Opt-in, please see "Voting Procedures and Requirements for Confirmation - Return of Ballots - Election for Investor Rights Agreement Opt-In by Holders of Remaining Allowed Unsecured Claims against TPLP".

         6. SHARES OF CLASS A COMMON STOCK OF NEW GP GOVERNED BY THE INVESTOR RIGHTS AGREEMENT ARE SUBJECT TO SIGNIFICANT RESTRICTIONS ON TRANSFER

         Holders of shares of Class A Common Stock of New GP that elect to have such shares governed by the Investor Rights Agreement may not transfer, sell or otherwise dispose of such shares except as expressly permitted in the Investor Rights Agreement. The Investor Rights Agreement permits transfers only after the holder of shares has properly given the New Equity Investors and/or New GP (in certain instances) notice and an opportunity to purchase such shares at the same price and on the same terms as the proposed transfer. In addition, the New Equity Investors generally have the right to participate (i.e., "tag along") in any sale of Class A Common Stock of New GP and also have the right to require all holders of Class A Common Stock to sell their shares upon a sale of New GP (i.e., "drag along") even if such holders do not wish to sell their shares. The significant restrictions on transfer contained in the Investor Rights Agreement may make it difficult for holders of Class A Common Stock of New GP to dispose of their shares and could impair the value of those shares. For additional information concerning the restrictions on transfers of Class A Common Stock of New GP, please see "Means for Execution and Implement of the Plans - TPLP Plan of Reorganization - Investor Rights Agreement - Restrictions on Transfer".

         7.       THE NEW EQUITY INVESTORS WILL CONTROL NEW GP

         If the TPLP Plan of Reorganization is approved by the Bankruptcy Court and the proposed restructuring is consummated, the New Equity Investors will be New GP's largest shareholder and are expected to own, depending upon the aggregate amount of all Eligible Allowed Unsecured Claims validly electing the Cash Election, between approximately 29.2 % and 60.5% of New GP's fully diluted common equity (without giving any effect to the Stock Option Plan and assuming the Conversion Percentage is 20.7%) representing approximately 81% to 94% of the voting power of New GP (assuming conversion of all of the Preferred Stock of New
GP). Under the Investor Rights Agreement, the New Equity Investors will have the right to designate three of the five members of New GP's Board of Directors. In addition, the holders of Preferred Stock of New GP will generally vote together with the holders of Common Stock as a single class, with each share of Class A Common Stock of New GP entitled to one vote per share, each share of Class B Common Stock of New GP then outstanding entitled to ten votes per

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share, and each share of Preferred Stock of New GP then outstanding entitled to
10 votes for each share of Class B Common Stock of New GP issuable upon conversion of such share of Preferred Stock of New GP. As a result, the New Equity Investors will have the ability to control the management, policies and financing decisions of New GP, to elect a majority of the members of its board and to control the vote on all matters presented to a vote of shareholders of New GP.

         8. THE FINANCIAL PROJECTIONS OF THE NEW PARTNERSHIP ARE SUBJECT TO SIGNIFICANT ASSUMPTIONS AND UNCERTAINTIES

         TPLP has analyzed its ability to meet its obligations under the TPLP Plan of Reorganization and as part of that analysis has prepared Financial Projections (set forth in Exhibit "D" of this Joint Disclosure Statement) from fiscal year 2004 beginning July 1, 2003 through fiscal year 2008 ending June 30, 2008. TPLP has prepared the Financial Projections based on certain assumptions that it believes are reasonable under the circumstances; however, the assumptions and estimates underlying the Financial Projections are subject to significant business, economic and competitive uncertainties and contingencies, many of which will be beyond the control of the New Partnership. Inevitably, some assumptions will not materialize, and unanticipated events and circumstances may affect the ultimate financial results. In light of the foregoing, you are cautioned not to place undue reliance on the Financial Projections. The projected financial information contained in this Joint Disclosure Statement should not be regarded as a representation or warranty by the Debtors, the Debtors' advisors or any other Person that the Financial Projections can or will be achieved.

B.       RISKS RELATED TO THE NEW PARTNERSHIP

         1. THE NEW PARTNERSHIP MAY NOT BE ABLE TO OBTAIN ADDITIONAL CAPITAL TO FUND ITS OPERATIONS WHEN NEEDED

         The New Partnership believes that its cash reserves, cash flows and revolving line of credit should be adequate to fund its operations under the Plan. If its capital requirements or revenue varies materially from current plans or if unforeseen circumstances occur, the New Partnership may require additional financing sooner than it anticipates. This financing may not be available on a timely basis, in sufficient amounts, or on terms acceptable to the New Partnership. Restrictive covenants in the Exit Financing or other loan documents may limit the New Partnership's ability to obtain additional debt financing.

         If the New Partnership cannot obtain adequate funds on acceptable terms, then the New Partnership may not be able to:

         -        fund its capital requirements;

         -        take advantage of strategic opportunities;

         -        develop or enhance its services; or

         -        respond to competitive pressures.

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

         Any of these failures could have a material adverse effect on the New Partnership's business, operating results and financial condition.

         2. THE NEW PARTNERSHIP'S OPERATING RESULTS COULD BE HARMED DURING ECONOMIC OR INDUSTRY DOWNTURNS

         The businesses of most of the TPLP customers are, to varying degrees, cyclical and have historically experienced periodic downturns. Profitability in those industries is highly sensitive to supply and demand cycles and volatile product prices. Therefore, any significant downturn in the end market for the New Partnership's products or in general economic conditions could result in a reduction in demand for the New Partnership's products and could harm the New Partnership's business. In addition, because the New Partnership will only compete in some segments of the chemical industry, a downturn in the specific segments served by the New Partnership may affect it more severely than competitors who compete in the industry as a whole.

         3. THE LOSS OF A LARGE CUSTOMER OR FEEDSTOCK SUPPLIER, OR FAILURE TO RETAIN CONTRACTS FROM AN EXISTING CUSTOMER OR FEEDSTOCK SUPPLIER, COULD SIGNIFICANTLY REDUCE THE NEW PARTNERSHIP'S CASH FLOW, MARKET SHARE AND PROFITS

         Some of TPLP's customers contribute a substantial amount to revenues. For the year ended June 30, 2003, TPLP's largest four customers represented approximately 51% of total revenues, and the top ten customers collectively represented approximately 70% of total revenues. The loss of any of these customers or class of customers could reduce cash flow, market share and profits. The New Partnership could lose a large customer as a result of a merger or consolidation. In addition, these customers are increasingly pursuing arrangements with suppliers that can meet a larger portion of their needs on a more global basis. The loss of a customer, or the award of a contract to a competitor, could significantly reduce the New Partnership's cash flow, market share and profits.

         4. THE NEW PARTNERSHIP WILL FACE INTENSE COMPETITION THAT COULD ADVERSELY AFFECT ITS BUSINESS

         The petrochemical businesses TPLP has historically operated, and in which the New Partnership will operate, are highly competitive. Many of TPLP's competitors are larger and have greater financial resources than the New Partnership. Among TPLP's competitors are some of the world's largest chemical companies and major integrated petroleum companies that have their own raw material resources. In addition, a significant portion of the New Partnership's business will be based upon widely available technology. Accordingly, barriers to entry, apart from capital availability, may be low in the commodity product section of the New Partnership's business, and the entrance of new competitors into the industry may reduce the New Partnership's ability to maintain profit margins in circumstances where capacity utilization in the industry is diminishing. Furthermore, petroleum-rich countries have recently become more significant participants in the petrochemical industry and may expand significantly in the future. Finally, the initiation of production at any new facilities, in competition to the New Partnership, may materially affect the New Partnership's operations. Any of these developments could have a negative impact on the New Partnership's financial position, results of operations and cash flows.

         5. THE NEW PARTNERSHIP'S BUSINESS MAY BE ADVERSELY AFFECTED BY THE LOSS OF SENIOR MANAGEMENT

         The success of the New Partnership's business will be largely dependent on the senior managers of the New Partnership, as well as on the ability to attract and retain other qualified personnel. The New Partnership has no assurance that it will be able to attract and retain the personnel necessary for the development of the business. The loss of the services of key personnel or the failure to attract additional personnel as required could have a material adverse effect on the New Partnership's business, financial condition and results of operations. The New Partnership is not expected to maintain "key person" life insurance on any of its key employees.

         6. THE NEW PARTNERSHIP WILL BE SUBJECT TO EXTENSIVE ENVIRONMENTAL REGULATION

         The New Partnership's operations will be subject to extensive federal, state and local laws, regulations and decrees governing, among other things, emissions to air, discharges to waters and the generation, handling, storage, transportation, treatment and disposal of waste materials. The New Partnership's production facilities will require operating permits that are subject to revocation, modification and renewal. Violations of these permits may provide for substantial fines and civil or criminal sanctions. The operation of any chemical manufacturing plant entails risk of adverse environmental events, including exposure to chemical products and by-products from the New Partnership's operations, and there can be no assurance that material costs or liabilities will not be incurred to rectify any such damage. In addition, potentially significant expenditures could be required in order to comply with environmental, health and safety laws and regulations that may be adopted or imposed in the future. To meet changing licensing and regulatory standards, the New Partnership may be required to make additional significant site or operational modifications, potentially involving substantial expenditures or the reduction or suspension of certain operations. Specifically, the New Partnership will be subject to a new State Implementation Plan ("SIP") affecting the New Partnership's region of Texas that will require significant reductions in the output of nitrogen oxides and volatile organic compounds starting in 2004. Compliance with these regulations is expected to add significant capital cost requirements.

         7. ESTIMATES OF CAPITAL COSTS NEEDED TO COMPLY WITH ENVIRONMENTAL REGULATIONS COULD DIFFER SIGNIFICANTLY FROM THE ACTUAL COST OF COMPLIANCE

The New Partnership will be subject to a new State Implementation Plan ("SIP") affecting the New Partnership's region of Texas that will require significant reductions in the output of NOx and volatile organic compounds starting in 2004. Compliance with these regulations is expected to add significant capital cost requirements. The revised rules will require most area plants, including TPLP's Houston plant, to reduce emissions of NOx sufficiently to reduce total area NOx emissions by approximately 80% and place an emissions cap on certain HRVOC's, including those manufactured by the TPLP's Houston plant. The New Partnership estimates that such costs could range from $20 million to $30 million. However, the New Partnership is unable at this time to predict with certainty the cost of modifying its facilities to comply with the requirements of the SIP, and there is a risk that the estimates of the capital costs of such compliance could differ significantly from the actual cost of such compliance. In addition, the SIP compliance standards could be become more stringent in the future, in which case, the New Partnership's capital costs to comply with such increased standards would likewise increase.

         8.       PRICE VOLATILITY OF RAW MATERIAL FEEDSTOCKS

         The New Partnership will use large amounts of raw material feedstocks in the manufacturing of its chemical products. While the New Partnership will attempt to match cost increases with corresponding price increases, there may be periods of time during which increases in feedstock prices are not recovered by the New Partnership due to an inability to increase the selling prices of their products because of weakness in demand for, or oversupply of, such products.

         The principal raw material feedstocks to be purchased by the New Partnership are crude butadiene, isobutane and methanol. A number of TPLP's raw material suppliers provide TPLP with a significant amount of their raw materials, and if one significant supplier or a number of significant suppliers, were unable to meet their obligations under present supply arrangements or if such arrangements could not be renewed upon expiration, the New Partnership could be required to incur increased costs for its raw materials or it may be unable to replace any lost supply. The ability to pass on increases in raw material prices to TPLP's customers is, to some extent, dependent on market conditions. There may be periods of time in which increases in feedstock prices are not recovered by the New Partnership due to an inability to increase the selling prices of their products because of weakness in demand for, or oversupply of, such products, and therefore, certain increases in raw materials prices may have a material adverse effect on the operations of the New Partnership.

         9.       THE NEW PARTNERSHIP WILL BE DEPENDENT ON A SINGLE FACILITY

         The New Partnership will have one major operating facility located approximately one mile from the Houston Ship Channel. The loss or shutdown of operations over an extended period of time at such facility would have a material adverse effect on the New Partnership. The New Partnership's operations will be subject to the usual hazards associated with chemical manufacturing and the related storage and transportation of feedstocks, products and wastes, including explosions, fires, inclement weather and natural disasters, mechanical failure, unscheduled downtime, transportation interruptions, chemical spills, discharges or releases of toxic or hazardous substances or gases and other environmental risks, such as required remediation of contamination. These hazards can cause personal injury and loss of life, severe damage to or destruction of property and equipment and environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties. In addition, the New Partnership will rely on one company, CenterPoint, as its sole source of natural gas. The New Partnership will maintain property, business interruption and casualty insurance at levels which it believes are in accordance with customary industry practice, but there can be no assurance that the New Partnership will not incur losses beyond the limits or outside the coverage of its insurance.

                                     XXII.
                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

A.       CERTAIN MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

         The following discussion summarizes certain material federal income tax consequences of the implementation of the Plan to the Debtors and to certain holders of Allowed Claims. This summary does not address the federal income tax consequences to (i) holders of Claims who are deemed to have rejected the Plan in accordance with the provisions of section 1126(g) of the Bankruptcy Code,
(ii) holders whose Claims are entitled to payment in full in Cash or are otherwise unimpaired under the Plan (i.e., holders of Allowed Administrative Claims, Allowed Priority Claims and Allowed Secured Claims), or (iii) holders whose Claims are extinguished without distribution in exchange therefore (e.g., subordinated debt claims).

         This summary is based on the Internal Revenue Code of 1986, as amended (the "IRC"), existing and proposed treasury regulations promulgated thereunder ("Treasury Regulations"), judicial decisions, and published administrative rules and pronouncements of the Internal Revenue Service ("IRS") as in effect on the date hereof, all of which are subject to change, possibly on a retroactive basis. Any such change could significantly affect the federal income tax consequences described below.

         The federal income tax consequences of the Plan are complex and are subject to significant uncertainties. The Debtors have not requested a ruling from the IRS or an opinion of counsel with respect to any of the tax aspects of the Plan. Thus, no assurance can be given as to the interpretation that the IRS will adopt. In addition, this summary does not address state, local or foreign income or other tax consequences of the Plan, nor does it purport to address the federal income tax consequences of the Plan to special classes of taxpayers (such as foreign taxpayers, broker-dealers, banks, mutual funds, insurance companies, financial institutions, thrifts, small business investment companies, regulated investment companies, tax-exempt organizations, certain expatriates, or former long term residents of the United States, or pass-through entities or investors in pass-through entities).

         ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE PARTICULAR CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM. EACH HOLDER OF A CLAIM IS URGED TO CONSULT ITS OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES APPLICABLE TO IT UNDER THE PLAN.

         1.       CONSEQUENCES TO THE DEBTORS.

         For federal income tax purposes, TPHI is the parent of an affiliated group of corporations that includes certain corporate subsidiaries that join in the filing of a consolidated federal income tax return. Within this group of corporations is TPCHC, PPHI and TPLP, a Texas limited partnership, which is treated as a corporation for federal income tax purposes. TPLP, in turn, owns 100 percent of the stock of TBCC and Texas Olefins Domestic International Sales

Corporation, a Texas corporation ("TODI"). This group of corporations (the "TPC Tax Group") has reported consolidated net operating loss ("NOL") carryforwards and consolidated capital loss carryforwards for federal income tax purposes of approximately $9 million and $7.8 million, respectively, as of the taxable year ended June 30, 2003. The Debtors expect that the consolidated NOL will increase to approximately $14.4 million as of the Effective Date. In addition, for federal income tax purposes PPHI has an excess loss account (within the meaning of Treasury Regulation Section 1.1502-19) of approximately $196 million in the stock of TPLP.

         As discussed below, and in connection with the implementation of the Plan, the amount of the TPC Tax Group's NOL carryforwards may be significantly reduced or eliminated. In addition, the Debtors' subsequent utilization of any losses and NOL carryforwards remaining, and possibly certain other tax attributes, may be restricted following the Effective Date.

                  a.       THE REORGANIZATION

         The TPC Tax Group will reorganize prior to the sale of certain assets of TPLP in accordance with the implementation of the Plan. In particular, TPCHC and PPHI will be converted from corporations into wholly owned limited liability companies ("LLCs"), which will be disregarded as entities separate from TPHI for federal income tax purposes. The conversion of an entity treated as a corporation for federal income tax purposes into a disregarded entity results in a deemed distribution of all the assets and liabilities of the corporation to its single owner in liquidation of such corporation. The Debtors believe the deemed liquidations of TPCHC and PPHI into TPHI, in conjunction with the actual distribution of Cash described below, should be treated as tax-free subsidiary liquidations under Section 332 of the IRC.

         Pursuant to Treasury Regulation Section 301.7701-3, any transactions deemed to occur as the result of a classification change are treated as occurring immediately before the close of the day before the election is effective. For example, if an election is made to change the classification of an entity from a corporation to a disregarded entity effective on January 1, the resulting deemed liquidation is treated as occurring immediately before the close of December 31 and must be reported by the owners of the entity on December 31. In this regard, on the day following the conversions of TPCHC and PPHI to LLCs, TPLP will elect to change its classification for federal income tax purposes from a corporation to a disregarded entity. Thus, the election will cause TPLP to be deemed to distribute all of its assets and liabilities (including the stock of TBCC and TODI) to TPHI in complete liquidation on the day after TPCHC and PPHI are converted to LLCs. In addition to the deemed distribution of assets and liabilities to TPHI, TPLP will actually distribute $100,000 in Cash to TPHI in respect of its ownership of the stock of TPLP. The Debtors believe the deemed liquidation of TPLP into TPHI should be treated as a tax-free subsidiary liquidation under Section 332 of the IRC.

         Accordingly, the Debtors believe, and the discussion herein assumes, that the deemed liquidations of TPCHC, PPHI and TPLP, respectively, in conjunction with the actual distribution of $100,000 in Cash from TPLP to TPHI, should qualify as tax-free, complete liquidations of subsidiaries within the meaning of Section 332 of the IRC. Thus, the Debtors should not recognize any gain or loss as a result of either the conversion of TPCHC or PPHI to disregarded entities, or the elective change in tax classification of TPLP to a disregarded entity.

         After TPCHC and PPHI have been converted to LLCs and TPLP elects to change its classification to a disregarded entity for federal income tax purposes, TPHI will be the parent corporation of the TPC Tax Group, which will then only consist of TPHI, TBCC and TODI for federal income tax purposes. Therefore, provided the conversions of TPCHC, PPHI and TPLP are treated as tax-free subsidiary liquidations under Section 332 of the IRC, the following tax consequences should apply: (1) TPHI, TBCC and TODI will be the only remaining entities in the TPC Tax Group for federal income tax purposes, (2) the tax basis of the assets received from TPCHC, PPHI and TPLP (including the stock of TBCC and TODI) will carryover to TPHI, and (3) the tax attributes of the liquidated subsidiaries (including current NOLs and NOL carryforwards) will be inherited by TPHI in accordance with Section 381 of the IRC.

         New Partnership will then purchase substantially all of the assets of TPLP in exchange for Class A Common Stock of New GP and Cash, and will distribute the Cash and Class A Common Stock of New GP to the Liquidating Trust for the benefit of holders of certain Allowed Claims. TPHI will recognize gain or loss on the sale of the TPLP assets in an amount equal to the difference between (i) the sum all liabilities assumed by New Partnership (e.g., trade payables), and the amount of the Cash and fair market value of the Class A Common Stock of New GP received, and (ii) the adjusted tax basis of the assets. The Debtors believe that the implementation of the Plan should not cause them to incur a material amount of federal income tax so long as they have disposed of substantially all of their assets on or prior to the earlier of (a) the earliest date on which an "ownership change" of TPHI occurs (within the meaning of Section 382 of the IRC, as discussed below), or (b) the last day of the taxable year that includes the earliest date on which TPHI is treated for federal income tax purposes as having a discharge of a material amount of indebtedness (as discussed below). The Debtors' objective is to implement the Plan in a manner that will cause them to have disposed of substantially all of their assets on or prior to the earlier of these dates. To the extent gain is incurred on the sale of the TPLP assets to New Partnership prior to the earlier of the dates described above, the current NOLs and NOL carryforwards will be available to offset the gain recognized. It is estimated that these NOLs should offset most, if not all, of the gain that may result. If the NOLs are insufficient to offset any gain recognized, this gain will be subject to an effective combined federal and Texas tax rate of 37.925%.

         As a result of the taxable sale and purchase of the TPLP assets, New Partnership will take an adjusted tax basis in the purchased assets equal to the sum of (i) all liabilities assumed (e.g., trade payables), (ii) the amount of the Cash paid, and (iii) the fair market value of the Class A Common Stock of New GP exchanged. New Partnership will then allocate its basis among the purchased assets in accordance with the purchase price allocation rules of
Section 1060 of the IRC. Similarly, TPHI will take an adjusted tax basis in the Class A Common Stock of New GP equal to the fair market value of the Class A Common Stock of New GP received. Refer to Section A.1.b., "Cancellation of Debt" for information concerning the effect that COD may have on TPHI's tax basis in the Class A Common Stock of New GP.

                  b.       CANCELLATION OF DEBT

         The IRC provides that a debtor in a bankruptcy case must reduce certain of its tax attributes (such as NOL carryforwards, current year NOLs, tax credits, and tax basis in assets) by the amount of any cancellation of debt ("COD") that arises by reason of the discharge of the debtor's indebtedness. COD is the amount by which the adjusted issue price of indebtedness discharged exceeds the amount of cash, the issue price of any debt instrument and the fair market value of any other property given in exchange therefore, subject to certain statutory or judicial exceptions that can apply to limit the amount of COD (such as where the payment of the cancelled debt would have given rise to a tax deduction).

         If the amount of a debtor's COD is sufficiently large, it can eliminate these favorable tax attributes; to the extent the amount of COD exceeds the amount of such tax attributes, the excess COD has no adverse federal income tax consequence (i.e., the remaining COD is simply forgiven). However, taxable income may be recognized by a debtor to the extent an excess loss account exists (within the meaning of Treasury Regulation Section 1.1502-19), COD is not included in the gross income of the debtor, and sufficient tax attributes are not available to absorb such COD. Any reduction in tax attributes under these rules does not occur until the end of the taxable year after such attributes have been applied to determine the tax in the year of discharge or, in the case of asset basis reduction, the first day of the taxable year following the taxable year in which the COD occurs.

         The Debtors believe that the implementation of the Plan should not cause them to incur a material amount of federal income tax by reason of COD so long as (1) the deemed liquidations of TPCHC, PPHI, and TPLP are treated as tax-free subsidiary liquidations under Section 332 of the IRC (which results in the extinguishment of the approximately $196 million of excess loss accounts (pursuant to Treasury Regulation Section 1.1502-19) within the TPC Tax Group), and (2) they have disposed of substantially all of their assets on or prior to the last day of the taxable year that includes the earliest date on which they are treated for federal income tax purposes as recognizing a material amount of COD. The Debtors' objective is to implement the Plan in a manner that will cause them to have disposed of substantially all of their assets on or prior to such date.

         2.       LIMITATIONS ON NOL CARRYFORWARDS AND OTHER TAX ATTRIBUTES.

                  a.       SECTION 382 LIMITATIONS - GENERAL.

         Under Section 382 of the IRC, if a corporation (or consolidated group) undergoes an "ownership change," the amount of its pre-change losses (including NOL carryforwards from periods before the ownership change and certain losses or deductions which are "built-in," (i.e., economically accrued but unrecognized), as of the date of the ownership change) that may be utilized to offset future taxable income generally is subject to an annual limitation (referred to as the "Annual Limitation").

         Subject to the business continuation requirement discussed below, the amount of this Annual Limitation is equal to the product of (i) the fair market value of the stock of the corporation (or, in the case of a consolidated group, the common parent) immediately before the ownership change (with certain adjustments) multiplied by (ii) the "long-term tax-exempt rate," which is the highest of the adjusted federal long-term rates in effect for any month in the 3-calendar-month period ending with the calendar month in which the ownership change occurs. For a corporation (or consolidate group) in bankruptcy that undergoes the ownership change pursuant to a confirmed bankruptcy plan, the stock value generally is determined immediately after (rather than before) the ownership change by taking into account the surrender or cancellation of creditors' claims, also with certain adjustments. The Annual Limitation can potentially be increased by the amount of certain recognized built-in gains.

         Notwithstanding the foregoing general rule, however, if the corporation (or the consolidated group) does not continue its historic business or use a significant portion of its historic assets in a new business for two years after the ownership change, the Annual Limitation resulting from the ownership change is zero (potentially increased by certain recognized built-in gains).

                  b.       SECTION 382 LIMITATIONS - BUILT IN GAINS AND LOSSES.

         As indicated above, the Annual Limitation not only limits the amount of NOL carryforward that can be utilized after an ownership change occurs, it can also operate to limit the deductibility of built-in losses recognized subsequent to the date of the ownership change. If a loss corporation (or consolidated group) has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and items of "built-in" income and deduction), then any built-in losses recognized during the following five years (up to the amount of the original net unrealized built-in loss) generally will be treated as pre-change losses and similarly will be subject to the Annual Limitation. Conversely, if the loss corporation (or consolidated group) has a net unrecognized built-in gain at the time of an ownership change, any built-in gains recognized during the following five years (up to the amount of the original net unrealized built-in gain) generally will increase the Annual Limitation in the year recognized, such that the loss corporation (or consolidated group) would be permitted to use its pre-change losses against such built-in gain income in addition to its regular annual allowance. Although the rules applicable to net unrealized built-in losses generally applies to consolidated groups on a consolidated basis, certain corporations that join the consolidated group within the preceding five years may not be able to be taken into account in the group computation of net unrealized built-in loss. Such corporations would nevertheless still be taken into account in determining whether the consolidated group has a net unrealized built-in gain. In general, a loss corporation's (or consolidated group's) net unrealized built-in gain or loss will be deemed to be zero unless it is greater than the lesser of (i) $10 million, or (ii) 15% of the fair market value of the assets (with certain adjustment) before the ownership change.

                  c.       SECTION 382 LIMITATIONS - APPLICATION TO THE DEBTORS.

         The Debtors' ability to utilize certain NOLs (and carryforwards thereof) and certain other tax attributes would be potentially subject to limitation if the Debtors were to undergo an "ownership change" within the meaning of Section 382 of the IRC by reason of the implementation of the Plan (or otherwise). If an ownership change were to occur, the Debtors could incur a material amount of federal income tax in connection with the implementation of the Plan unless (1) the Debtors' assets are distributed pursuant to the Plan on or before the date of such ownership change, or (2) the amount of the Annual Limitation is large enough to permit the TPC Tax Group to utilize an amount of NOL carryforwards (and other attributes) sufficient to offset such income tax. The Debtors believe that the implementation of the Plan should not cause them to incur a material amount of federal income tax so long as they have disposed of

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substantially all of their assets on or prior to the earliest date on which an
"ownership change" occurs (within the meaning of Section 382 of the IRC).

         3.       ALTERNATIVE MINIMUM TAX.

         In general, a federal alternative minimum tax ("AMT") is imposed on a corporation's alternative minimum taxable income at a 20% tax rate to the extent such tax exceeds the corporation's regular federal income tax. For purposes of computing taxable income for alternative minimum tax purposes, certain tax deductions and other beneficial allowances are modified or eliminated. For example, a corporation is generally not allowed to offset more than 90% of its taxable income for federal alternative minimum tax purposes by available NOL carryforwards.

         In addition, if a corporation (or consolidated group) undergoes an "ownership change" within the meaning of Section 382 of the IRC and is in a net unrealized built-in loss position (as determined for federal alternative minimum tax purposes) on the date of the ownership change, the corporation's (or consolidated group's) aggregate tax basis in its assets would be reduced for certain federal AMT purposes to reflect the fair market value of such assets as of the change date.

         Any federal alternative minimum tax that a corporation pays generally will be allowed as a nonrefundable credit against its regular federal income tax liability in future taxable years to the extent the corporation is no longer subject to federal alternative minimum tax.

         The Debtors believe that implementation of the Plan should not cause them to incur a material amount of federal alternative minimum tax so long as they have disposed of substantially all of their assets on or prior to the earlier of (a) the earliest date on which an "ownership change" occurs (within the meaning of Section 382 of the IRC, as discussed below), or (b) the last day of the taxable year that includes the earliest date on which they are treated for federal income tax purposes as having a discharge of a material amount of indebtedness (as discussed above). The Debtors' objective is to implement the Plan in a manner that will cause them to have disposed of substantially all of their assets on or prior to the earlier of these dates.

B.       CONSEQUENCES TO THE HOLDERS OF CERTAIN CLAIMS

         Pursuant to and in accordance with the implementation of the Plan, holders of Allowed Convenience Claims and Other Allowed Secured Claims will receive Cash in satisfaction of their Claims. Holders of Allowed Unsecured Claims (which includes the trade debt and the senior subordinated debt) will receive Cash and/or Class A Common Stock of New GP (including such holders' undivided interest in the assets transferred to the Liquidating Trust) in satisfaction of their Claims. The following discusses the potential federal income tax consequences to the holders of such Claims.

         1. CONSEQUENCES TO HOLDERS OF CONVENIENCE CLAIMS AND OTHER ALLOWED SECURED CLAIMS.

         Pursuant to the Plan, holders of Allowed Convenience Claims and Other Allowed Secured Claims will receive Cash in satisfaction and discharge of their Claims. Refer to Section

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B.2., "Consequences to Holders of Allowed Unsecured Claims" for information relevant to holders of Allowed Convenience Claims that elect to have such Claims treated as Allowed Unsecured Claims.

         In general, each holder of an Allowed Convenience Claim and Other Allowed Secured Claim will recognize gain or loss in an amount equal to the difference between (i) the amount of Cash received by such holder in satisfaction of its Claim (other than any Claim for accrued but unpaid interest) and (ii) the holders adjusted tax basis in its Claim (other than any Claim for accrued but unpaid interest). Refer to Section B.3., "Distributions in Discharge of Accrued But Unpaid Interest," for a discussion of the tax consequences of any Claims for accrued interest.

         Where gain or loss is recognized by a holder, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder and how long it has been held, whether the Claim was acquired at a market discount, and whether and to what extent the holder previously had claimed a bad debt deduction.

         A holder that purchased its Claim from a prior holder at a market discount may be subject to the market discount rules of the IRC. Under those rules, assuming that the holder has made no election to amortize the market discount into income on a current basis with respect to any market discount instrument, any gain recognized on the exchange of such Claim (subject to a de minimis rule) generally would be characterized as ordinary income to the extent of the accrued market discount on such Claim as of the date of the exchange.

         Each holder of an Allowed Convenience Claim and Other Allowed Secured Claim should consult its own tax advisor to determine the character of any gain or loss recognized by it in connection with the implementation of the Plan.

         2.       CONSEQUENCES TO HOLDERS OF ALLOWED UNSECURED CLAIMS.

                  a.       GAIN OR LOSS - GENERALLY.

         In general, holders of Allowed Unsecured Claims will recognize gain or loss in an amount equal to the difference between (i) such holder's "amount realized" in respect of its Claim, which is the amount of cash and the fair market value of any property received by the holder in satisfaction of its Claim (including, as discussed below, such holder's undivided interest in the assets transferred to the Liquidating Trust), and (ii) the holder's adjusted tax basis in its Claim (other than any Claim for accrued but unpaid interest). Refer to Section B.3., "Distributions in Discharge of Accrued But Unpaid Interest" for a discussion of the federal income tax consequences of any Claim for accrued interest.

         As discussed below, the Liquidating Trust has been structured with the intention of qualifying as a "grantor trust" for federal income tax purposes. Accordingly, the Debtors will treat each holder of an Allowed Unsecured Claim that receives an interest in the Liquidating Trust for federal income tax purposes as directly receiving, and as a direct owner of, its allocable percentage of the assets of the applicable trust. Refer to Section B.4., "Tax Treatment of the Liquidating Trust and Holders of Beneficial Interests." Pursuant to the Plan, a good faith

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

valuation of the assets of the Liquidating Trust will be made and the Debtors and Liquidating Trustee will use such valuation in filing any required reports or returns with the IRS. All holders of Allowed Unsecured Claims will be informed of such determination and are required by the Plan to use such valuation on tax returns and reports filed with the IRS.

         Any amount that such a holder receives as a distribution from the Liquidating Trust in respect of its beneficial interest in the Liquidating Trust should not be included, for federal income tax purposes, in such holder's amount realized in respect of its Claim, but should be separately treated as a distribution received in respect of such holder's beneficial (ownership) interest in the Liquidating Trust. Refer to Section B.4., "Tax Treatment of the Liquidating Trust and Holders of Beneficial Interests."

                  b.       GAIN OR LOSS - HOLDERS OF ALLOWED UNSECURED CLAIMS IN
                           TPHI.

         As previously discussed, certain holders of Allowed Unsecured Claims in TPHI will receive $100,000 related to the actual distribution of Cash from TPLP in satisfaction of their Claims. Such holders will recognize gain or loss in an amount equal to the difference between (i) the amount of Cash received, and (ii) the holder's adjusted tax basis in its Claim (other than any Claim for accrued but unpaid interest). Refer to Section B.3., "Distributions in Discharge of Accrued But Unpaid Interest" for a discussion of the federal income tax consequences of any Claim for accrued interest.

                  c.       GAIN OR LOSS - CHARACTER.

         Where gain or loss is recognized by a holder of an Allowed Unsecured Claim, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder and how long it has been held, whether the Claim was acquired at a market discount and whether and to what extent the holder had previously claimed a bad debt deduction. A holder of such a claim that purchased its Claim from a prior holder at a market discount may be subject to the market discount rules of the IRC. Under those rules, assuming that the holder has made no election to amortize the market discount into income on a current basis with respect to any market discount instrument, any gain recognized on the exchange of such Claim (subject to a de minimis rule) generally would be characterized as ordinary income to the extent of the accrued market discount on such Claim as of the date of the exchange. Holders of Allowed Unsecured Claims are urged to consult their tax advisors to determine the character of any gain or loss recognized in connection with the implementation of the Plan.

                  d.       PROPERTY RECEIVED - TAX BASIS.

         In general, a holder's tax basis in any property received (including the holder's undivided interest in the assets of the Liquidating Trust) will equal the fair market value of such property on the date of distribution. The holding period for such property generally will begin the day following the date of distribution.

                  e.       GAIN OR LOSS - IMPUTED INTEREST.

         If distributions are made to a holder of an Allowed Unsecured Claim subsequent to the Effective Date or on multiple dates, the imputed interest provisions of the IRC may apply to treat a portion of such distributions as interest for federal income tax purposes. Holders of such Claims are urged to consult their tax advisors regarding the possible application of these imputed interest rules.

                  f.       GAIN OR LOSS - EFFECT OF POTENTIAL FUTURE
                           DISTRIBUTIONS.

         The possibility that a holder of an Allowed Unsecured Claim will receive distributions after the Effective Date can have tax consequences to such holders. All distributions (whether or not received on the Effective Date) to a holder of an Allowed Unsecured Claim should be taxable to such holder in accordance with the principles discussed above in "Gain or Loss - Generally." As noted in "Gain or Loss - Imputed Interest" above, the imputed interest provisions of the IRC may apply to treat a portion of any subsequent distribution as imputed interest. It is possible that recognition of any loss realized by a holder of an Allowed Unsecured Claim may be deferred until such holder can no longer receive future distributions under the Plan from the Debtors.

         Each holder of a Claim is urged to consult its tax advisor regarding the recognition of gain or loss for tax purposes in respect of the implementation of the Plan.

         3.       DISTRIBUTIONS IN DISCHARGE OF ACCRUED BUT UNPAID INTEREST.

         In general, to the extent that any distribution to a holder of a Claim is received in satisfaction of accrued interest or amortized original issue discount ("OID") during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder's gross income). Conversely, a holder generally recognizes a deductible loss to the extent any accrued interest claimed or amortized OID was previously included in its gross income and is not paid in full. It is unclear whether a holder of a Claim with previously included OID that is not paid in full would be required to recognize a capital loss rather than an ordinary loss.

         Each holder of a Claim is urged to consult its tax advisor regarding the tax consequences related to the deductibility and character of accrued interest or amortized OID that is not paid in full in respect of the implementation of the Plan.

         4. TAX TREATMENT OF THE LIQUIDATING TRUST AND HOLDERS OF BENEFICIAL INTERESTS.

         As discussed above, holders of Allowed Unsecured Claims may receive interests in the Liquidating Trust in connection with the implementation of the Plan.

                  a.       CLASSIFICATION OF THE LIQUIDATING TRUST.

         The Liquidating Trust is intended to qualify as a "grantor trust" for federal income tax purposes. In general, a grantor trust is not a separate taxable entity. As such, assuming the trust is classified as a grantor trust the assets transferred to the trust will be deemed for federal income tax purposes to have been transferred by the Debtors to the appropriate holders of Allowed

Unsecured Claims pursuant to the Plan and such assets will be treated as owned at all times thereafter by such holders of Allowed Claims. The IRS, in Revenue Procedure 94-45, 1994-2 C.B. 684, provided the general criteria for obtaining an IRS ruling as to the grantor trust status of a liquidating trust under a chapter 11 bankruptcy plan. The Liquidating Trust has been structured with the intention of complying with such general criteria. Pursuant to the Plan, and in conformity with Revenue Procedure 94-45, all parties (including the Debtors, the Liquidating Trustee of the trust, and the appropriate holders of Allowed Unsecured Claims) are required to treat the trust as a grantor trust for tax purposes, of which the appropriate holders of Allowed Unsecured Claims are the owners and grantors. The following discussion assumes that the Liquidating Trust will be respected as a grantor trust for federal income tax purposes. No opinion of counsel has been requested concerning the tax status of the trust as a grantor trust. Consequently, there can be no assurance that the IRS will treat the trust as a grantor trust. If the IRS were to successfully challenge such classification, the federal income tax consequences to the trust, the holders of Allowed Unsecured Claims and the Debtors could vary from those discussed herein (including the potential for an entity level tax on any income of the trust).

                  b. GENERAL TAX REPORTING BY THE LIQUIDATING TRUST AND BENEFICIARIES.

         For federal income tax purposes, the Plan requires all parties to treat the transfer of assets by the Debtors to the Liquidating Trust as a transfer of such assets directly to the appropriate holders of Allowed Unsecured Claims, followed by the transfer of such assets by such holders of Allowed Unsecured Claims to the Liquidating Trust. Consistent therewith, the Plan requires all parties to treat the Liquidating Trust as a grantor trust of which such holders of Allowed Unsecured Claims are the owners and grantors. Thus, such holders of Allowed Unsecured Claims (and any subsequent transferees of interests in the Liquidating Trust) will be treated as the direct owners of a specified undivided interest in the assets of the Liquidating Trust for federal income tax purposes (which assets will have a tax basis equal to their fair market value on the date transferred to the Liquidating Trust). The Plan requires the Liquidating Trustee to determine the fair market value of the assets of the Liquidating Trust as of the date the assets are transferred to the trust and further requires all parties, including the beneficiaries of the Liquidating Trust, to consistently use such valuation in filing any required returns and reports with the IRS.

         Accordingly, the Plan requires each holder of an Allowed Unsecured Claim that is a beneficiary of the Liquidating Trust to report on its federal income tax return its allocable share of any income, gain, loss, deduction or credit recognized or incurred by the Liquidating Trust, in accordance with its relative beneficial interest. The character of items of income, deduction and credit to any beneficiary and the ability of such beneficiary to benefit from any deduction or losses will depend on the particular situation of such beneficiary.

         The federal income tax reporting obligation of a trust beneficiary is not dependent upon the Liquidating Trust distributing any cash or other proceeds. Therefore, a beneficiary may incur a federal income tax liability with respect to its allocable share of the income of the Liquidating Trust whether or not the trust has made any concurrent distribution to the beneficiary. In general, a distribution by a trust to an appropriate holder of an Allowed Unsecured Claim will not be taxable to such beneficiary since the beneficiaries are already regarded for federal income tax purposes as owning the underlying assets of the Liquidating Trust. Beneficiaries are urged to consult their tax advisors regarding the appropriate federal income tax treatment of distributions from the Liquidating Trust.

         The Liquidating Trustee will file with the IRS returns for the Liquidating Trust (treated as a grantor trust pursuant to Treasury Regulation
Section 1.671-4(a)) and will send to each applicable beneficiary of the Liquidating Trust a separate statement setting forth such beneficiary's share of items of income, gain, loss, deduction or credit and will instruct the beneficiary to report such items on its federal income tax return.

C.       INFORMATION REPORTING AND WITHHOLDING

         All distributions to holders of Allowed Claims under the Plan are subject to any applicable tax withholding, including employment tax withholding. Under federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to "backup withholding" at the then applicable withholding rate (currently 28%). Backup withholding generally applies if the holder (a) fails to furnish its social security number or other taxpayer identification number, (b) furnishes an incorrect taxpayer identification number, (c) fails properly to report interest or dividends, or
(d) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the tax identification number provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

         Recently effective Treasury Regulations generally require disclosure by a taxpayer on its federal income tax return of certain types of transactions in which the taxpayer participated on or after January 1, 2003, including, among other types of transactions, the following: (1) a transaction offered under "conditions of confidentiality"; (2) a transaction where the taxpayer was provided contractual protection for a refund of fees if the intended tax consequences of the transaction are not sustained; (3) certain transactions that result in the taxpayer claiming a loss in excess of specified thresholds; and
(4) a transaction in which the taxpayer's federal income tax treatment differs by more than a specified threshold in any tax year from its treatment for financial reporting purposes. These categories are very broad; however, there are numerous exceptions. Holders are urged to consult their tax advisors regarding these regulations and whether the transactions contemplated by the Plan would be subject to these regulations and require disclosure on the holders' tax returns.

         THE FOREGOING SUMMARY HAS BEEN PROVIDED FOR INFORMATIONAL PURPOSES ONLY. ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

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

                                     XXIII.
                                   CONCLUSION

         This Joint Disclosure Statement has attempted to provide information regarding the Debtors' estates and the potential benefits that might accrue to holders of Claims against and Interests in the Debtors under the Plan as proposed. The Plan is the result of extensive efforts by the Debtors, their advisors, and management to provide the creditors with a meaningful dividend. The Debtors believe that the Plan is feasible and will provide each holder of a Claim or Interest against the Debtors with an opportunity to receive greater benefits than those that would be received by termination of the Debtors' business and the liquidation of their assets, or by any alternative plan or sale of the business to a third party. The Debtors, therefore, hereby urge you to vote in favor of the Plan.

Dated: January 29, 2004

                                         TEXAS PETROCHEMICAL HOLDINGS, INC.
                                         Debtor and Debtor-In-Possession

                                            /s/ Carl S. Stutts
                                            ------------------------------------
                                         By: Carl S. Stutts
                                         President and CEO

                                         TPC HOLDING CORP.
                                         Debtor and Debtor-In-Possession

                                            /s/ Carl S. Stutts
                                            ------------------------------------
                                         By: Carl S. Stutts
                                         President and CEO

                                         TEXAS PETROCHEMICALS LP
                                         Debtor and Debtor-In-Possession

                                            /s/ Carl S. Stutts
                                            ------------------------------------
                                         By: Carl S. Stutts
                                         President and CEO of TPC Holding Corp.,
                                         General Partner of Texas
                                            Petrochemicals LP

                                         TEXAS BUTYLENE CHEMICAL CORPORATION
                                         Debtor and Debtor-In-Possession

                                            /s/ Carl S. Stutts
                                            ------------------------------------
                                         By: Carl S. Stutts
                                         Vice President

                                         PETROCHEMICALS PARTNERSHIP
                                         HOLDINGS, INC.
                                         Debtor and Debtor-In-Possession

                                            /s/ Brian K. Bourque
                                            ------------------------------------
                                         By: Brian K. Bourque
                                         Its: President and Treasurer

                                            /s/Mark W. Wege
                                         ---------------------------------------
                                         Henry J. Kaim
                                         Texas Bar No. 11075400
                                         Mark W. Wege
                                         Texas Bar No. 21074225
                                         Bracewell & Patterson, L.L.P.
                                         711 Louisiana, Suite 2900
                                         Houston, Texas 77002
                                         (713) 223-2900 Telephone
                                         COUNSEL TO THE DEBTORS AND THE
                                         DEBTORS-IN-POSSESSION